                                2,271,000 SHARES

                                     [LOGO]
                        DECRANE AIRCRAFT HOLDINGS, INC.
                                  COMMON STOCK
                                   ---------

    Of the 2,271,000 shares of Common Stock of DeCrane Aircraft Holdings, Inc. ("Common Stock") offered hereby (the "Offering"), 1,918,415 shares are being sold by the Company and 352,585 shares are being sold by Selling Stockholders. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The proceeds of this offering received by the Company will be used to repay indebtedness. Following this offering, affiliates and certain principal stockholders of the Company will beneficially own approximately 24.0% of the Common Stock.

    The Common Stock is quoted on the Nasdaq National Market under the symbol "DAHX." On March 31, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.75 per share.
                                 --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            PRICE            UNDERWRITING          PROCEEDS          PROCEEDS TO
                                              TO            DISCOUNTS AND             TO             THE SELLING
                                            PUBLIC          COMMISSIONS(1)        COMPANY(2)         STOCKHOLDERS
Per Share...........................        $17.00               $.89               $16.11              $16.11
Total(3)............................     $38,607,000          $2,021,190         $30,905,666          $5,680,144

(1) See "Underwriting" for indemnification arrangements.

(2) Before deducting estimated expenses of $750,000 payable by the Company.

(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 340,650 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and the aggregate Proceeds to Company and Proceeds to the Selling Stockholders will be $44,398,050, $2,324,369, $35,541,511 and $6,532,170, respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about April 7, 1998.

BT ALEX. BROWN

                  FURMAN SELZ

                                 SBC WARBURG DILLON READ INC.

                  THE DATE OF THIS PROSPECTUS IS APRIL 1, 1998

                [PHOTOGRAPH OF SILHOUETTE OF AN AIRPLANE FLYING]

                    [PHOTOGRAPH OF AN AIRPLANE FLIGHT DECK]

                                 [COMPANY LOGO]

                                       The Company is a manufacturer of avionics interconnect components and sub-systems, as well as a full systems integrator and provider of cabin management systems for the corporate jet market. Many of its products and services interface between the aircraft and its flight deck avionics systems, such as those pictured here.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE COMMON STOCK OFFERING AND PURCHASE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M OF THE SECURITIES AND EXCHANGE COMMISSION. SEE "UNDERWRITING."

[PHOTOGRAPH OF CONTACTS]
[PHOTOGRAPH OF BINS OF CONTACTS]

A variety of contacts manufactured by the Company conduct electronic signals or electricity within an aircraft and must be precision machined to conform to strict design tolerances.

[PHOTOGRAPH OF HARNESS ASSEMBLIES]

The Company's multi-product presence in the in-flight entertainment market is depicted above in an aircraft purser's station. This station utilizes the Company's harnesses, contacts and connectors.

[PHOTOGRAPH OF CONNECTORS]

The Company's line of specialty connectors as shown below are targeted for select niche markets, particularly in-flight entertainment and the interface between avionics control units and aircraft. Many of these connectors utilize the Company's contacts.

[PHOTOGRAPH OF INSTALLATION KITS]

The Company manufactures avionics support structures which are used to connect the avionics control units to the aircraft. These support structures, as shown at right, when combined with the Company's harness, contact and connector products, are the foundation of the installation kits assembled by the Company.

[PHOTOGRAPH OF MAN AT A CAD STATION]

The Company's engineering capability is a vital component of the Company's systems integration services. Depicted to the left is an engineer designing the interface on the new smoke detection and fire suppression system (for Kidde Safety for use on Northwest Airlines) on a state-of-the-art Pro E CAD station.

[PHOTOGRAPH OF MAN INSTALLING A
SYSTEM ONTO AN AIRCRAFT]

Pictured to the left is the installation of a video on demand system in a SwissAir MD-11 widebody aircraft. As a full systems integrator and a certified FAA repair station, the Company performs complex installations on air transport aircraft.

[PHOTOGRAPH OF AUDIO
INTERNATIONAL PRODUCTS]

The Company provides total cabin management products and services to the corporate jet market, including integrated switch panels, audio systems and video systems, as depicted to the right.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" MEAN DECRANE AIRCRAFT HOLDINGS, INC., A DELAWARE CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES, AND WITH RESPECT TO AVIATION REGULATORY ISSUES, ONE OR MORE, BUT NOT NECESSARILY ALL, OF THESE ENTITIES. UNLESS OTHERWISE INDICATED, THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS HAVE NOT EXERCISED THEIR OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    The Company manufactures avionics components and provides avionics systems integration services in certain niche markets of the commercial and high-end corporate jet aircraft industries. The Company believes it is the largest and leading provider of components within the niche markets it serves. The Company utilizes its strong market positions to compete more effectively, as well as to capitalize on the expected growth and consolidating trends in the aerospace industry. Since its formation in 1989, the Company has completed nine acquisitions of businesses or assets, the most recent of which, Audio International Inc. ("Audio"), was completed in November 1997. The Company targets for acquisition those aircraft component manufacturers and systems integration providers that are complementary to its existing businesses and have a leading market share in their respective niche markets. The Company believes that the fragmented nature of the market for aircraft components and systems integration services will provide it with additional opportunities to exploit industry consolidation trends. The Company's revenues have grown at a 47.4% compounded annual rate from 1995, the year of the most recent low in commercial aircraft production, through 1997, pro forma for the acquisition of Audio.

    The Company seeks to maximize its sales by emphasizing the complementary nature of its products and services. Components manufactured by the Company include: (i) contacts (the Company believes it is the largest supplier of bulk contacts to the commercial aircraft original equipment manufacturers ("OEMs"));
(ii) connectors (which often utilize the contacts manufactured by the Company);
(iii) harness assemblies (which often utilize the connectors manufactured by the Company); and (iv) avionics support structures (which often are packaged with the Company's connectors and harness assemblies in installation kits). The Company also manufactures dichroic liquid crystal display ("LCD") devices, which are used with flight deck avionics, and believes it is the largest supplier of such devices to the commercial aircraft OEMs. In addition, the Company provides stereo systems, video monitors and passenger switch and cabin lighting and climate controls for the high-end corporate jet market. The systems integration services provided by the Company include design and engineering, supplemental type certifications on behalf of the Federal Aviation Administration ("FAA"), manufacture of installation kits and systems installation. The Company manufactures many of the components required to complete a systems integration project, which it believes provides it a critical competitive advantage.

    The Company's principal strategy is to establish and expand leading positions in high-margin, niche markets within the commercial aircraft and high-end corporate jet industries, with a focus on the manufacture of avionics components and the integration of avionics systems. The Company seeks to achieve these leading positions while maintaining a balance of revenues among the OEM market, the retrofit market and the aftermarket. The Company believes that such a strategy will position it for growth over an entire aircraft industry economic cycle. Additionally, the Company believes that its position as a primary supplier of products and services to manufacturers of cabin avionics systems and flight deck avionics systems provides the Company with opportunities for growth independent of the aircraft OEM market, because such systems typically are installed on a retrofit basis by purchasers and operators of aircraft and not by aircraft OEMs. The Company also believes that demand for cabin avionics systems and flight deck avionics systems is increasing, primarily as a result of: (i) a desire by airlines for additional revenue-producing services; (ii) longer flights combined with a demand by airline passengers for more sophisticated forms of in-flight services; and (iii) the advent of new technologies and FAA mandates related to aircraft safety and navigation.

    According to the 1997 CURRENT MARKET OUTLOOK (the "Boeing Report") published by the Commercial Airplane Group of the Boeing Company ("Boeing"), expenditures for new commercial jet aircraft production are expected to total approximately $490 billion for the period from 1996 through 2006. Due to the high level of fragmentation within certain segments of the aircraft industry and efforts by OEMs to minimize purchasing costs, manufacturers of components and providers of aircraft retrofit, overhaul and repair services have been undergoing consolidation.

    The Company believes that there are a number of significant trends affecting the demand for its products and services. These trends include the continuing increase in new aircraft production, the increase in demand for cabin and flight deck avionics systems and the increase in airlines' purchase of products and services provided by third parties. According to OEM aircraft delivery schedules revised in January 1998, combined annual deliveries from Boeing (including the former McDonnell Douglas) and Airbus Industrie ("Airbus") are projected to increase from 397 aircraft in 1996 and 557 in 1997 to an estimated 785 in 1998. Airlines have increased purchases of certain components from third parties and have outsourced certain repair, overhaul and retrofit functions, creating increased demand for low-cost, high-quality component manufacturers and systems integrators.

    In November 1997, the Company began serving the high-end corporate jet market with its acquisition of Audio, which the Company believes is the nation's largest and leading independent provider of premium, customized aircraft entertainment and cabin management products and systems for corporate jets. According to the ALLIEDSIGNAL ANNUAL BUSINESS AVIATION OUTLOOK, 2,300 new corporate jet aircraft are expected to be delivered from 1997 through 2001, a 61% increase over the previous five-year period. The Company believes that the increase in new corporate jet production is being driven by numerous factors, including: (i) the introduction of new, larger and more efficient aircraft; (ii) the growing popularity of fractional aircraft ownership; (iii) the minimal availability of used aircraft; (iv) the need for long range flights to expanding international markets; and (v) the increased demand for more expedient travel.

    The Company believes that it is well-positioned to take advantage of the current trends and expected growth in the commercial and high-end corporate jet aircraft industry as the result of the following strengths: (i) leading positions in niche markets; (ii) a record of successful acquisitions; (iii) alignment with leading avionics and aircraft OEMs and suppliers; (iv) low-cost, high-quality operations; (v) engineering and related technical capacity including industry and regulatory certifications; and (vi) management depth and experience.

GROWTH STRATEGY

    The Company intends to grow its aerospace businesses through the following initiatives:

    COMPLETE ADDITIONAL STRATEGIC ACQUISITIONS. The Company seeks to leverage its core competencies in existing and additional markets, and add new expertise in the avionics and systems integration fields, by identifying and pursuing complementary acquisitions that offer strategic value, such as economies of scale, product line extensions, new customer relationships or increased manufacturing capacity. While there can be no assurance that the Company will complete additional acquisitions, the Company believes that the fragmented nature of the market for aircraft components and systems integration services will provide the Company with additional opportunities to exploit industry consolidation trends. See "Risk Factors--Risks Associated with Acquisitions."

    CAPITALIZE ON GROWTH IN AIRCRAFT PRODUCTION AND INCREASED DEMAND FOR CABIN AVIONICS. The Company believes its strong market positions and alignment with many of the leading commercial aircraft industry participants will enable it to capitalize on the projected increases in the production of commercial and high-end corporate aircraft. For example, the Company believes that each model of aircraft currently produced by Boeing (including McDonnell Douglas) and Airbus includes components manufactured by the Company. The Company also believes that its products are on each model of high-end corporate jet aircraft sold today. The Company works closely with OEMs and modification centers to meet their delivery and scheduling requirements, and in some cases, to provide total, turnkey solutions to new aircraft.

    EXPAND AND DIVERSIFY SYSTEMS INTEGRATION SERVICES. Historically, the Company's systems integration services have been concentrated in the in-flight passenger telecommunications market. In 1995, the Company commenced an effort to diversify the types of systems which it retrofits onto aircraft by expanding its expertise and sales efforts to include navigation and satellite communication, safety, and in-flight entertainment systems. As of December 31, 1997, the Company had contracted to provide systems integration services for global positioning systems ("GPS"), smoke detection/fire suppression safety systems and in-flight entertainment systems. In the Company's area of systems integration, it believes that it is one of the few companies which has in-house capabilities in each of the four elements of systems integration (design and engineering, certification, installation kit manufacturing and system installation).

    CAPITALIZE ON COMPLEMENTARY PRODUCTS AND SERVICES. The majority of the Company's products and services are utilized to provide an interface between an aircraft and its avionics systems. Over the past several years, the Company increasingly has combined certain of the components which it manufactures in order to create higher value-added products, and develop further market opportunities through cross-selling and vertical integration of its products. By emphasizing the complementary nature of its products and services, the Company seeks to maximize penetration with existing customers and compete more effectively for new customers.

                                    * * * *

    The Company's corporate office is located at 2361 Rosecrans Avenue, Suite 180, El Segundo, California 90245. The Company's telephone number is (310) 725-9123.

                                  THE OFFERING

Common Stock Offered by the Company...........................  1,918,415 shares(1)
Common Stock Offered by the Selling Stockholders..............  352,585 shares(1)
                                                                ----------------------------
    Total Common Stock Offered................................  2,271,000 shares(1)

Common Stock to be Outstanding after the Offering.............  7,236,978 shares(1)(2)

Use of Proceeds...............................................  To repay certain indebtedness. See "Use of
                                                                Proceeds."

Nasdaq National Market Symbol.................................  DAHX

------------------------

(1) Does not include up to 340,650 shares which may be sold by the Company and the Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Principal and Selling Stockholders" and "Underwriting."

(2) Does not include: 527,156 shares of Common Stock reserved for issuance pursuant to the Company's Amended and Restated 1993 Share Incentive Plan (the "Share Incentive Plan"). See "Management--Executive Compensation--Share Incentive Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------
                                                                                       1995       1996(1)     1997(2)
                                                                                     ---------  -----------  ---------
                                                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                   DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................................................  $  55,839   $  65,099   $ 108,903
Gross Profit.......................................................................     12,376      15,707      28,656
Operating income...................................................................      1,835       4,251      11,995
Income (loss) before extraordinary item............................................     (3,446)       (817)      5,254
Net income (loss)..................................................................     (3,446)       (817)      3,176
Net income (loss) applicable to common stockholders................................     (3,307)     (6,357)        531
Income (loss) per common share
  Basic
    Income (loss) before extraordinary item........................................  $  (38.45)  $  (73.92)  $     .69
    Extraordinary loss (3).........................................................         --          --        (.55)
                                                                                     ---------  -----------  ---------
    Net income (loss)..............................................................  $  (38.45)  $  (73.92)  $     .14
                                                                                     ---------  -----------  ---------
                                                                                     ---------  -----------  ---------
  Diluted
    Income (loss) before extraordinary item........................................  $  (38.45)  $  (73.92)  $     .62
    Extraordinary loss (3).........................................................         --          --        (.42)
                                                                                     ---------  -----------  ---------
    Net income (loss)..............................................................  $  (38.45)  $  (73.92)  $     .20
                                                                                     ---------  -----------  ---------
                                                                                     ---------  -----------  ---------
  Pro forma income, before extraordinary item (4)
    Basic..................................................................................................  $    1.16
    Diluted................................................................................................  $    1.10

OTHER FINANCIAL DATA:
Depreciation and amortization......................................................  $   4,542   $   4,343   $   5,372
Bookings (5).......................................................................     50,785      81,914     112,082
Backlog at end of period (6).......................................................     19,761      44,433      49,005

                                                                                             DECEMBER 31, 1997
                                                                                         --------------------------
                                                                                          ACTUAL    AS ADJUSTED(7)
                                                                                         ---------  ---------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................................................................  $  24,772     $  24,772
Total assets...........................................................................     99,137        99,137
Total debt.............................................................................     38,838         8,682
Stockholders' equity...................................................................     39,527        69,683

------------------------------

(1) Includes the effect of the acquisition of the remaining 25% minority interest in Cory Components, Inc. beginning February 20, 1996, the date on which the transaction occurred, and the results of Aerospace Display Systems, Inc. ("ADS") and Elsinore beginning September 18, 1996 and December 5, 1996, respectively, the dates on which they were acquired.

(2) Includes the effect of the Audio acquisition beginning November 14, 1997, the date on which it was acquired.

(3) Represents the write off of deferred financing costs, unamortized original issue discounts, a prepayment penalty and other related expenses incurred as a result of the repayment of debt by the Company with the net proceeds from its initial public offering on April 16, 1997.

(4) Pro forma for the 1997 recapitalization and initial public offering of the Company and the application of the net proceeds therefrom. See "Unaudited Pro Forma Consolidated Financial Data."

(5) Bookings represent the total invoice value of purchase orders received during the period. See "Business--Backlog."

(6) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. See "Business--Backlog."

(7) Reflects the sale by the Company of 1,918,415 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

COMMERCIAL AIRCRAFT INDUSTRY RISKS

    Among the Company's principal customers are the world's commercial aircraft and avionics OEMs. The principal market for such OEMs is the commercial airline industry, which is cyclical and has been adversely affected by a number of factors, including, but not limited to, increased fuel and labor costs and intense price competition. The commercial airline industry may be adversely affected by increased regulatory scrutiny in the wake of several major airline disasters and threats of terrorism. Several domestic and foreign commercial airlines have encountered significant financial difficulties, resulting in certain of such airlines ceasing to conduct business or seeking protection from creditors. These financial difficulties, as well as certain other factors, caused new commercial aircraft deliveries to decline from a peak of approximately 767 aircraft in 1991 to approximately 380 aircraft in 1995 according to AEROSPACE AND AIRTRANSPORT CURRENT ANALYSIS published by Standard and Poor's Industry Surveys (the "S&P Report"). Another industry downturn could adversely affect the Company's business. See "Business-- Industry Overview and Trends."

HIGH-END CORPORATE JET AIRCRAFT INDUSTRY RISKS

    Among the Company's customers are the world's high-end corporate jet aircraft OEMs. The principal markets for such OEMs are large corporations and wealthy individuals. The corporate jet market is cyclical and has been adversely affected by a number of factors, including, but not limited to, the general state of the U.S. economy, corporate profits, interest rates and commercial airline fares. An industry downturn could adversely affect the Company's business.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES AND DEFAULTS

    In 1997, the Company reported its first net profit since its inception. Contributing to the profit was the repayment of a significant portion of its outstanding indebtedness with the net proceeds of the Company's initial public offering ("IPO") of Common Stock completed on April 16, 1997. Prior to the IPO, the Company operated with substantial leverage and debt service requirements since its inception. As a result, the Company experienced net losses in each year from 1990 through 1996, despite positive operating income. In addition, until 1996 the Company at times was not in compliance with certain financial covenants contained in its debt agreements. In each case such non-compliance was waived by the lenders. Since March 1996, the Company has been in compliance with all financial covenants contained in its debt agreements. There can be no assurance as to the future profitability of the Company nor can there be assurance that the Company will remain in compliance with the covenants contained in its debt agreements. The Company's senior revolving line of credit (the "Credit Facility") is guaranteed by each of the Company's subsidiaries and is secured by substantially all the assets of the Company and its subsidiaries. In the event that the Company is unable to remain in compliance with the covenants contained in its debt agreements, the lenders could declare all amounts owed under such debt agreements to be immediately due and payable, which could have a material adverse effect on the Company. See "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

FLUCTUATIONS IN QUARTERLY AND YEARLY RESULTS

    The Company's business is subject to quarterly and yearly fluctuations. Specifically, the magnitude of certain systems integration programs relative to the Company's overall business has the potential to expose the Company's results of operations to fluctuations in quarterly and yearly results. In addition, irregular timing of awards or cancellations of systems integration contracts, as well as development and technology delays by OEMs or their suppliers, could further exacerbate such fluctuations in quarterly and yearly operations. If such events occur, the results of operations of the Company may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

    The Company's two largest customers for the fiscal year ended December 31, 1997, were Boeing and Matsushita Avionics Systems ("Matsushita"), which accounted for approximately 19.0% and 11.2%, respectively, of the Company's consolidated revenues. For the year ended December 31, 1997, revenues from Boeing would have been 20.9% had its acquisition of McDonnell Douglas been consummated on January 1, 1997. In addition, a significant portion of the Company's sales of components are sold to Boeing indirectly through sales to suppliers of Boeing. Most of the Company's sales to Boeing are pursuant to contracts which may be terminated by Boeing at any time. In addition, under certain circumstances, Boeing may enforce alternative economic terms pursuant to such contracts in which case the contracts could become less commercially favorable to the Company or the Company may elect to terminate the applicable portion of such contracts. There can be no assurance that Boeing will not terminate any of its contracts with the Company. The five year contract under which the Company supplies a substantial majority of the bulk contact requirements for Boeing ends in September 1998. There can be no assurances that the Company will be awarded the subsequent contract by Boeing for its bulk contact requirements. During October 1997, Boeing announced that parts shortages caused by its supplier network and production chain disrupted its production schedules and adversely affected its production and delivery rates. Boeing shut down its 737 and 747 production lines for approximately a month and did not resume normal production rates until late November 1997. There can be no assurances that Boeing will not suffer further production schedule disruptions. The Company generally sells components and services to Matsushita pursuant to purchase orders, but does not have any supply contracts with Matsushita.

    The loss of any one or more of the Company's key customers could have a material adverse effect on the Company. See "Business--Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION

    The FAA prescribes standards and licensing requirements for aircraft components, licenses private repair stations and issues Designated Alteration Station ("DAS") approvals, which give the holder the right to certify certain aircraft design modifications on behalf of the FAA. The ability of the Company to arrange for rapid government certification of its systems integration services is important to the Company's business and depends on its continuing access to or use of private repair stations, DASs, and FAA-designated and FAA-certified engineering professionals. There can be no assurance that: (i) the Company will continue to have adequate access to such stations and professionals; or (ii) the current public and congressional scrutiny of the FAA's inspection philosophy and mechanisms will not result in changes to the standards for the use of such private repair stations or DASs, or their elimination, either of which could have a material adverse effect on the Company. The FAA curtailed the Company's use of a DAS for new projects for several months during 1997 until one of its facilities was brought into compliance with the FAA's regulations governing FAA-certified repair stations. See "Business--Industry Regulation and Approvals." In addition, although the Company believes that it possesses all required domestic and foreign governmental licenses and certificates, including without limitation Parts Manufacturer Approvals ("PMAs") and Supplemental Type Certificates ("STCs"), any delay in obtaining or failure to obtain a required license or certificate, or the revocation or limitation of such licenses or certificates, could have a material adverse effect on the Company's operations. See "Business--Industry Regulation and Approvals."

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in the Company's debt agreements. In addition, growth by acquisition involves risks that could adversely affect the Company's results of operations, including difficulties in integrating the operations and personnel of acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of acquired companies. In the past, acquisitions by the Company have resulted in increased indebtedness and interest expense which caused the Company to incur net losses in each year since its inception, until 1997, despite positive operating income. There can be no assurance that the Company will be able to identify suitable acquisition candidates, obtain the capital necessary to pursue its acquisition strategy, consummate acquisitions on satisfactory terms or, if any acquisitions are consummated, satisfactorily integrate such acquired businesses into the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--General" and "Business--Growth Strategy."

COMPETITION

    The Company operates in a highly competitive industry and competes against a number of companies, some of which have significantly greater financial, technological and marketing resources than the Company. The Company believes that its ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs. There can be no assurance that the Company will be able to compete successfully with respect to these or other factors. See "Business--Competition."

ASIAN FINANCIAL MARKETS

    The Asian markets are important markets for commercial aircraft and avionics OEMs. There can be no assurance that the current crisis in the Asian financial markets will not result in cancellation of orders for new aircraft or deferral of deliveries, and negatively impact the OEMs, which could have a material adverse effect on the Company.

GOLD AND COPPER

    A significant portion of the cost of the materials used in the contacts manufactured by the Company is comprised of the cost of gold, and to a lesser extent, the cost of copper. Accordingly, a significant increase in the price of gold or copper could have a material adverse effect on the Company's results of operations. The Company has not purchased commodities contracts for gold or copper and does not anticipate doing so in the future. See "Business--Raw Materials and Component Parts."

FOREIGN CURRENCY

    The Company has a manufacturing facility in Switzerland and incurs in Swiss Francs a significant percentage of the cost of the contacts it manufactures in Switzerland. Therefore the Company's financial results are subject to fluctuations of the Swiss Franc in relation to the U.S. Dollar. From 1996 through 1998, solely in an effort to mitigate the effects of currency fluctuations, the Company has entered into forward exchange contracts to purchase Swiss Francs and it expects to engage in such hedging transactions in the future. However, there can be no assurance that such transactions will prevent currency fluctuations from adversely affecting the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

SUPPLY OF QUALIFIED ENGINEERING PERSONNEL

    The Company's ability to attract and retain a high-quality engineering staff is important to its business. Competition for qualified avionics engineers is intense. There can be no assurance that the Company will be able to retain its existing engineering staff or fill new positions or vacancies created by expansion or turnover. See "Business--Products and Services" and "Business--Employees."

CONTROL OF COMPANY BY PRINCIPAL STOCKHOLDERS

    Following the completion of the Offering, Nassau Capital Partners, L.P. and NAS Partners I L.L.C. (collectively, "Nassau") and Brantley Venture Partners II, L.P. ("Brantley") will beneficially own 12.1% and 6.8%, respectively, of the issued and outstanding Common Stock. See "Principal and Selling Stockholders." Nassau, Brantley and DSV, among others, are parties to a shareholders agreement with the Company which requires the Company to include on the Company's slate of nominees for director a person designated by each of Nassau, Brantley and DSV, for so long as each such stockholder owns at least 5% of the Common Stock. See "Certain Transactions--Shareholders Agreement." The terms of the present Board members nominated by Nassau, Brantley and DSV do not expire until 2000, 1999 and 1999, respectively, notwithstanding any decreases to such beneficial owners' ownership of Common Stock. See "Management--Executive Officers and Directors."

EXCESS LOSS RISKS

    The Company currently has in force aviation products insurance. However, there can be no assurance that the Company's existing insurance coverage will be adequate to cover future claims that may arise or that such coverage can be renewed at commercially reasonable rates.

ENVIRONMENTAL RISKS; ENVIRONMENTAL REGULATION

    The Company's business operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations. In addition, certain environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and similar state laws impose strict, retroactive and joint and several liability upon persons responsible for releases or potential releases of hazardous substances. The Company has sent waste to treatment, storage or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. The Company has received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency ("EPA") as to the Company's use of certain such sites. It is possible, given the retroactive nature of CERCLA liability, that the Company will, from time to time, receive additional notices of potential liability relating to current or former activities. There can be no assurance that the Company will not incur significant costs for prior waste disposal by the Company or its predecessors. In addition, some of the Company's operations are located on properties which are contaminated to varying degrees. There can be no assurance that the Company will not incur significant costs in the future to address contamination.

    There can be no assurance that the Company will not incur significant costs in the future due to current or former operations and waste disposal practices or changing environmental compliance requirements. See "Business--Environmental Matters" and "Business--Legal Proceedings."

DISRUPTIONS AT THE COMPANY'S FACILITIES

    A significant portion of the Company's manufacturing and administrative operations are currently located in the greater Los Angeles, California area, an area that may be subject to earthquakes or other natural disasters. An earthquake or other natural disaster could have a material adverse effect on the Company's business and operating results. See "Business--Facilities."

YEAR 2000 COMPLIANT

    Due to numerous acquisitions made over the past several years, the Company operates several stand-alone systems using different, and in some cases internally customized, software purchased prior to the Company's acquisition of the relevant operating units. The Company concluded that essentially all existing software should be upgraded to newer, off-the-shelf, integrated manufacturing and business application software. In 1997, the Company commenced the implementation of this strategy. One of the criteria to be used in selecting the software is that it be Year 2000 compliant. Failure to complete the migration to such software by the Year 2000 could have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market after the Offering, or the expectation that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities. Of the 7,236,978 shares of Common Stock to be outstanding after the Offering, 5,068,423 shares will be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company (as defined in the Securities Act of 1933, as amended (the "Securities Act")). All of the remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. After expiration of the 90-day lock-up period following the Offering, pursuant to agreements with the Underwriters: (i) all restricted securities will be available for resale pursuant to the limitations of Rule 144; and (ii) the Company, pursuant to its certificate of incorporation (the "Certificate"), may authorize the issuance of additional shares of Common Stock and shares of one or more series of voting preferred stock. The issuance of additional shares of capital stock could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering. In addition, following the expiration of the 90-day lock-up period, certain stockholders have the right, pursuant to the terms and conditions of a registration rights agreement (the "Registration Rights Agreement"), to require the Company to: (i) effect (in the aggregate) up to four registrations under the Securities Act covering all or any portion of the unregistered shares of Common Stock held by such stockholders, provided that if the Company effects a registration at the request of a stockholder, no further demand may be made for a period of at least nine months; and (ii) include all or any portion of such stockholders' shares of Common Stock in any proposed registration by the Company of shares of Common Stock (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein). See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

    The Board of Directors has the authority to issue up to 10,000,000 additional shares of Preferred Stock (the "Undesignated Preferred Stock") and to determine the terms and number of shares constituting any wholly unissued series of Undesignated Preferred Stock. The Board, without further approval of the holders of Common Stock, may issue shares of Undesignated Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Undesignated Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate actions. In addition, certain provisions of the Certificate and the Company's bylaws (the "Bylaws") and of Delaware law could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock--Preferred Stock" and

"Description of Capital Stock--Certain Certificate and Bylaw Provisions and Delaware General Corporation Law Section 203."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 1,918,415 shares of Common Stock being offered hereby by the Company are estimated to be $30.2 million after deducting underwriting discounts and commissions and estimated expenses of the Offering. The Company plans to use such net proceeds to repay amounts due under the Company's Credit Facility. The Company will not receive any of the proceeds from shares sold by the Selling Stockholders.

    Pending the use of the net proceeds for the purposes described above, the Company will invest such net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance operations and the expansion of its business. Any future determination to pay cash dividends will be made at the discretion of the Company's board of directors (the "Board") and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the Board deems relevant. Further, the Company's Credit Facility prohibits payment of dividends, and the Company expects that any future debt arrangements may also include such a prohibition.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "DAHX." As of March 31, 1998, the last reported sales price of the Common Stock on Nasdaq was $17.75 per share. The following table shows, for the periods indicated, the range of high and low sale prices per share for the Common Stock as reported on Nasdaq:

                                                                                                      HIGH         LOW
                                                                                                      -----     ---------
FISCAL 1997
  Second Quarter (from 4/16/97)..................................................................   $      147/8 $       93/4
  Third Quarter..................................................................................          191/4        145/8
  Fourth Quarter.................................................................................          21          151/4

FISCAL 1998
  First Quarter (through 3/31/98)................................................................   $      19   $      157/8

    As of March 6, 1998, there were 5,318,563 shares of Common Stock outstanding, which were held by 29 shareholders of record.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1997: (i) the consolidated capitalization of the Company; and (ii) the consolidated capitalization of the Company as adjusted for the sale by the Company of 1,918,415 shares of Common Stock offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock--The Recapitalization" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                                           ACTUAL    AS ADJUSTED
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS,
                                                                                            EXCEPT SHARE DATA)
Long-term debt (including current portion).............................................  $   38,270   $    8,114
                                                                                         ----------  ------------

Stockholders' equity:
  Common Stock, $.01 par value, 9,924,950 shares authorized; 5,318,563 shares issued
    and outstanding, 7,236,978 shares as Adjusted......................................          53           72
  Preferred Stock (undesignated), 10,000,000 shares authorized; no shares issued and
    outstanding........................................................................      --           --
  Additional paid-in capital...........................................................      51,057       81,194
  Accumulated deficit..................................................................     (11,444)     (11,444)
  Foreign currency translation adjustment..............................................        (139)        (139)
                                                                                         ----------  ------------
    Total stockholders' equity.........................................................      39,527       69,683
                                                                                         ----------  ------------
Total capitalization(1)................................................................  $   77,797   $   77,797
                                                                                         ----------  ------------
                                                                                         ----------  ------------

------------------------

(1) Total capitalization consists of long-term debt and stockholders' equity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated statement of operations and balance sheet data for the Company as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's audited consolidated financial statements. All of the information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------
                                                                   1993       1994       1995       1996(1)     1997(2)
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................  $  48,197  $  47,092  $  55,839   $  65,099   $ 108,903
Cost of sales..................................................     36,258     36,407     43,463      49,392      80,247
                                                                 ---------  ---------  ---------  -----------  ---------
Gross profit...................................................     11,939     10,685     12,376      15,707      28,656
Selling, general and administrative expenses...................      7,953      7,716      9,426      10,747      15,756
Amortization of intangible assets..............................      1,210      1,209      1,115         709         905
                                                                 ---------  ---------  ---------  -----------  ---------
Operating income...............................................      2,776      1,760      1,835       4,251      11,995
Interest expense...............................................      2,940      3,244      3,821       4,248       3,154
Other (income) expense, net....................................       (148)       332        382         108         243
                                                                 ---------  ---------  ---------  -----------  ---------
Income (loss) before provision for income taxes, cumulative
  effect of accounting change and extraordinary item...........        (16)    (1,816)    (2,368)       (105)      8,598
Provision for income taxes (3).................................       (620)      (613)    (1,078)       (712)     (3,344)
                                                                 ---------  ---------  ---------  -----------  ---------
Income (loss) before cumulative effect of accounting change and
  extraordinary item...........................................       (636)    (2,429)    (3,446)       (817)      5,254
Cumulative effect of accounting change (4).....................       (121)    --         --          --          --
Extraordinary loss from debt refinancing (5)...................     --           (264)    --          --          (2,078)
                                                                 ---------  ---------  ---------  -----------  ---------
Net income (loss)..............................................  $    (757) $  (2,693) $  (3,446)  $    (817)  $   3,176
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------
Net income (loss) applicable to common stockholders............  $    (972) $  (2,891) $  (3,307)  $  (6,357)  $     531
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------
Income (loss) per common share
  Basic
    Income (loss) before accounting change and
      extraordinary item.......................................  $  (10.25) $  (31.27) $  (38.45)  $  (73.92)  $     .69
    Cumulative effect of accounting change (4).................      (1.46)    --         --          --          --
    Extraordinary loss (5).....................................     --          (3.15)    --          --            (.55)
                                                                 ---------  ---------  ---------  -----------  ---------
    Net income (loss)..........................................  $  (11.71) $  (34.42) $  (38.45)  $  (73.92)  $     .14
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------
  Diluted
    Income (loss) before accounting change and
      extraordinary item.......................................  $  (10.25) $  (31.27) $  (38.45)  $  (73.92)  $     .62
    Cumulative effect of accounting change (4).................      (1.46)    --         --          --          --
    Extraordinary loss (5).....................................     --          (3.15)    --          --            (.42)
                                                                 ---------  ---------  ---------  -----------  ---------
    Net income (loss)..........................................  $  (11.71) $  (34.42) $  (38.45)  $  (73.92)  $     .20
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                 ---------  ---------  ---------  -----------  ---------
  Pro forma before extraordinary item (6)
    Basic....................................................................................................  $    1.16
    Diluted..................................................................................................       1.10

OTHER FINANCIAL DATA:
Depreciation and amortization..................................  $   3,553  $   3,868  $   4,542   $   4,343   $   5,372
Bookings (7)...................................................     46,830     47,896     50,785      81,914     112,082
Backlog at end of period (8)...................................     23,933     24,493     19,761      44,433      49,005


                                                                                      DECEMBER 31,
                                                                 -------------------------------------------------------
                                                                   1993       1994       1995        1996        1997
                                                                 ---------  ---------  ---------  -----------  ---------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital................................................  $    (637) $  11,459  $  12,583   $  10,486   $  24,772
Total assets...................................................     34,653     37,685     36,329      69,266      99,137
Total debt.....................................................     19,653     23,874     24,672      42,250      38,838
Mandatorily redeemable preferred stock and common stock
  warrants.....................................................      5,818      2,329      1,633       6,879      --
Stockholders' equity (deficit).................................     (2,618)       766     (1,697)      1,236      39,527

      See accompanying notes to the Selected Consolidated Financial Data.

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) Includes the effect of the acquisition of the remaining 25% minority interest in Cory Components, Inc. beginning February 20, 1996, the date on which the transaction occurred, and the results of ADS and Elsinore beginning September 18, 1996 and December 5, 1996, respectively, the dates on which they were acquired.

(2) Includes the effect of the acquisition of Audio beginning November 14, 1997, the date on which it was acquired.

(3) Prior to the acquisition of the remaining 25% minority interest in Cory Components, Inc. in 1996, the Company did not consolidate the earnings of Cory Components, Inc. for tax purposes. As such, despite a consolidated pre-tax loss in each of the years, the Company recorded a provision for income taxes from 1993 up to the date of the acquisition of the remaining 25% minority interest in 1996 which primarily relates to Cory Components, Inc.

(4) Represents the adoption, as of January 1, 1993, of SFAS 109, "Accounting for Income Taxes."

(5) Represents: (i) the write-off of unamortized deferred financing costs, unamortized original issue discounts and a prepayment penalty incurred as result of the refinancing by the Company of a substantial portion of its debt in November 1994; and (ii) the write off, net of an income tax benefit, of deferred financing costs, unamortized original issue discounts, a prepayment penalty and other related expenses incurred as a result of the repayment of debt by the Company with the proceeds from its IPO in 1997.

(6) Pro forma for the Recapitalization, IPO and the application of the net proceeds therefrom. See "Unaudited Pro Forma Consolidated Financial Data."

(7) Bookings represent the total invoice value of purchase orders received during the period. See "Business--Backlog."

(8) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. See "Business--Backlog."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following Unaudited Pro Forma Consolidated Financial Data presents the results of operations of the Company as if the following transactions had occurred on January 1, 1997: (i) the 1997 recapitalization of the Company (the "Recapitalization")(see "Description of Capital Stock--the Recapitalization"), the IPO, and the application of the net proceeds therefrom; (ii) the acquisition of Audio; and (iii) the sale by the Company of 1,918,415 shares of Common Stock in the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds." The Unaudited Pro Forma Consolidated Financial Data for the year ended December 31, 1997 reflects the unaudited consolidated financial statements of Audio for the period from January 1 through November 14, 1997, the date on which it was acquired.

    The Unaudited Pro Forma Consolidated Financial Data is not necessarily indicative of the results of operations that actually would have occurred had the transactions referenced above been consummated on the dates indicated, or that may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                               DECRANE      RECAPITALIZATION    PRO FORMA FOR        AUDIO
                                               AIRCRAFT          AND IPO       RECAPITALIZATION  INTERNATIONAL,   ACQUISITION
                                            HOLDINGS, INC.     ADJUSTMENTS         AND IPO            INC.        ADJUSTMENTS
                                            --------------  -----------------  ----------------  --------------  -------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues..................................    $  108,903        $      --         $  108,903       $   12,431      $      --
Cost of sales.............................        80,247               --             80,247            7,345             63(6)
                                            --------------        -------      ----------------  --------------  -------------
Gross profit (loss).......................        28,656               --             28,656            5,086            (63)
Selling, general and administrative
  expenses................................        15,756              100(2)          15,856            3,983            (89)(7)
Amortization of intangible assets.........           905               --                905               --            587(8)
                                            --------------        -------      ----------------  --------------  -------------
Operating income (loss)...................        11,995             (100)            11,895            1,103           (561)
Interest expense..........................         3,154           (1,528)(3)          1,626                8          1,583(9)
Other expenses............................           243               --                243                5             --
                                            --------------        -------      ----------------  --------------  -------------
Income (loss) before provision (benefit)
  for income taxes(1).....................         8,598            1,428             10,026            1,090         (2,144)
Provision (benefit) for income taxes......         3,344              528(4)           3,872              365           (517)(10)
                                            --------------        -------      ----------------  --------------  -------------
Income (loss)(1)..........................    $    5,254        $     900         $    6,154       $      725      $  (1,627)
                                            --------------        -------      ----------------  --------------  -------------
                                            --------------        -------      ----------------  --------------  -------------
Income (loss) applicable to common
  stockholders(1).........................    $    2,609        $   3,545(5)      $    6,154       $      725      $  (1,627)
                                            --------------        -------      ----------------  --------------  -------------
                                            --------------        -------      ----------------  --------------  -------------
Income (loss) per common share(1)
  As reported
    Basic.................................    $     0.69
    Diluted...............................          0.62
  Pro forma
    Basic.................................                                        $     1.16
    Diluted...............................                                              1.10
Weighted average number of common shares
  outstanding
  As reported
    Basic.................................         3,803
    Diluted...............................         4,892
  Pro forma
    Basic.................................                                             5,304
    Diluted...............................                                             5,606


                                            PRO FORMA FOR     OFFERING      PRO FORMA
                                             ACQUISITION     ADJUSTMENTS   AS ADJUSTED
                                            --------------  -------------  -----------

Revenues..................................    $  121,334      $      --     $ 121,334
Cost of sales.............................        87,655             --        87,655
                                            --------------  -------------  -----------
Gross profit (loss).......................        33,679             --        33,679
Selling, general and administrative
  expenses................................        19,750             --        19,750
Amortization of intangible assets.........         1,492             --         1,492
                                            --------------  -------------  -----------
Operating income (loss)...................        12,437             --        12,437
Interest expense..........................         3,217         (2,031)( 1)      1,186
Other expenses............................           248             --           248
                                            --------------  -------------  -----------
Income (loss) before provision (benefit)
  for income taxes(1).....................         8,972          2,031        11,003
Provision (benefit) for income taxes......         3,720            815 (12      4,535
                                            --------------  -------------  -----------
Income (loss)(1)..........................    $    5,252      $   1,216     $   6,468
                                            --------------  -------------  -----------
                                            --------------  -------------  -----------
Income (loss) applicable to common
  stockholders(1).........................    $    5,252      $   1,216     $   6,468
                                            --------------  -------------  -----------
                                            --------------  -------------  -----------
Income (loss) per common share(1)
  As reported
    Basic.................................
    Diluted...............................
  Pro forma
    Basic.................................    $      .99                    $     .90
    Diluted...............................           .94                          .86
Weighted average number of common shares
  outstanding
  As reported
    Basic.................................
    Diluted...............................
  Pro forma
    Basic.................................         5,304                        7,222
    Diluted...............................         5,606                        7,524

     The accompanying notes are an integral part of the Unaudited Pro Forma
                          Consolidated Financial Data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) Reflects income (loss) before the effect of a $2,078,000 extraordinary loss incurred as a result of the Company's debt refinancing with the net proceeds from the IPO. See the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

(2) Represents incremental selling, general and administrative expenses associated with regulatory compliance requirements including listing, registrar and transfer agent fees, quarterly and annual report and proxy statement preparation and distribution expenses, legal and accounting fees and director and officers' liability insurance premiums.

(3) Represents a reduction in interest expense to reflect the IPO and application of the net proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Represents an increase in the provision for income taxes resulting from an increase in pro forma taxable income.

(5) Reflects the elimination of preferred stock dividends and adjustment to the redemption value of mandatorily redeemable common stock warrants as a result of the Recapitalization and IPO.

(6) Represents an increase in depreciation expense to reflect a $486,000 increase in the fair value of assets acquired.

(7) Represents: (i) a $21,000 increase in depreciation expense to reflect a $486,000 increase in the fair value of assets acquired; and (ii) a $110,000 net decrease in compensation expense attributable to the resignation of one former stockholder of Audio as of the acquisition date, offset by an increase in compensation for the two remaining former stockholders of Audio pursuant to employment agreements entered into with the Company.

(8) Represents an increase in amortization expense resulting from the amortization of $20,110,000 of goodwill related to the acquisition on a straight-line basis over 30 years.

(9) Represents an increase in interest expense resulting from Credit Facility borrowings to finance the acquisition.

(10) Represents a decrease in the provision for income taxes as a result of a decrease in pro forma taxable income.

(11) Reflects a decrease in interest expense to reflect the sale by the Company of 1,918,415 shares of Common Stock in the offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

(12) Represents an increase in the provision for income taxes resulting from an increase in pro forma taxable income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's results of operations have been affected by its history of acquisitions. Since its formation in 1989, the Company has completed nine acquisitions of businesses or assets, the most recent of which, Audio, was closed in November 1997. The Company's revenues have grown at a 47.4% compounded annual rate from 1995, the year of the most recent low in commercial aircraft production, through 1997, pro forma for the acquisition of Audio. During this same period, operating income as a percentage of revenues increased to 11.0% from 3.3%, primarily as a result of increased sales volume without a corresponding increase in fixed costs, a shift in the sales mix toward more profitable products, variable cost reductions and price increases.

    The Company's principal strategy is to establish and expand leading market positions in high-margin, niche markets within the commercial aircraft and high-end corporate jet industries, with a focus on the manufacturing of avionics components and the integration of avionics systems. The Company seeks to achieve these leading market positions while maintaining a balance of revenues among the OEM market, the retrofit market and the aftermarket. The Company believes that such a strategy will position it for growth over an entire aircraft industry economic cycle. For example, the Company's revenues grew 31% without acquisitions from 1992 through 1995, a period in which new aircraft deliveries by Boeing and Airbus declined from 603 to 330.

    All of the Company's acquisitions have been accounted for under the purchase method of accounting which resulted in approximately $40.3 million of goodwill reflected on the balance sheet as of December 31, 1997. The annual amortization of goodwill will result in non-cash charges to future operations of approximately $1.6 million per year (of which approximately 40% of such amortization is deductible for tax purposes).

    Historically, the Company's systems integration operations have been affected by the timing and magnitude of program awards, at times resulting in quarterly and yearly fluctuations in revenue and earnings, such as the one-time growth created by the 1996 contract to provide systems integration services for in-flight entertainment system developed by Interactive Flight Technologies Inc. ("IFT") on 19 wide-body aircraft for Swiss Air Transport Co. Ltd. ("Swissair"). That program has been substantially completed (in 16 of the 19 aircraft) as of December 31, 1997, and no follow-on contracts have been booked with IFT. However, the Company believes that it has lessened its exposure to such fluctuations by developing capabilities in multiple major systems integration areas: in-flight entertainment systems, safety systems, and GPS and other navigation systems.

    In April 1997, the Company used the net proceeds from the IPO, together with borrowings under the Credit Facility, to repay outstanding: (i) senior revolving line of credit borrowings; (ii) senior term notes; (iii) senior subordinated notes; and (iv) convertible subordinated notes payable. In conjunction with the debt repayment, the Company incurred a $2.1 million extraordinary charge, net of an estimated $1.4 million income tax benefit, which is comprised of: (i) a $1.9 million write-off of deferred financing costs; (ii) a $1.2 million write-off of unamortized original issued discounts; (iii) a $0.3 million charge for a prepayment penalty and expenses; and (iv) a $0.1 million write-off of the unamortized portion of an interest rate cap agreement.

    Certain of the contact blanks used by the Company in the production of its contacts are manufactured at the Company's Swiss facility and shipped to its El Segundo, California facility for plating and assembly. In 1996, 1997 and 1998, solely in an effort to mitigate the effects of currency fluctuations between the U.S. Dollar and the Swiss Franc, the Company entered into forward exchange contracts at fixed rates and plans to continue this forward exchange program in the future. The Company does not engage in any currency exchange transactions for trading or speculative purposes. Gains and losses on foreign exchange contracts are recognized currently in the consolidated statements of operations. In the fourth quarter of 1997, the Company recorded a $0.5 million unrealized market value loss on the open 1998 contracts. In 1996, the Company did not experience any material changes in the cost of contact blanks resulting from currency fluctuations.

RESULTS OF OPERATIONS

    The following table sets forth the items in the Company's consolidated statements of operations as percentages of its revenues for the periods indicated:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                               1995        1996        1997
                                                                            ----------  ----------  ----------
Revenues..................................................................       100.0%      100.0%      100.0%
Cost of sales.............................................................        77.8        75.9        73.7
                                                                            ----------  ----------  ----------
Gross profit..............................................................        22.2        24.1        26.3
Selling, general and administrative expenses..............................        16.9        16.5        14.5
Amortization of intangible assets.........................................         2.0         1.1         0.8
                                                                            ----------  ----------  ----------
Operating income..........................................................         3.3         6.5        11.0
Interest expense..........................................................         6.8         6.5         2.9
Other expense, net........................................................         0.7         0.2         0.2
                                                                            ----------  ----------  ----------
Income (loss) before provision for income taxes, and extraordinary item...        (4.2)       (0.2)        7.9
Provision for income taxes................................................        (2.0)       (1.1)       (3.1)
                                                                            ----------  ----------  ----------
Income (loss) before extraordinary item...................................        (6.2)       (1.3)        4.8
Extraordinary loss from debt refinancing..................................          --          --        (1.9)
                                                                            ----------  ----------  ----------
Net income (loss).........................................................        (6.2)%       (1.3)%        2.9%
                                                                            ----------  ----------  ----------
                                                                            ----------  ----------  ----------
Net income (loss) applicable to common stockholders.......................        (5.9)%       (9.8)%        0.5%
                                                                            ----------  ----------  ----------
                                                                            ----------  ----------  ----------

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1996

    REVENUES. Revenues increased $43.8 million, or 67.3%, to $108.9 million for 1997 from $65.1 million for 1996. Revenues increased primarily due to the following: (i) the inclusion of $10.7 million of revenues from Aerospace Display Systems, Inc. ("ADS"), a manufacturer of dichroic LCD devices acquired from Allard Industries, Inc. on September 18, 1996; (ii) growth in the Company's private labeling programs of $6.4 million; (iii) growth in contact sales of $6.3 million driven by new aircraft production rate increases; (iv) an increase in sales of harness assemblies for in-flight entertainment systems of $5.1 million;
(v) an increase in sales of specialty connectors for cabin management and in-flight entertainment systems principally on Boeing's 777 aircraft of $4.9 million; (vi) an increase of sales to IFT of $3.3 million relating to a major systems integration program for Swissair; (vii) the inclusion of $3.0 million of revenue from Elsinore which was acquired on December 5, 1996; (viii) new systems integration programs for navigational systems of $1.5 million; (ix) the inclusion of $1.3 million of revenue from Audio which was acquired on November 14, 1997; (x) a new systems integration program for United Parcel Service of $0.9 million; and (xi) the overall growth in the commercial aircraft market. Partially offsetting this increase was a decline in sales to AT&T Wireless Services, Inc. ("AT&T Wireless") of $3.8 million, reflecting the completion in late 1995 and early 1996 of a major systems integration program.

    GROSS PROFIT. Gross profit increased $12.9 million, or 82.4%, to $28.7 million for 1997 from $15.7 million for 1996. Gross profit as a percentage of revenues increased to 26.3% for 1997 from 24.1% for 1996. This increase in profit margin was attributable to an increased sales volume, favorable mix, savings from the rationalization of certain newly purchased manufacturing assets (collectively, the "AMP Facility") purchased from AMP, Inc. ("AMP") with the Company's existing facilities in El Segundo, California and Lugano, Switzerland, sustained price increases and lower material costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses increased $5.0 million, or 46.6%, to $15.8 million for 1997 from $10.7 million for 1996. SG&A expenses as a percentage of revenues decreased to 14.5% for 1997 from 16.5% for 1996. SG&A expenses increased primarily due to the following: (i) the Company added staff to pursue higher sales to OEMs and to develop capabilities for in-flight entertainment, navigation and satellite communication and safety systems integration services;
(ii) the inclusion of SG&A expenses from (a) ADS, (b) the AMP Facility and (c) Elsinore Aerospace Services, Inc. and the Elsinore Engineering Services division (collectively,
"Elsinore") of Elsinore. L.P. which were acquired in late 1996; and (iii) the inclusion of SG&A expenses from Audio which was acquired in 1997.

    OPERATING INCOME. Operating income increased $7.7 million, or 182.2%, to $12.0 million for 1997 from $4.3 million for 1996. Operating income as a percentage of revenues increased to 11.0% for 1997 from 6.5% for 1996. The increase in operating income resulted from the factors described above.

    INTEREST EXPENSE. Interest expense decreased $1.1 million, or 25.8%, to $3.2 million for 1997 from $4.2 million for 1996. The decrease resulted from the completion of the IPO on April 16, 1997 and the repayment of a substantial portion of the Company's debt with the proceeds.

    PROVISION FOR INCOME TAXES. During 1997, the Company reduced its deferred tax asset valuation allowance by $0.5 million to reflect the book benefit of federal and state net operating loss carry forwards not previously recognized. The Company has approximately $2.5 million of net operating loss carry forwards available at December 31, 1997 for federal income tax purposes.

    EXTRAORDINARY LOSS FROM DEBT REFINANCING. During 1997, the Company incurred a $2.1 million extraordinary charge, net of an estimated $1.4 million income tax benefit, as a result of refinancing the Company's debt with the proceeds from the IPO.

    NET INCOME (LOSS). Net income increased $4.0 million to $3.2 million for 1997 from a net loss of $0.8 million for 1996. The increase is a result of the factors described above.

    NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS. Net income applicable to common stockholders increased $6.9 million to a net income of $0.5 million for 1997 from a net loss applicable to common stockholders of $6.4 million for 1996. The increase resulted from the factors described above, plus a $2.1 million decrease in the redemption value adjustment of mandatorily redeemable common stock warrants between the two periods. Current warrants were subsequently redeemed. In addition, the increase was also influenced by a $0.8 million decrease in cumulative preferred stock dividends attributable to the preferred stock that was converted into common stock as part of the Recapitalization. See "Description of Capital Stock-the Recapitalization".

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1995

    REVENUES. Revenues increased $9.3 million, or 16.6%, to $65.1 million for 1996 from $55.8 million for 1995. Revenues increased primarily due to the following: (i) growth in contact sales driven by new aircraft production rate increases and growth in the Company's private labeling programs of $6.4 million;
(ii) an increase of sales to IFT of $3.0 million in 1996 relating to a major systems integration program for Swissair; (iii) the inclusion of $2.8 million of revenues from ADS which was acquired on September 18, 1996; (iv) an increase in sales of specialty connectors for cabin management and in-flight entertainment systems on Boeing's 777 aircraft of $2.4 million; and (v) an increase in sales of harness assemblies for in-flight entertainment systems of $2.4 million. Partially offsetting this increase was a decline in sales to AT&T Wireless of $9.2 million, reflecting the completion in 1995 of a major systems integration program primarily for American Airlines.

    GROSS PROFIT. Gross profit increased $3.3 million, or 26.9%, to $15.7 million for 1996 from $12.4 million for 1995. Gross profit as a percentage of revenues increased to 24.1% for 1996 from 22.2% for 1995. This increase was attributable to an improvement in gross profit as a percentage of revenues from the sale of contacts for 1996, partially offset by a decline in higher margin sales to AT&T Wireless. This improvement resulted from sustained price increases, increased sales volume, lower wage-related expenses and lower material costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased $1.3 million, or 14.0%, to $10.7 million for 1996 from $9.4 million for 1995. SG&A expenses as a percentage of revenues decreased to 16.5% for 1996 from 16.9% for 1995. SG&A expenses increased primarily due to the following: (i) the Company added staff to pursue higher sales to OEMs and to develop capabilities for in-flight entertainment, navigation and satellite communication and safety systems integration services; and (ii) the inclusion of SG&A expenses from ADS and Elsinore, which were acquired in 1996. This increase in SG&A expenses was offset partially by the elimination of $0.7 million of expenses of the acquisition of the remaining 25% minority interest in Cory Components, Inc.

    OPERATING INCOME. Operating income increased $2.4 million, or 131.7%, to $4.3 million for 1996 from $1.8 million for 1995. The increase in operating income resulted from the factors described above and a decline of $0.4 million in amortization of intangible assets as a result of the termination of certain non-compete agreements.

    INTEREST EXPENSE. Interest expense increased $0.4 million, or 11.2%, to $4.2 million for 1996 from $3.8 million for 1995. This increase resulted from higher outstanding indebtedness attributed to the funding of the acquisitions of ADS and Elsinore and the purchase of the AMP Facility.

    NET LOSS. Net loss decreased $2.6 million, or 76.3%, to $0.8 million for 1996 from a net loss of $3.4 million for 1995. The decrease in net loss resulted from the factors described above and a lower tax provision resulting from the acquisition of the remaining 25% minority interest in Cory Components, Inc. in February 1996.

    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased $3.1 million, or 92.2%, to $6.4 million for 1996 from a net loss applicable to common stockholders of $3.3 million for 1995. The increase resulted from the change in redemption value of mandatorily redeemable common stock warrants of $5.0 million (resulting from an increase in the value of the warrants due to the Company's improved results from operations and the anticipated price of the Common Stock as a result of the IPO) and the increase in cumulative convertible preferred stock dividends of $0.7 million (resulting from new issuances of preferred stock), which were offset in part by the decrease in net loss of $2.6 million. As a result of the Recapitalization, substantially all warrants were exchanged for Common Stock and all preferred stock was converted into Common Stock. See "Description of Common Stock--The Recapitalization."

LIQUIDITY AND CAPITAL RESOURCES

    The Company has required cash primarily to fund acquisitions and, to a lesser extent, to fund capital expenditures and for working capital.

    In 1997 and 1996, the Company generated cash from operating activities of $4.6 million and $3.0 million, respectively. Cash from operating activities is net of interest payments of $2.8 million and $3.0 million for 1997 and 1996, respectively. With the net proceeds of the Offering to be received by the

Company, the Company estimates that it will repay a significant portion of its debt. As a result, the related interest payments will decrease substantially. See "Use of Proceeds."

    In 1997 and 1996, the Company used $5.2 million and $0.8 million, respectively, in cash for working capital. The Company's accounts receivable consist of trade receivables and unbilled receivables which are recognized pursuant to the percentage of completion method of accounting. Trade receivables increased $3.0 million and $2.7 million in 1997 and 1996, respectively, due to higher sales. Unbilled receivables increased $0.2 million in 1997 as a result of the systems integration program for Swissair (through IFT) that began in mid-1996. Inventories increased by $5.0 million and $2.7 million in 1997 and 1996, respectively, in support of sales growth. Accounts payable decreased by $0.4 million in 1997 and increased by $1.9 million in 1996. The foregoing amounts for accounts receivable, inventories and accounts payable are consistent with the amounts set forth in the Consolidated Statements of Cash Flow contained herein.

    Net cash used in investing activities was $27.8 million for 1997 and $24.0 million for 1996. Of the $27.8 million used in 1997, $23.6 million related to the acquisition of Audio in November 1997. (The total purchase price for the Audio acquisition also included contingent consideration with a maximum of $6.0 million payable in 1999 and 2000.) Of the $24.0 million used in 1996, $22.6 million related to the acquisition of the remaining 25% minority interest in Cory Components, Inc. in February 1996, the acquisition of ADS in September 1996 and the acquisition of Elsinore and the purchase of the AMP Facility in December 1996. Capital expenditures of $3.8 million and $1.5 million were made in 1997 and 1996, respectively. Capital expenditures were incurred in 1997 to: (i) increase manufacturing capacity in support of revenue growth; (ii) improve plating controls and capacity; and (iii) construct three additional selective plating machines. The Company anticipates capital expenditures of approximately $4.5 million in 1998.

    Net cash provided by financing activities in 1997 was $23.0 million. The Company raised $28.9 million in net proceeds from the sale of approximately 2.7 million shares of Common Stock in the IPO in April, 1997. The net proceeds from the IPO were applied to repay amounts due under the Company's debt agreements, including its prior senior revolving line of credit (the "Prior Credit Facility"). Subsequently, in April 1997, concurrent with the IPO, the Company replaced the Prior Credit Facility with the present Credit Facility, and in November 1997 financed the Audio Acquisition (including the related fees and expenses) through a drawdown under the Credit Facility.

    Net cash provided by financing activities in 1996, was $21.1 million. Specifically, the Company financed the acquisition of the remaining 25% minority interest in Cory Components, Inc. (including the related fees and expenses) in February 1996 for $6.5 million, the acquisition of ADS (including the related fees and expenses) in September 1996 for $11.4 million, and the acquisition of Elsinore and the initial cash portion of the AMP Facility acquisition in December 1996 for an aggregate of $8.0 million. The foregoing acquisitions were financed by various combinations of convertible preferred stock (all of which was subsequently converted to Common Stock during the Recapitalization), warrants for Common Stock, convertible notes, debt notes, and a total of $2.1 million in drawdowns under the Prior Credit Facility.

    Cash decreased $0.1 million in 1997 and remained unchanged in 1996 due to the factors described above. The Company entered into the Credit Facility in April, 1997 which initially provided for a $40.0 million senior revolving credit facility which expires in 2002. The Credit Facility was amended to increase the permitted maximum borrowings by $20.0 million to $60.0 million in November 1997, concurrent with the closing of the acquisition of Audio. Availability under the Credit Facility was $24.0 million and working capital aggregated $24.8 million as of December 31, 1997. The interest rate under the Credit Facility was initially, at the option of the Company, either the prime rate or 1% above a certain floating interbank offered rate ("IBOR"). The interest rate is to be reset quarterly based upon a ratio of debt to the Company's earnings before interest, taxes, depreciation and amortization, pro forma

(for acquisitions) for the 12 month period ending on such date; the maximum rate is either 0.75% above the prime rate or 2.0% above IBOR. The Credit Facility contains restrictive and financial covenants, including a restriction on acquisitions having a purchase price in excess of $10.0 million. The Credit Facility was amended to increase the permitted maximum borrowings by $15.0 million to $75.0 million in February 1998 and is subject to an automatic reduction by $0.5 million on the last day of each month commencing January 31, 1999.

    The Company believes that the current levels of working capital and amounts available under the Credit Facility will enable it to meet its liquidity requirements through the end of 1999.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company intends to fully comply with the provisions of this statement upon its required adoption in the first quarter of 1998, and does not anticipate a significant impact on the financial statements.

    Also in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, information pertaining to the Company's operating segments will be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. Management is currently studying the potential effects of adoption of this statement, which is required beginning with the statement made as of December 31, 1998.

FORWARD-LOOKING STATEMENTS

    This Prospectus, particularly the sections entitled "Prospectus Summary," "Use of Proceeds," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains certain forward-looking statements and other statements that are not historical facts concerning, among other things, market conditions of the aircraft industry, the demand for avionics components and systems and future strategic acquisitions. There can be no assurance that the Company has accurately identified and properly weighed all of the factors which affect market conditions and demand for the Company's products and services, that the public information upon which the Company has relied is accurate or complete or that the Company's analysis of the market and demand for its products and services is correct and, as a result, the strategy based on such analysis will be successful. See "Risk Factors" for a more detailed summary of factors which could affect future results.

                                    BUSINESS

GENERAL

    The Company manufactures avionics components and provides avionics systems integration services in certain niche markets of the commercial and high-end corporate jet aircraft industries. The products and services offered by the Company are utilized primarily in commercial and corporate aircraft to connect, support and/or integrate various avionics systems, including cabin avionics systems and flight deck avionics systems. The Company's targeted markets consist of commercial aircraft and avionics OEMs, the commercial aircraft retrofit market, the commercial aircraft aftermarket and high-end corporate jet market. The Company also sells products and services to the military aircraft market.

    The Company seeks to maximize its sales by emphasizing the complementary nature of its products and services. Components manufactured by the Company include: (i) contacts (of which the Company believes it is the largest supplier of bulk contacts to the commercial aircraft OEMs); (ii) connectors (which often utilize the contacts manufactured by the Company); (iii) harness assemblies (which often utilize the connectors manufactured by the Company); and (iv) avionics support structures (which often are packaged with the Company's connectors and harness assemblies in installation kits). The Company also manufactures dichroic LCD devices, which are used with flight deck avionics, and believes it is the largest supplier of such devices to the commercial aircraft OEMs. In addition, the Company provides stereo systems, video monitors, amplifiers, chimes and paging devices, headphone systems and passenger switch and cabin lighting and climate controls for the high-end corporate jet market. The systems integration services provided by the Company include design and engineering, FAA certification, manufacture of installation kits and systems installation. The Company manufactures many of the components required to complete a systems integration project, which it believes provides it a critical competitive advantage.

    The Company was formed in 1989 to capitalize on emerging trends in the aircraft market through acquisitions. Since its formation, the Company has completed nine acquisitions of businesses or assets. A summary of these transactions follows:

YEAR OF
TRANSACTION               TARGET               PRINCIPAL PRODUCTS AND SERVICES(1)
------------  -------------------------------  ----------------------------------     APPROXIMATE
                                                                                   PURCHASE PRICE(2)
                                                                                   -----------------
                                                                                     (IN MILLIONS)
1990          Hollingsead International, Inc.       Avionics support structures        $     9.1
1991          Tri-Star Electronics
              International, Inc.                       Contacts and connectors                *(3)
1991          Tri-Star Europe, S.A.                              Contact blanks                *(3)
1991          Tri-Star Technologies, Inc.                Wire marking equipment                *(3)
1991          Cory Components                    Connectors & harness assemblies             7.7(4)
1996          ADS                                          Dichroic LCD devices             13.4
1996          Elsinore                                     Engineering services              2.6
1996          AMP Facility                                       Contact blanks              6.8
1997          Audio                                          Cabin management &
                                                         entertainment products             24.7(5)

--------------------------

(1) At the time of the transaction.

(2) Includes, where applicable, related fees and expenses and post closing adjustments.

(3) Although each of Tri-Star Electronics International, Inc., ("Tri-Star"), Tri-Star Europe S.A. ("Tri-Star Europe") and Tri-Star Technologies, Inc. ("TST") was acquired pursuant to a separate agreement, the purchase price, which was $10.4 million for all three entities, was determined in the aggregate.

(4) The Company acquired 75% of Cory Components, Inc. in 1991 for approximately $2.0 million. In February 1996, the Company acquired the 25% which it did not already own for approximately $5.7 million.

(5) Subject to contingent consideration of up to $6,000,000 depending on certain performance criteria for Audio.

    The Company commenced its operations in October 1990 with the acquisition of Hollingsead, which, at the time of the acquisition, was solely a manufacturer of avionics support structures. The Company expanded its manufacturing operations with the 1991 acquisition of Tri-Star, Tri-Star Europe and TST and Cory Components, Inc. (the "Tri-Star Companies"). The Company's management has refocused and expanded the businesses which were acquired in the Hollingsead and Tri-Star transactions. By capitalizing on Hollingsead's manufacturing strength in avionics support structures, which are used extensively in the systems integration process, the Company has expanded Hollingsead into a full-service systems integrator concentrated in the retrofit market. Concurrently, the Company has enhanced the market positions of the Tri-Star Companies as a leading supplier of certain low-cost, high-quality avionics components. Management has focused on reducing costs, improving quality and increasing the market penetration of the components manufactured by these companies.

    During the last two years, the Company completed: (i) the acquisitions of ADS and Elsinore; (ii) the purchase of the AMP Facility; (iii) the acquisition of the remaining 25% interest in Cory Components which it did not already own; and (iv) the acquisition of Audio. The acquisition of ADS, a manufacturer of dichroic LCD devices, which the Company believes is the largest supplier of such products to commercial aircraft OEMs, expanded the Company's offering of components used in flight deck avionics systems. The acquisition of ADS has allowed the Company to capitalize on the upturn in aircraft OEM production by increasing its revenue content per aircraft. The acquisition of Elsinore, with its DAS approval, permits the Company to issue, through Elsinore, on behalf of the FAA, certification that the designs of aircraft modifications performed in connection with systems integration services conform to all pertinent FAA requirements. Such certifications are issued as FAA-approved STCs, which constitute, in effect, specific FAA design approval for each modification. In addition, the acquisition of Elsinore enhanced the Company's systems integration capabilities and increased the number of engineering personnel dedicated to the Company's systems integration effort by approximately 50%. The acquisition of Elsinore also provided the Company with an important new customer in the aircraft industry, Daimler-Benz Aerospace Airbus GmbH, and the opportunity to obtain additional customers. The Company's purchase of the AMP Facility added contact capability and capacity which enables the Company to optimize and expand its contact manufacturing operations. The AMP Facility enables the Company to produce contact blanks using a cold-heading manufacturing process which, when used for high volume production, is more cost effective than screw machine operations. As a result of the purchase of the AMP Facility, the Company has significantly increased its sales of contacts and the number of distributors to which it sells. The Company believes Audio, which it acquired in November 1997, is the nation's largest and leading independent provider of premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market. The acquisition of Audio expanded the Company's offering of products and systems for the corporate jet market.

INDUSTRY OVERVIEW AND TRENDS

    The Company participates in the commercial, high-end corporate jet and military segments of the aircraft industry. Within those segments, the Company sells to commercial and high-end corporate jet OEMs, major avionics equipment OEMs and military aircraft OEMs as well as to the aircraft retrofit market, aircraft component aftermarket and corporate jet modification centers. According to the Boeing Report, expenditures for new commercial jet aircraft production are expected to total approximately $490 billion for the period from 1996 through 2006; and worldwide air travel will average 4.9% annual growth over the next two decades. The aircraft component retrofit market (the integration of new systems into existing aircraft) and the aircraft component aftermarket (the manufacture and sale of replacement products for existing aircraft) are served by a highly fragmented group of companies, including many of the OEMs. The aviation industry has been consolidating at an increasing pace in recent years, and it is expected that such consolidation will continue for the foreseeable future.

    The market for commercial aircraft designed to carry 100 or more passengers is served principally by Boeing and Airbus. The market for commercial aircraft designed to carry fewer than 100 passengers is served by more than a half dozen other manufacturers. The major systems installed on new commercial and military aircraft, such as flight deck avionics systems, are produced by a limited number of OEMs, including AlliedSignal, Rockwell Collins, General Electric, Honeywell, Raytheon and Sextant Avionique. Components and sub-systems for new aircraft are provided by a much more fragmented group of smaller, specialized companies such as the Company. The Company markets its commercial aircraft products directly to the aircraft OEMs as well as to the major systems OEMs. In some cases, the Company sells its products under private label agreements with certain component manufacturers.

    The Company believes that there are numerous barriers to entry which limit access to the aircraft industry. These barriers include: (i) general FAA certification requirements, including those necessary to perform aircraft modifications or maintenance; (ii) required compliance with military specifications for certain products sold to commercial and military markets;
(iii) required compliance with qualification and approval standards imposed by aircraft and avionics systems OEMs in addition to FAA aircraft manufacturing and aircraft modification design and installation standards; (iv) reluctance of OEMs to list new companies as approved vendors on the engineering drawings of the OEMs (referred to as "print position"); and (v) significant initial capital investment and tooling requirements necessary for the manufacture of certain aircraft components and systems.

    The Company believes the following trends are affecting the commercial and corporate aircraft industry:

    INCREASED DEMAND FOR NEW COMMERCIAL AIRCRAFT. The Boeing Report cites that over the next decade, the world jetliner fleet is projected to grow from 11,500 aircraft at the end of 1996 to nearly 17,000 aircraft in 2006 and to 23,600 by 2016; and the report estimates that, over the next 20 years, the industry will require 16,160 new aircraft both to support the projected world fleet expansion and to replace capacity lost as aircraft are removed from commercial airline service. According to aircraft delivery schedules revised in January 1998, combined annual deliveries from Boeing (including the former McDonnell Douglas) and Airbus are projected to increase from 397 aircraft in 1996 and 557 in 1997 to an estimated 785 in 1998. The Company believes that every commercial aircraft model currently produced by Boeing and Airbus contains components manufactured by it. The Boeing Report notes that the pent-up demand for replacement aircraft, and upcoming deadlines for noise abatement, which may take some older aircraft out of service, will require carriers to add capacity in order to keep pace with traffic growth.

    INCREASED DEMAND FOR NEW CORPORATE JET AIRCRAFT. According to the ALLIEDSIGNAL ANNUAL BUSINESS AVIATION OUTLOOK, 2,300 new corporate jet aircraft are expected to be delivered from 1997 through 2001, a 61% increase over the previous five year period. The Company believes that the increase in new corporate jet aircraft production is being driven by a number of factors, including: (i) the introduction of new, larger and more efficient aircraft; (ii) the growing popularity of fractional aircraft ownership; (iii) the minimal availability of used aircraft; (iv) the need for long range flights to expanding international markets; and (v) the increased demand for more expedient travel.

    INDUSTRY CONSOLIDATION - REDUCTION IN NUMBER OF APPROVED SUPPLIERS AND VENDORS. In order to reduce purchasing costs and have greater control over quality, OEMs and aircraft operators have been reducing the number of vendors and suppliers from whom they purchase. Suppliers and vendors must now possess the critical mass and production and distribution capabilities required to provide a broader range of products and services to airlines and OEMs on a just-in-time basis. These requirements, coupled with the high level of fragmentation within the aerospace industry, have led many companies to realize significant internal synergies and external marketing benefits from merging.

    INCREASED DEMAND FOR CABIN AVIONICS SYSTEMS. In recent years, there has been an increase in demand for cabin avionics systems, including in-flight passenger telecommunications systems and in-flight entertainment systems, such as video, video-on-demand and other interactive systems. The Company also believes that demand for cabin avionics systems and flight deck avionics systems is increasing, primarily as a result of: (i) a desire by airlines for additional revenue-producing services; (ii) longer flights combined with a demand by airline passengers for more sophisticated forms of in-flight services; and (iii) the advent of new technologies and FAA mandates related to aircraft safety and navigation.

    PROLIFERATION OF NEW SAFETY REQUIREMENTS. The advent of new technologies and FAA mandates are driving a proliferation of new safety systems for airplanes. The world's airlines, aircraft and avionics OEMs and regulatory agencies have coordinated to develop industry standards, regulations and system requirements for future air navigation systems ("FANS"). Through the implementation of FANS, a complete modernization of both airborne and ground-based air traffic management systems is expected to be introduced. As overall navigation system accuracy is improved, new navigation systems, such as GPS, will be required. Other new technologies which have already been mandated include the traffic collision avoidance system ("TCAS"), cargo hold fire detection and suppression systems and windshear detection systems. In anticipation of new FAA recommendations and mandates, many airlines have already begun to install enhanced ground proximity warning systems, predictive windshear detection systems and enhanced digital flight data recorders. Each of these systems presents aircraft avionics retrofit opportunities to the Company.

    DOWNSIZING AND OUTSOURCING. Airlines have come under increasing pressure to reduce operating and capital costs associated with providing services. In response, airlines have increased purchases of certain components from third parties and have outsourced certain repair, overhaul and retrofit functions. Similarly, aircraft and avionics OEMs increasingly are reducing their level of vertical integration by outsourcing more manufacturing, repair and retrofit functions to third parties. The Company believes that these trends are creating increased demand for low-cost, high-quality component manufacturers and systems integrators, such as the Company.

COMPETITIVE STRENGTHS

    The Company believes that it is well-positioned to take advantage of the current trends and expected growth in the commercial and high-end corporate jet aircraft industry as a result of the following competitive strengths:

    LEADING POSITIONS IN NICHE MARKETS. The Company successfully has established strong positions in several specialized niches within the commercial aircraft industry. The Company believes that it is the largest supplier of bulk contacts to the commercial aircraft OEMs. The Company also believes it is the largest supplier of dichroic LCD devices for use by commercial aircraft OEMs and a major supplier of harness assemblies for use in in-flight entertainment systems. The Company believes it is the largest provider of premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market. The Company seeks to utilize its strong market positions to compete more effectively as well as to capitalize on industry consolidation trends.

    RECORD OF SUCCESSFUL ACQUISITIONS. Since its formation in 1989, the Company has completed nine acquisitions of businesses or assets, including, in 1997, the acquisition of Audio and, in 1996, the acquisitions of ADS and Elsinore and the purchase of the AMP Facility. The Company has demonstrated its ability to: (i) identify strategic acquisition targets; (ii) complete the acquisitions of identified targets; (iii) retain key management; and (iv) increase revenues of an acquired company, often while refocusing that company's business strategy. The Company believes that its acquisition success has resulted from its ability to identify and screen acquisition candidates, implement an effective cost reduction program and expand and diversify the products and services provided by an acquired company. In the past, acquisitions by the Company have resulted in increased indebtedness and interest expense which has caused the Company to incur net losses in each year since its inception despite positive operating income. See "Risk Factors--Risks Associated with Acquisitions."

    ALIGNMENT WITH LEADING AVIONICS AND AIRCRAFT OEMS AND SUPPLIERS. The Company seeks to maximize its growth by establishing long-term relationships with leaders in the Company's primary markets. For example, the Company has entered into supply agreements with Boeing. The Company believes that through these agreements it is the supplier of a substantial majority of the bulk contacts for all aircraft currently manufactured by Boeing and the sole source supplier of certain connectors for in-flight entertainment systems installed by Boeing on its 777 aircraft. The Company is also: (i) a preferred supplier of harness assemblies to Matsushita for its in-flight entertainment systems; (ii) a preferred systems integrator for the fire suppression and smoke detection systems of Securaplane and Kidde Safety; (iii) a preferred systems integrator for Canadian Marconi Co. and Smiths Industries plc in navigation systems; and
(iv) a preferred systems integrator for Honeywell's GPS systems.

    LOW-COST, HIGH-QUALITY OPERATIONS. The Company believes that it has established low-cost operations through well-defined cost reduction programs, technological development and the use of vertical integration, where appropriate. The Company's low-cost operations are demonstrated, for example, by the growth of the Company's contact private labeling programs under which the Company supplies contacts to many of its competitors.

    The Company uses sophisticated procedures and processes to ensure its products meet or exceed industry and customer quality requirements. Many customers formally have recognized the effectiveness of the Company's quality programs by issuing quality approval letters, awarding quality compliance certificates and authorizing the Company's inspection personnel to act as the authorized quality representative of the customer. For example, in February 1996, the Company received Boeing's D1-9000 Advanced Quality System award, and two of the Company's facilities are currently ISO-9001 or ISO-9002 certified.

    ENGINEERING AND RELATED TECHNICAL CAPACITY INCLUDING INDUSTRY AND REGULATORY CERTIFICATIONS. The Company believes that it is one of the few companies with the capability to perform full-service systems integration functions (design and engineering, FAA certification, installation kit manufacturing and installation of cabin avionics and flight deck avionics systems on aircraft). The Company employs FAA-certified airframe and power-plant mechanics who are authorized to perform certain aircraft modification functions, and approximately 12% of the Company's employees are engineering personnel. This level of expertise enables the Company to respond rapidly and effectively to the technical requirements of its customers as well as to capitalize on the outsourcing trends in its industry. The Company's subsidiaries hold numerous PMA authorizations from the FAA, permitting them to manufacture and sell various parts in many different aircraft; three FAA domestic repair station certificates, authorizing them to perform certain aircraft modifications; and one of only 26 DASs worldwide which are authorized by the FAA to provide approval of certain aircraft modifications as the FAA's designee certificates (all as of December 31, 1997). The FAA approvals obtained by the Company's subsidiaries are owned, and may only be used by, the subsidiary obtaining such approval.

    MANAGEMENT DEPTH AND EXPERIENCE. The Company has assembled a team of executives, program managers and engineers from many of the major manufacturers and suppliers to the aircraft industry. Key management and professional employees of the Company bring experience with them from such companies as The B.F. Goodrich Co. ("B.F. Goodrich"), BE Aerospace, Inc., COMSAT Corp., Honeywell, Hughes-Avicom International, Inc., Litton Industries, Inc., Matsushita and McDonnell Douglas, providing the Company with broad commercial aircraft industry expertise. On average, the Company's executive management has approximately 18 years of related industry experience.

GROWTH STRATEGY

    The Company's principal strategy is to establish and expand leading positions in high-margin, niche markets within the commercial aircraft and high-end corporate jet industries, with a focus on the manufacture of avionics components and the integration of avionics systems. The Company seeks to achieve these leading positions while maintaining a balance of revenues among the OEM market, the retrofit market and the aftermarket. The Company believes that such a strategy will position it for growth over an entire aircraft industry economic cycle. Specifically, the Company seeks to:

    COMPLETE ADDITIONAL STRATEGIC ACQUISITIONS. The Company seeks to leverage its core competencies in existing and additional markets, and add new expertise in the avionics and systems integration fields, by identifying and pursuing complementary acquisitions that offer strategic value, such as economies of scale, product line extensions, new customer relationships or increased manufacturing capacity. While there can be no assurance that the Company will complete additional acquisitions, the Company believes that the fragmented nature of the market for aircraft components and systems integration services will provide the Company with additional opportunities to exploit industry consolidation trends. See "Risk Factors--Risks Associated with Acquisitions."

    CAPITALIZE ON GROWTH IN AIRCRAFT PRODUCTION AND INCREASED DEMAND FOR CABIN AVIONICS. The Company believes its strong market positions and alignment with many of the leading commercial aircraft industry participants will enable it to capitalize on the projected increases in the production of commercial and high-end corporate aircraft. For example, the Company believes that every aircraft currently produced by Boeing (including McDonnell Douglas) and Airbus includes components manufactured by the Company. The Company also believes that its products are on each model of high-end corporate jet aircraft sold today. The Company works closely with OEMs and modification centers to meet their delivery and scheduling requirements, and, in some cases, to provide total, turnkey solutions to new aircraft. Additionally, the Company believes that the demand for cabin avionics systems is increasing, primarily as a result of: (i) a desire by airlines for additional revenue-producing services; (ii) longer flights; and (iii) increased passenger demand for more sophisticated forms of in-flight services. The Company believes that this increased demand represents a significant retrofit and aftermarket opportunity for cabin avionics systems, as well as the components (such as contacts, connectors and harness assemblies) and systems integration and installation services necessary to such systems.

    EXPAND AND DIVERSIFY SYSTEMS INTEGRATION SERVICES. Historically, the Company's systems integration services have been concentrated in the in-flight passenger telecommunications market. In 1995, the Company commenced an effort to diversify the types of systems which it retrofits onto aircraft by expanding its expertise and sales efforts to include navigation and satellite communication, safety, and in-flight entertainment systems. As of December 31, 1997, the Company had contracted to provide systems integration services for GPS (Continental Airlines through Honeywell and KLM Royal Dutch Airlines through Canadian Marconi and Smiths Industries plc), smoke detection/fire suppression safety systems (Southwest Airlines through Securaplane and Northwest Airlines through Kidde Safety) and in-flight entertainment systems (Swissair through
IFT). In the Company's area of systems integration, it believes that it is one of the few companies which has in-house capabilities in each of the four elements of systems integration (design and engineering, certification, installation kit manufacturing and system installation).

    CAPITALIZE ON COMPLEMENTARY PRODUCTS AND SERVICES. The majority of the Company's products and services are utilized to provide an interface between an aircraft and its avionics systems. Over the past several years, the Company increasingly has combined certain of the components which it manufactures in order to create higher value-added products, and develop further market opportunities through cross-selling and vertical integration of its products. For example, the contacts manufactured by the Company often are utilized as an integral component of the Company's connectors. In turn, the connectors manufactured by the Company often are utilized as primary components of the Company's harness assemblies. Additionally, in support of the systems integration services provided by the Company, the

Company's harness assemblies often are packaged with its avionics support structures to form the foundation for the installation kits which are then sold to the Company's systems integration customers. By emphasizing the complementary nature of its products and services, the Company seeks to maximize penetration with existing customers and compete more effectively for new customers.

PRODUCTS AND SERVICES

    The Company's principal products and services are: contacts; connectors; harness assemblies; avionics support structures; dichroic LCD devices; entertainment and cabin management products; and the integration of certain cabin and flight deck avionics systems into different aircraft models. The Company believes that its products are used in each of the commercial aircraft models currently produced by Boeing (including McDonnell Douglas models) and Airbus, the two largest commercial aircraft OEMs. In 1997, sales of five classes of product or service accounted for the bulk of the Company's revenues (pro forma for the acquisition of Audio): contacts (approximately 30%), connectors (approximately 22%), systems integration (approximately 15%), dichroic LCD devices (approximately 11%), and entertainment and cabin management products (approximately 11%). No other product or service accounted for more than 10% of the Company's pro forma revenues in 1997.

CONTACTS.

    The Company produces precision-machined contacts for use in commercial aircraft. Contacts conduct electronic signals or electricity and are installed at the terminus of a wire or an electronic or electrical device. The Company supplies contacts for use in connectors found in virtually every electronic and electrical system on the aircraft. Over the last three years the Company has successfully initiated private labeling programs whereby the Company manufactures contacts for several of the major connector manufacturers. The Company sells contacts directly to aircraft and avionics OEMs and, through its private labeling programs, to connector manufacturers who sell connectors to the aircraft and avionics OEMs under their brand name. The Company believes that it is able to sell contacts on a private label basis because of its reputation for high quality, its levels of service and its low-cost manufacturing operations. The Company believes that it is the supplier of a substantial majority of the bulk contact requirements for all aircraft currently manufactured by Boeing.

CONNECTORS.

    The Company manufactures and sells to the commercial aircraft industry electronic and electrical connectors, which provide the electronic or electrical link between discrete wires and devices. Connectors also serve as a separable interface that facilitates assembly, installation, repair and removal of wires or equipment. The Company manufactures a narrow range of electrical and electronic connectors that are designed and manufactured specifically to operate in the harsh airborne environment of an aircraft and to meet the critical performance requirements demanded by the commercial aircraft market. The Company produces connectors that are used in aircraft galleys, flight decks and control panels in the passenger cabin. The Company is the sole-source supplier of certain connectors for in-flight entertainment systems installed by Boeing on its 777 aircraft.

    The Company characterizes its connectors as follows: (i) application specific-- designed and developed by the Company for a specific application, usually for a single customer; (ii) proprietary-- Company-designed connectors which are sold to the broad market for a variety of applications, often evolving over time from an application specific product; and (iii) industry standard--produced in accordance with an industry or military controlled design or specification and sold to the broad market to which the design or specification relates. Examples of the Company's application specific, proprietary and industry standard connectors are as follows:

    APPLICATION SPECIFIC. The Company manufactures a connector used as an electrical distribution block for Boeing's 777 aircraft. Currently, this product is used solely for this application; however, in the future, it could be used in similar applications on other aircraft.

    PROPRIETARY. The CQ connector family is an application specific product designed by the Company for use with in-flight entertainment and cabin management systems on Boeing's 777 aircraft.

    INDUSTRY STANDARD. The Company sells standard connectors, built to U. S. military specification ("mil-spec") standards, which can be used in many applications without further testing or certification.

HARNESS ASSEMBLIES.

    The Company produces harness assemblies for use in cabin avionics systems, primarily in-flight entertainment systems. A harness assembly is made from wire, which the Company buys from its vendors, and connectors, contacts and hardware, which the Company manufactures. The Company sells its harness assemblies to avionics OEMs. In addition, the Company uses harness assemblies in its systems integration activities. The Company is currently a primary supplier of harness assemblies to Matsushita, one of the largest manufacturers of in-flight entertainment systems.

AVIONICS SUPPORT STRUCTURES.

    The Company has designed, patented and produced a wide range of avionics support structures for use on commercial aircraft. Avionics support structures are typically comprised of trays, shelving, racks, mounts, and insertion and extraction devices which are combined with other components to form the installation kit that securely holds and connects avionics equipment to the aircraft and other systems or devices such as antennae, flight instruments and power supplies. Avionics support structures are used to support and environmentally cool (using fans and air chambers) the avionics equipment, including navigation, communication and flight control equipment. Avionics support structures are generally located in the avionics bay of an aircraft and are secured to the frame of the aircraft. The Company's avionics support structures are recognized by its customers under the Box-Mount-TM- name which the Company believes is highly respected in the marketplace. The Company sells its avionics support structures to aircraft and avionics OEMs, airlines and major modification centers. In addition, these products are essential components included in the installation kits which are used in the Company's systems integration operations.

DICHROIC LCD DEVICES.

    Through the acquisition of ADS, the Company became a leading manufacturer of dichroic LCDs and modules (which are LCDs packaged with a backlight source and direct drive electronics) used in commercial and military aircraft. The Company believes it is a primary supplier of dichroic LCD devices to aircraft and avionics OEMs and the U.S. military.

    The Company's dichroic LCD products, which provide output information to the flight crew, are used in a variety of flight deck applications, including flight control systems, fuel quantity indicators, airborne communications and safety systems. Dichroic LCD products are widely used in the aerospace industry because of their high performance characteristics and custom design. Key performance characteristics of dichroic LCD devices include high readability in sunlight and darkness, ability to withstand wide temperature fluctuations and readability from extreme viewing angles. During the development phase of flight deck avionics, the Company works closely with its customers to develop products that meet the customers' requirements which are subsequently incorporated into new or modified flight decks.

    The Company also manufactures electronic clocks which utilize its dichroic LCD devices. The Company's clocks utilize its dichroic LCD technology and are suitable for use in general aviation, business, commercial and military aircraft. The Company believes that it is the only clock manufacturer which has designed a line of clocks capable of serving all types of aircraft.

ENTERTAINMENT AND CABIN MANAGEMENT.

    Through its recent acquisition of Audio, the Company became a leading supplier of aircraft entertainment and cabin management product and systems to the high-end corporate jet market. Audio brings to the Company additional expertise in: (i) cabin management systems including switching and control modules; (ii) audio and video components; and (iii) systems engineering and the integration of cabin management electronics. The Company provides stereo systems, video monitors, amplifiers, chimes and paging devices, headphone systems and passenger switch and cabin lighting and climate controls. The Company sells its entertainment and cabin management products and systems to corporate jet OEMs and major modification centers.

SYSTEMS INTEGRATION.

    The Company performs all of the functions necessary to retrofit an existing aircraft with an avionics system that previously did not exist on the aircraft, or replace an existing system with an updated one. As a full-service systems integrator, the Company provides design and engineering, FAA certification, installation kit manufacturing and systems installation services required to retrofit an aircraft with a new system. A summary of these functions follows:

    DESIGN AND ENGINEERING. The Company provides a full range of systems, electrical and mechanical engineering services to its customers through its staff of qualified and experienced engineers and program management personnel. The Company's engineers work proactively with its customers in all phases of the systems integration effort to achieve an engineering design data package. This engineering design data package provides information to: (i) certify product compliance with applicable industry and FAA standards and regulations; (ii) define the manufacturing requirements for kit implementation; and (iii) provide installation definition for actual installation of the system onto aircraft.

    FAA CERTIFICATION. The Company employs on a full-time basis or contracts for FAA-certified Designated Engineering Representatives ("DERs") to evaluate the engineering design data package, coordinate compliance testing to applicable FAA regulations and obtain formal FAA approval of the engineering design data package. These DERs facilitate FAA approval of the Company's products and services. In general, DERs evaluate the design of an aircraft modification, part or system, ensure compliance with the applicable Federal Aviation Regulations and oversee product testing to ensure the airworthiness of the aircraft as modified. DERs also either issue, on behalf of the FAA, certain approvals, or work with the FAA to obtain certain approvals directly from the FAA. Significant aircraft modifications by anyone other than the aircraft manufacturer require the issuance of an STC, which constitutes an FAA determination that the design of the modification meets all pertinent FAA requirements. STCs may be issued directly by the FAA or on behalf of the FAA by an approved DAS. The acquisition of Elsinore and its DAS approval enables the Company to issue STCs for certain modifications without applying directly to the FAA for such certifications.

    INSTALLATION KIT MANUFACTURING. The Company ordinarily applies for and receives multi-aircraft STCs which constitute design approval for a modification which may be applied to any aircraft of a particular type. The approved modifications commonly are referred to as "installation kits." Such installation kits generally include: (i) parts, components, and sub-assemblies; and (ii) detailed instructions on approved installation. The installation kit and all of its elements are defined in the STC in a Master Data List. Once the Company has an STC, issued directly by the FAA or by the

    Company's DAS through Elsinore, the Company applies to the FAA for a PMA or a supplement to an existing PMA, which allows the Company to manufacture the installation kit in accordance with the approved design and data package.

    SYSTEMS INSTALLATION. The Company employs a dedicated team of FAA-certified mechanics and repairmen to ensure proper installation of the installation kits and associated avionics systems. These mechanics and repairmen, who have extensive installation experience over a broad range of commercial aircraft models, operate within the provisions and limitations of the FAA repair station certificates which cover the Company's three repair stations. The Company believes that its staff of kit installation personnel is sufficiently large and diverse in talent to complete multiple installation projects simultaneously at different locations.

    During 1997 and currently, the Company has focused its systems integration efforts on the following three general categories of systems: (i) in-flight entertainment systems; (ii) safety systems; and (iii) GPS and navigation systems. The Company has targeted these three areas because it believes significant retrofit opportunities exist due to the advent of new technologies and the need for the airlines to: (i) capture incremental revenues without increased capital investment (in-flight entertainment); (ii) satisfy increased safety and regulatory requirements; and (iii) reduce operating expenses (navigation). A summary of recent Company activity in each of these categories follows:

    IN-FLIGHT ENTERTAINMENT SYSTEMS. The Company is a preferred components supplier to Cathay Pacific Airlines (through Matsushita), as well as a supplier of kits to United Airlines (through BE Aerospace, Inc.). Each of these companies have designed digital interactive passenger entertainment systems which provide video-on-demand, video games and other electronic gaming.

    SAFETY SYSTEMS. The Company is an integrator of safety systems which are required by the FAA, or voluntarily adopted by airlines. The Company was recently selected to integrate smoke detection and suppression systems for Kidde Safety and Securaplane on aircraft for Northwest Airlines and Southwest Airlines, respectively. The Company believes significant opportunity exists for the integration of these types of safety systems onto aircraft worldwide, and will continue to grow as additional safety requirements and industry practices are mandated, such as enhanced digital flight data recorders and ground proximity warning systems.

    GPS AND NAVIGATION SYSTEMS. The Company has entered into agreements to provide systems integration services for GPS on thirteen 747-200/300 aircraft and one MD-82 aircraft. The Company believes that GPS and similar systems (consistent with the FANS initiative) will be retrofitted into numerous aircraft over the next few years. In many cases, the airlines are electing to replace older navigation systems with newer GPS technology due to avionics obsolescence and significantly increased maintenance costs. In December 1997, the Company signed a memorandum of understanding with Honeywell whereby it will become Honeywell's preferred systems integrator for GPS.

INDUSTRY REGULATION AND APPROVALS

    The aviation industry is highly regulated in the U.S. by the FAA and is regulated in other countries by similar agencies to ensure that aviation products and services meet stringent safety and performance standards. The Company and its customers are subject to these regulations. In addition, many of these customers impose their own compliance and quality requirements on the Company.

    The FAA prescribes standards and licensing requirements for aircraft components, licenses private repair stations and issues DAS approval, which gives the holder the right to certify the design of aircraft modifications on behalf of the FAA. As a result of the FAA's oversight of the Company, the FAA can authorize or deny authorization of many of the services and products provided by the Company. Any FAA denial of such required authorizations would preclude the ability of the Company to provide the pertinent service or product. Should the Company fail to comply with the applicable FAA standards or regulations, the FAA would have available to it a wide-range of enforcement options. Such enforcement options include: (i) issuance of a warning letter or a letter of correction to the Company; (ii) initiation of a civil penalty action against the Company;
(iii) suspension or emergency suspension of a Company certificate or approval; or (iv) the revocation or emergency revocation of a Company certificate or approval.

    In July of 1997, the FAA notified the Company that its FAA-approved repair station holding DAS authorization did not fully comply with certain requirements to support some of the FAA ratings that it held. The FAA granted the Company until September 10, 1997 to bring the facility into full compliance, and curtailed certain operations of the repair station (including prohibiting initiation of new DAS projects) until it achieved full compliance. On August 28, 1997 the FAA inspected the repair station and determined that it was in full compliance with all FAA requirements applicable to Class III and Class IV Airframe ratings. The FAA issued a revised Air Agency Certificate including those ratings, and removed the operating restrictions, as of September 5, 1997.

    The FAA also has the power to issue cease and desist orders and orders of compliance and to initiate court action for injunctive relief in support of its enforcement powers. In the event the FAA were to suspend or revoke a Company certificate or approval on an emergency basis, the Company would be obliged to cease immediately the manufacture of products and the delivery of services which require such certificate or approval. In the event the FAA were to suspend or revoke a Company certificate or approval on other than an emergency basis, the Company would be permitted to continue the manufacture of products and the delivery of services which require such certificate or approval pending any available appeals. However, if the FAA were to prevail in any such appeal, upon the completion of the appeal process the Company would be obliged to cease the manufacture of such products and the delivery of such services. In addition, in the event the FAA were to determine that the Company's noncompliance with the applicable FAA standards or regulations created a safety hazard, the FAA could order that the pertinent component or aircraft immediately cease to be operated until appropriate corrective action is taken. This could require the grounding of aircraft and/or the removal of affected components from aircraft already returned to service. The Company's FAA approvals are owned, and may only be used by, the subsidiary obtaining such approval.

    All aircraft operated by airlines in the United States must be of a type which has received an FAA type certificate ("TC"). A TC is issued by the FAA after the FAA determines that the aircraft type design meets the applicable FAA airworthiness standards. After a type design has been approved through the issuance of a TC by the FAA, a manufacturer with rights to the TC can apply for FAA approval to produce the aircraft. This approval is a "production certificate." Any major change in design of a type certificated aircraft which is not significant enough to require a new application for a TC under the FAA's rules must still be approved by the FAA. FAA approval of such a design change developed by an entity other than the TC holder is issued under an STC. There are two types of STCs: a "single-aircraft" STC, which may be applied to a single aircraft, and a "multi-aircraft" STC, which may be applied to all aircraft of a particular type design, for example, all Boeing 747-400s.

    The Company has obtained well over 100 STCs, most of which were obtained on behalf of its customers in connection with the Company's systems integration services. Some of the foregoing STCs are or will be transferred to the Company's customers; as of December 31, 1997, the Company owns and/ or manages 85 STCs. A substantial proportion of these are multi-aircraft STCs. The Company foresees the need to obtain additional STCs so that it can expand the services it provides and the customers it serves.

    Proposed aircraft modifications can be tested and approved and STCs issued directly by the FAA or on behalf of the FAA by holders of DAS approvals. DAS approvals are granted to domestic repair stations, air carriers, commercial operators of large aircraft, and manufacturers which demonstrate their ability to provide the personnel and follow specific procedures to ensure the issuance of STCs only for appropriate design modifications. Each DAS approval holder is specifically limited by the FAA as to the type of STCs which it can issue. The Company, which holds a DAS approval through Elsinore, can now issue many of the STCs (both single and multi-aircraft) it requires in connection with its systems integration operations. This has eliminated the need for the Company, in most instances, to apply to the FAA for STC approvals, enabling the Company to obtain STCs more quickly than in the past.

    After obtaining an STC, the Company must apply for a PMA or a PMA supplement to produce the modification installation kit covered by the STC. The Company has four PMAs and multiple supplements to each of its PMAs. Each initial PMA is, in general, an approval of a manufacturing or modification facility's production quality control system. Each supplement authorizes the manufacture of a particular part in accordance with the requirements of the corresponding STC. The Company routinely applies for and receives PMA supplements. The Company also is required to have FAA authority to perform the installation of a modification kit. This authority is provided either by the Company's PMAs and supplements or its repair station certificates. In order for a company to perform certain repair, engineering, installation or other services on aircraft, its facility must be designated as an FAA-authorized repair station. As of December 31, 1997, the Company had four such repair stations.

    In addition to FAA approval of the design, production, and installation of modifications, the FAA certifies personnel. Selected Company personnel have been certified by the FAA to perform certain tasks related to the design, production, and performance of aircraft modifications. Such certified personnel include mechanics and repairmen. In addition, the FAA delegates some of its oversight responsibilities, such as testing and inspection responsibilities, to FAA-certified designees. The Company employs FAA designees on a full-time basis to facilitate FAA approval and oversight of the Company's activities. In addition, the Company contracts with additional FAA designees as they are needed.

    Mil-specs are frequently used by both military and commercial customers in the aerospace industry to define and control characteristics of a product. Through the use of a government Qualified Parts List ("QPL") and Qualified Vendor's List ("QVL"), the customer is assured that a product or service has met all of the requirements set forth in the mil-specs. Parts listed with a QPL allow others to reliably design parts to interface with such parts as a result of the mil-spec standards used. The Company believes that it holds more QPLs for its contact product line than any other manufacturer.

SALES AND MARKETING

    The Company's commercial aircraft products are sold through a group of geographically assigned direct sales personnel and agents. Technical product sales support for these sales personnel is provided through product line managers and the Company's product engineering personnel. Customer service communication is provided by geographically assigned sales correspondents located in the Company's manufacturing facilities. The Company may also assign responsibility for marketing, sales and/or services for certain key customers to one of the Company's executives. The Company has four authorized distributors who purchase, stock and resell certain of the Company's product lines.

    The Company's systems integration services are sold by sales managers employed by the Company who are assigned to geographic territories. Because of the significant amount of technical engineering work required in the sales process, these sales managers are generally assisted by a support team which includes program management, installation and engineering personnel. The support team specializes in one of: (i) in-flight entertainment; (ii) safety systems; and (iii) GPS and navigation. At such time as the Company obtains a contract for the system proposed by the sales manager, the support teams continue to manage the project throughout the entire integration process.

CUSTOMERS

    In 1997, the Company sold its products and services to approximately 1,300 customers. The Company's primary customers include aircraft and avionics OEMs, airlines, aircraft component manufacturers and distributors, and aircraft repair and modification companies. The Company's two largest customers for the fiscal year ended December 31, 1997 were Boeing and Matsushita, which accounted for approximately 19.0% and 11.2%, respectively, of the Company's consolidated revenues. In addition, a significant portion of the Company's sales of components are sold to Boeing indirectly through sales to suppliers of Boeing.

    Historically, the Company's systems integration operations have been affected by the timing and magnitude of program awards, at times resulting in quarterly and yearly fluctuations in revenue and earnings, such as the one-time growth created by the 1996 contract to provide systems integration services for IFT's in-flight entertainment system on 19 wide-body aircraft for Swissair. That program has been substantially completed (in 16 of the 19 aircraft) as of December 31, 1997, and no follow-on contracts have been booked with IFT. However, the Company believes that it has lessened its exposure to such fluctuations by developing capabilities in multiple major systems integration areas: in-flight entertainment systems, safety systems, and GPS and other navigation systems. The Company has secured orders for integration services in each of these targeted areas. The Company believes that in 1998 it will more than significantly offset the reduction in revenues related to the IFT business with system integration services for in-flight entertainment systems for United Airlines (through BE Aerospace, Inc.) and fire suppression and detection services for Southwest Airlines (through Securaplane), Northwest Airlines (through Kidde Safety) and American Airlines (through B.F. Goodrich/Whitaker), as well as a cabin pressurization system for Northwest Airlines and Air Canada (through the Hamilton Standard division of United Technologies, Inc. ("Hamilton Standard")). The Company believes that potential retrofit opportunities exist for the cabin pressurization system with other operators of DC9-30 and DC9-50 series aircraft. The timing and magnitude of program awards for systems integration services may make other customers significant sources of nonrecurring income in a single year. However, the Company believes that it will continue to be able to significantly offset such year-to-year fluctuations with new contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--General."

    Most of the Company's sales to Boeing are pursuant to contracts which may be terminated by Boeing at any time. One contract provides that: (i) if the Company reduces its prices or lead times of like quantity of comparable items to customers other than Boeing, then the Company must sell on the same terms to Boeing; and (ii) if other Boeing suppliers offer to sell to Boeing products comparable to those of the Company at prices more than 5% lower than the prices specified in such contract, the Company must either similarly reduce its prices or permit Boeing to delete the affected products from the contract. Another contract provides that Boeing is not obligated to order any products covered by the agreement if: (i) Boeing's customers specify an alternate product; (ii) the product in Boeing's judgement is not technologically competitive at the time;
(iii) Boeing changes the design of an aircraft such that the Company's products are no longer required for such aircraft; or (iv) Boeing reasonably determines that the Company cannot support Boeing's requirements for products in the amounts and within the delivery schedules Boeing requires. The Company's contracts with Boeing grant Boeing an irrevocable non-exclusive worldwide license to use the Company's patents, designs, trade secrets, semiconductor mask works and tooling related to the development, production and maintenance or repair of products sold to Boeing upon the occurrence of certain events, including: (i) the acquisition by or transfer to a third party of any of the Company's rights to manufacture products for Boeing; (ii) upon various defaults by the Company; and (iii) the bankruptcy of the Company. The Company generally sells components and services to Matsushita pursuant to purchase orders, but does not have any supply contracts with either company.

MANUFACTURING AND QUALITY CONTROL

    The Company manufactures contacts, connectors, harness assemblies, dichroic LCD devices and avionics support structures. Many of these products involve similar manufacturing processes which have become core competencies of the Company. The Company manufactures these products using process-specific equipment and procedures that have been custom-designed or fabricated to provide high-quality products at the lowest possible cost to the Company. The Company is vertically integrated from concept and design through final assembly, testing and certification for these production processes. The Company believes this vertical integration is critical to assuring product performance, customer service and competitive pricing.

    The Company has implemented programs to reduce costs, including overhead expenses, and maximize return on capital. In some cases these programs have involved the use of proprietary equipment or processes which have enabled the Company to reduce costs while maintaining high quality levels. For example, the Company uses a proprietary selective plating process which allows the Company to minimize the usage of gold when plating contacts. The Company has enhanced and expanded the use of this process, as well as other plating processes.

    Certain of the Company's customers have developed their own design, product performance, manufacturing process and quality system standards and require their suppliers, including the Company, to comply with such standards. As a result, the Company has developed and implemented comprehensive quality system policies and procedures which meet or exceed the requirements of its customers. Many of the Company's customers have recognized formally the effectiveness of the Company's quality programs by issuing quality approval letters and awarding quality compliance certificates. In addition, certain customers have authorized the Company's inspection personnel to act as the authorized quality representative of the customer. This authorization enables the Company to ship directly into the inventory stockrooms of these customers, eliminating the need for receiving inspection activities by these customers.

    The Company uses sophisticated equipment and procedures to ensure the quality of its products and to comply with mil-specs and FAA certification requirements. The Company performs a variety of testing procedures, including environmental testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout the Company's manufacturing facilities.

RAW MATERIALS AND COMPONENT PARTS

    The components which the Company manufactures require the use of various raw materials including gold, aluminum, copper, rhodium, plating chemicals and plastics, the availability and prices of which may fluctuate. The price of raw materials represents a significant portion of the sales price of many of the Company's products. Although some of the Company's contracts have prices tied to the price of raw materials, increases in raw materials prices cannot always be recovered in product sale prices. The Company also purchases a variety of manufactured component parts from various suppliers. Raw materials and component parts are generally available from multiple suppliers at competitive prices. However, any delay in the Company's ability to obtain necessary raw materials and component parts may affect its ability to meet customer production needs.

PATENTS AND PROPRIETARY INFORMATION

    The Company has various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights which the Company believes, in the aggregate (but not individually), are important to its business.

COMPETITION

    The Company competes with a number of established companies that have significantly greater financial, technological and marketing resources than the Company. The Company believes that its ability to compete depends on high product performance, short lead-time and timely delivery, competitive price, and superior customer service and support.

    The niche markets within the aircraft industry served by the Company are relatively fragmented with several competitors for each of the products and services provided by the Company. Due to the global nature of the commercial airline industry, competition in these categories comes from both U.S. and foreign companies. However, the Company knows of no single competitor that provides the same range of products and services as those provided by the Company.

    The Company's principal competitors in contacts and connectors are large and diversified corporations which produce a broad range of products. The Company's principal competitor in the contact market is Deutsch Engineered Connecting Devices, a division of the Deutsch Co. In the connector market, the Company's principal competitors include ITT Canon (a division of ITT Industries, Inc.), AMP and Radiall S.A. Several of these companies are also customers of the Company. The Company's principal competitors for avionics support structures include smaller companies such as Barry Controls, Inc., Electronic Cable Specialists ("ECS") and Vibrachoc, a subsidiary of Compagnie Generale d'Electricite. The main competitor for dichroic LCD devices is Cristalloid, Inc. The main competitors for entertainment and cabin management products and systems for corporate jet aircraft are Pacific Systems Corporation, Baker Electronics and DPI Labs. Competitors which provide portions of systems integration services include ECS, the engineering departments of certain airlines and numerous independent airframe maintenance and modification companies.

BACKLOG

    Bookings increased $30.1 million, or 36.7%, to $112.1 million for 1997 compared to $81.9 for 1996. The increase in bookings for 1997 includes a net $12.3 million attributable to ADS, which was acquired in September 1996. As of December 31, 1997, the Company had a sales order backlog of $49.0 million, including $2.4 million for Audio, which was acquired on November 14, 1997 compared to $44.4 million as of December 31, 1996. Approximately 7.0% of the purchase orders outstanding as of December 31, 1997 are scheduled for delivery for 1999 and beyond.

    Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of the Company's receipt of orders and the speed with which those orders are filled. Accordingly, the Company's backlog at December 31, 1997 is not necessarily indicative of actual shipments or sales for any future period, and period-to-period comparisons may not be meaningful.

EMPLOYEES

    As of December 31, 1997, the Company had 1,233 employees (including 134 temporary employees), of whom 146 were in engineering (including 17 temporary employees), 39 were in sales, 923 were in manufacturing operations (including 108 temporary employees) and 125 were in finance and administration (including 9 temporary employees). None of the Company's employees are subject to a collective bargaining agreement, and the Company has not experienced any material business interruption as a result of labor disputes since it was formed. The Company believes that it has a good relationship with its employees.

FACILITIES

    The Company leases most of its facilities, with lease terms ranging from one to nine years, as reflected in the following table.

                                                                                         APPROXIMATE
                                                                                           SQUARE         LEASE
                LOCATION                                  DESCRIPTION                      FOOTAGE     EXPIRATION
----------------------------------------  --------------------------------------------  -------------  -----------
El Segundo, CA                            Manufacturing and engineering facility             81,300          2000
Garden Grove, CA                          Manufacturing and engineering facility             58,300          2004
Lugano, Switzerland                       Manufacturing facility                             28,000          2003
Hatfield, PA                              Manufacturing and engineering facility             27,500          1999
Lugano, Switzerland                       Manufacturing facility                             21,000          2001
Irvine, CA                                Manufacturing facility                             16,400          1999
Wiltshire, United Kingdom                 Manufacturing facility                              5,700          2013
El Segundo, CA                            Executive offices                                   5,000          2004
Santa Barbara, CA                         Engineering facility                                3,500          2000
Seattle, WA                               Engineering facility                                3,200          1999
Santa Ana, CA                             Engineering facility                                1,300          1999

    Additionally, the Company owns an 18,000 square foot manufacturing and engineering facility in North Little Rock, Arkansas. The Company believes its properties are in good condition and are adequate to support its operations for the foreseeable future.

ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state, local, and foreign environmental requirements, including those relating to discharges to air, water, and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. In addition, certain environmental laws, such as CERCLA and similar state laws, impose strict, retroactive, and joint and several liability upon persons responsible for releases or potential releases of hazardous substances. The Company has sent waste to treatment, storage, or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. The Company has received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency as to the Company's use of certain such sites. In addition, some of the Company's operations are located on properties which are contaminated to varying degrees. However, the Company has not incurred, nor does it expect to incur, significant costs to address such contamination because entities other than the Company have been held primarily responsible for such contamination, the levels of contamination are sufficiently low so as not to require remediation or the Company is indemnified against such costs. In most cases the Company does not believe that its liability for past waste disposal is material. However, in a limited number of cases the Company does not have sufficient information to assess its potential liability, if any. It is possible, given the retroactive nature of CERCLA liability, that the Company will from time to time receive additional notices of potential liability, relating to current or former activities.

    The Company has been and is in substantial compliance with environmental requirements and believes it has no liabilities under environmental requirements, except those which would not be expected to have a material adverse effect on the Company's business, results of operations, or financial condition. However, some risk of environmental liability is inherent in the nature of the Company's business and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental requirements. See "Risk Factors-- Environmental Regulation" and "Business--Legal Proceedings."

LEGAL PROCEEDINGS

    The Company's manufacturing facility in El Segundo, California, has received several notices of violation related to its wastewater discharge permit. The Company has taken various corrective measures. However, the Company continues to experience difficulty in meeting the wastewater flow limitations contained in its discharge permit and is evaluating additional measures, including seeking modification to its permit. If the Company is not able to resolve these issues, it may be required to install new treatment equipment. However, the cost for such installation is not expected to be material, and the Company does not believe that the notices will result in any material sanctions. See "Risk Factors-- Environmental Regulation" and "Business--Environmental Matters."

    The Company is a party to a license agreement with McDonnell Douglas (now a part of Boeing) pursuant to which the Company may request certain data in order to design and market modifications to aircraft manufactured by McDonnell Douglas. The agreement provides that the Company will pay McDonnell Douglas a royalty of five percent of the net sales price of all modifications sold by the Company for which the Company has requested data from McDonnell Douglas. The Company has requested data for a single modification, which modification the Company believes is exempt from the obligation to pay royalties under the agreement. In 1996, McDonnell Douglas made a demand for $650,000 for royalties. The Company does not believe that it is obligated to McDonnell Douglas in any amount. However, there can be no assurance that the Company will not be required to pay royalties to McDonnell Douglas.

    Certain subsidiaries of the Company have recently been served in an action filed in federal court by American International Airways, Inc., relating to the conversion and modification of two Boeing 747 aircraft from passenger to freighter configuration. No specific amount of damages is sought. The events in question occurred prior to the Company's purchase of the relevant businesses from its prior owner; the Company intends to deny any liability, and further believes that it is indemnified with respect to any such liabilities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding the directors and executive officers of the Company as of December 31, 1997:

                      NAME                            AGE                               POSITION
------------------------------------------------  -----------  ----------------------------------------------------------
R. Jack DeCrane                                           51   Chairman of the Board and Chief Executive Officer
R. G. MacDonald                                           67   Vice Chairman of the Board
Robert A. Rankin                                          45   Chief Financial Officer, Secretary and Treasurer
Roger L. Keller                                           53   Group Vice President of Systems
Charles H. Becker                                         51   Group Vice President of Components
James R. Bergman (a)                                      55   Director
Paul H. Cascio (b)                                        36   Director
Jonathan A. Sweemer (a)(b)                                42   Director
Mitchell I. Quain                                         46   Director

------------------------

(a) Member of the Compensation Committee.

(b) Member of the Audit Committee.

    The Company is currently evaluating other independent non-management director candidates and anticipates that the Company's independent, non-management directors will continue to represent a majority on each of the Company's Audit Committee and Compensation Committee.

    The Company's Board is divided into three classes. Directors of each class will be elected at the annual meeting of stockholders of the Company (the "Annual Meeting") held in the year in which the term of such class expires and will serve thereafter for three years. Mr. MacDonald and Mr. Quain serve as class I directors for a term expiring as of the Annual Meeting in 1998. Messrs. Cascio and Bergman serve as class II directors for a term expiring as of the Annual Meeting in 1999. Messrs. DeCrane and Sweemer serve as class III directors for a term expiring as of the Annual Meeting in 2000.

    R. Jack DeCrane is the founder of the Company and has been Chairman of the Board of Directors of the Company since it was founded in December 1989. Mr. DeCrane served as President of the Company, which office then included the duties of chief executive officer, until April 1993 when he was elected to the newly-created office of Chief Executive Officer. Prior to founding the Company, Mr. DeCrane held various positions at the aerospace division of B.F. Goodrich. Mr. DeCrane was a Group Vice President at the aerospace division of B.F. Goodrich with management responsibility for three business units from 1986 to 1989. Mr. DeCrane is his own appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions Shareholders Agreement."

    R. G. MacDonald has been Vice Chairman of the Company since December 1996. Mr. MacDonald has been a member of the Board since December 1994, and was President of the Company from April 1993 until December 1996. The office of President of the Company included the duties of chief operating officer. Mr. MacDonald was a consultant to the Company from February 1993 to April 1993. Prior to joining the Company, he served as President and Chief Executive Officer of MDB Systems, Inc., a manufacturer of ruggedized computer disk systems, from 1990 to 1993.

    Robert A. Rankin has been Chief Financial Officer, Secretary and Treasurer of the Company since November 1993. Mr. Rankin joined the Company in 1992 as Senior Vice President of Tri-Star, which office then included the duties of chief financial officer of the Company. Prior to joining the Company, he was Vice President of Finance for the Chandler Evans Control Systems subsidiary of Coltec Industries, Inc., an aerospace company, from 1990 to 1992. He was employed by the aerospace division of B.F. Goodrich from 1977 to 1989 in various capacities, the most recent of which was as Controller of the aircraft wheel and brake business unit of B.F. Goodrich.

    Roger L. Keller has been Group Vice President of Systems of the Company since December 1996. Mr. Keller has also served as President of Hollingsead since December 1995, and was employed by the Company as Vice President of Engineering, Sales and Program Management from May 1994 through November 1995. Prior to joining the Company, he was Vice President of Engineering for Active Noise and Vibration Technologies, Inc. from 1992 to 1994, and Vice President of Sales, Marketing and Program Management for the Airtransport Services division of Honeywell from 1986 to 1992.

    Charles H. Becker has been Group Vice President of Components of the Company since December 1996, and President of Tri-Star since December 1994. Prior to joining the Company, Mr. Becker was President of the Interconnect Systems Division of Microdot, Inc. from 1984 to 1994.

    James R. Bergman has been a member of the Board since October 1991. He is a founder and, since 1974, has been a general partner of DSV Associates, DSV Partners III and DSV. Mr. Bergman is DSV's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement." In August 1996, Mr. Bergman became a general partner of Brantley Venture Partners III, L.P. (an affiliate of Brantley). He is also a director of Maxim Integrated Products, Inc. and Quad Systems Corporation.

    Paul H. Cascio has been a member of the Board since September 1996. He is a general partner of Brantley. Mr. Cascio also serves as Vice President and Secretary of Brantley Capital Corporation. Mr. Cascio is Brantley's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement." From December 1987 through May 1996, when he became a general partner of Brantley Venture Partners, Mr. Cascio was a Managing Director and head of the Industrial Manufacturing and Services Group in the corporate finance department at Dean Witter Reynolds Inc.

    Jonathan A. Sweemer has been a member of the Board since February 1996. He has been a member of Nassau Capital L.L.C., the general partner of Nassau Capital Partners, L.P. (collectively with NAS Partners I, L.L.C., referred to in this document as "Nassau") since January 1995. From May 1992 to December 1994, Mr. Sweemer was a Vice President for Princeton University Investment Co. Mr. Sweemer is Nassau's appointee to the Board under the terms of an agreement between the Company and certain of its shareholders and lenders. See "Certain Transactions--Shareholders Agreement."

    Mitchell I. Quain has been a member of the Board since May 1997. He is an Executive Vice President of and has been a member of the board of Furman Selz LLC since May 1997. From June 1975 to May 1997, he was a Managing Director of and held other positions with Schroder & Co. Inc. Mr. Quain has more than 20 years of financial and operating experience. Certain stock options have been granted to Mr. Quain, pursuant to a Board resolution providing for such options for non-management directors who do not serve pursuant to the terms of the Shareholder Agreement. See "Certain Transactions-- Independent Director."

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table describes all annual compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four-most highly compensated executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") for the fiscal year ended December 31, 1997.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table describes all annual compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four-most highly compensated executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") for the fiscal year ended December 31, 1997, 1996 and 1995.

                                                                                       LONG TERM COMPENSATION
                                       ANNUAL COMPENSATION                   -------------------------------------------
                       ----------------------------------------------------  RESTRICTED      SECURITIES
                                                           OTHER ANNUAL         STOCK        UNDERLYING         LTIP
                         YEAR      SALARY      BONUS      COMPENSATION(1)      AWARDS      OPTIONS/SAR(2)      PAYOUTS
                       ---------  ---------  ---------  -------------------  -----------  -----------------  -----------
R. Jack DeCrane             1997  $ 244,744  $ 220,000       $      --                           50,000
  Chief Executive           1996    206,600    146,000           7,813                           34,028
  Officer and               1995    180,000     55,000              --                               --
  Chairman of the
  Board
R.G. MacDonald              1997    184,859    102,000          10,536                            4,000
  Vice Chairman of          1996    177,437     82,000          13,200                               --
  the Board (4)             1995    173,607     35,000           8,292                               --
Robert A. Rankin            1997    149,309    103,000           7,158                           15,000
  Chief Financial           1996    139,375     65,000          12,838                           19,850
  Officer and               1995    135,000     20,000           6,628                               --
  Secretary
Roger L. Keller             1997    163,866     30,000           1,682                           10,000
  President of              1996    150,000         --           2,083                           19,850
  Hollingsead and           1995    121,250      7,500              --                           14,179
  Group Vice
  President of
  Systems (5)
Charles H. Becker           1997    174,492    102,000           6,168                           15,000
  President of              1996    148,750     65,000           9,103                           19,850
  Tri-Star and Group        1995    137,515     16,000           1,610                           14,179
  Vice President of
  Components (6)

                           ALL OTHER
                        COMPENSATION(3)
                       -----------------
R. Jack DeCrane            $  29,411
  Chief Executive                 --
  Officer and                     --
  Chairman of the
  Board
R.G. MacDonald                    --
  Vice Chairman of                --
  the Board (4)                   --
Robert A. Rankin                  --
  Chief Financial             80,357
  Officer and
  Secretary
Roger L. Keller                   --
  President of                    --
  Hollingsead and             17,405
  Group Vice
  President of
  Systems (5)
Charles H. Becker             18,000
  President of                30,586
  Tri-Star and Group              --
  Vice President of
  Components (6)

--------------------------

(1) Amounts paid by the Company for premiums on health, life and long-term disability insurance and automobile leases provided by the Company for the benefit of the Named Executive Officer.

(2) Number of shares of Common Stock issuable upon exercise of options granted during the last fiscal year.

(3) Relocation costs.

(4) Mr. MacDonald served as President of the Company through December 1996. Mr. MacDonald became Vice Chairman of the Board in December 1996.

(5) Mr. Keller served as President of Hollingsead through December 1996. Mr. Keller became Group Vice President of Systems in December 1996.

(6) Mr. Becker served as President of Tri-Star through December 1996. Mr. Becker became Group Vice President of Components in December 1996.

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth individual grants of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                  NUMBER OF                                                AT ASSUMED ANNUAL RATES OF
                                 SECURITIES                                                       STOCK PRICE
                                 UNDERLYING        % OF        EXERCISE OR                      APPRECIATION(1)
                                  OPTIONS/      OPTIONS/SAR    BASE PRICE    EXPIRATION    --------------------------
NAME                             SAR GRANTED      GRANTED       PER SHARE       DATE           5%            10%
-------------------------------  -----------  ---------------  -----------  -------------  -----------  -------------
R. Jack DeCrane................      50,000           30.6%     $   16.75          2007    $   526,699  $   1,334,759
Robert A. Rankin...............      15,000            9.2%         16.75          2007        158,010        400,428
Roger L. Keller................      10,000            6.1%         16.75          2007        105,340        266,952
Charles H. Becker..............      15,000            9.2%         16.75          2007        158,010        400,428
Richard G. MacDonald...........       4,000            2.4%         16.75          2007         42,136        106,781

------------------------

(1) The potential realizable value assumes a rate of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices of the Common Stock

STOCK OPTIONS EXERCISED DURING FISCAL YEAR AND YEAR END VALUES OF UNEXERCISED
  OPTIONS

    The following table sets forth information about the stock options exercised by the Named Executive Officers of the Company during the fiscal year ended December 31, 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-
                                                                       UNDERLYING UNEXERCISED    THE-MONEY OPTIONS/ SAR AT
                                                                             OPTIONS/SAR                 FY-END(1)
                                      SHARES ACQUIRED      VALUE      -------------------------  -------------------------
NAME                                    ON EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------------------------  ---------------  -------------  -------------------------  -------------------------
R. Jack DeCrane.....................        --              --                  80,819/95,370     $     1,329,172/655,294
Robert A. Rankin....................        --              --                  16,448/32,581             269,315/247,930
Roger L. Keller.....................        --              --                  13,047/30,982             210,897/305,098
Charles H. Becker                           --              --                  14,180/34,849             229,559/287,686
Richard G. MacDonald................        --              --                  45,372/15,342             747,324/187,814

------------------------

(1) Based on the common stock share price of $16.75 per share as of December 31, 1997, the measuring date.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

    R. Jack DeCrane and the Company have entered into an employment agreement pursuant to which Mr. DeCrane is to serve as Chief Executive Officer for a term of four years, effective September 1, 1994. The agreement requires Mr. DeCrane to devote his full business time to the Company and contains a covenant not to compete with the Company for a period of 12 months following termination of the agreement. The 1994 agreement provides for various benefits including: (i) an initial annual salary of $180,000, which is subject to annual review and increase, but not decrease; (ii) an annual bonus ranging from 30% to 70% of Mr. DeCrane's annual base salary depending on the level of the Company's achievement of certain performance goals; and (iii) vested stock options to purchase 77,982 shares of Common Stock at an exercise price of $0.53 per share. Additionally, Mr. DeCrane is also entitled to life insurance (in an amount at least equal to $1,000,000), and health care benefits generally provided by the Company to other senior executives. The agreement also provides for various payments to Mr. DeCrane or his beneficiaries in the event of his death, disability, or termination without cause. In the event of his death, Mr. DeCrane's beneficiaries would be entitled to: (i) a payment equal to Mr. DeCrane's then current salary for one year plus his remaining bonus through year-end; and (ii) continuation of certain insurance benefits for one year. Upon termination due to disability, Mr. DeCrane would be entitled to: (i) receive the sum of his then current base salary for one year plus his bonus through year end; and (ii) continuation of certain health benefits for one year. In the event of a termination without cause by the Company or Mr. DeCrane's resignation due to a material breach of the agreement by the Company or the Company's request that he resign or retire, Mr. DeCrane would be entitled to: (i) his then current base salary for one year and his remaining bonus through the end of the year of termination plus an amount equal to the amount earned in the immediately preceding year; (ii) continuation of certain health benefits for a one year period; and (iii) reimbursement of certain relocation and outplacement expenses.

    R. G. MacDonald and the Company entered into a letter agreement, dated June 28, 1993, pursuant to which Mr. MacDonald is to receive for an unspecified term:
(i) an initial annual base salary of $150,000; (ii) an annual bonus ranging from 20% to 50% of his annual base salary depending on the Company's level of achievement of certain performance goals; and (iii) the Company's standard benefit package with the addition of an executive term life insurance policy in the amount of $200,000. Under the agreement, Mr. MacDonald received options to purchase 56,714 shares of the Company's Common Stock at an exercise price of $0.53 per share.

    Charles H. Becker and Tri-Star entered into a letter agreement, dated November 28, 1994, pursuant to which Mr. Becker is to receive for an unspecified term: (i) an initial annual base salary of $140,000; (ii) an annual bonus ranging from 10% to 40% of his annual base salary depending on Tri-Star's level of achievement of certain performance goals; and (iii) other benefits available under the Company's executive benefits program. Under the agreement, Mr. Becker received options to purchase 14,179 shares of the Company's Common Stock at an exercise price of $0.53 per share.

SHARE INCENTIVE PLAN

    Under the Share Incentive Plan adopted by the Company in 1993 (the "Share Incentive Plan"), the Company may grant to its eligible employees: (i) options ("Options") to purchase shares of Common Stock; (ii) shares of Common Stock that vest upon the achievement of specified service or performance conditions within a specified period of time (the "Restricted Shares"); and (iii) options to receive payments based on the appreciation of Common Stock ("SARs"). Options, Restricted Shares and SARs are collectively referred to as "Grants."

    Under the Share Incentive Plan, the Company may grant Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options that do not so qualify. The Share Incentive Plan is to be administered by a committee selected by the Company's Board and composed of at least two members of the Board (the "Administrator"). The current members of the Administrator are Messrs. Bergman and Sweemer. Restricted Shares may be granted to key employees of the Company at the sole discretion of the Administrator. SARs may be specifically granted upon the terms and conditions specified by the Administrator.

    Grants are to be made to key employees of the Company designated by the Administrator at its sole discretion. The Company has reserved 527,156 shares of Common Stock for issuance under the Share Incentive Plan. The Share Incentive Plan terminates on February 1, 2003, and thereafter no Grants may be made. In June 1997, with the approval of the Administrator, the Company extended the Share Incentive

Plan to Mitchell I. Quain, an independent non-management director of the Company, and issued 6,000 Options to Mr. Quain under the terms of the Share Incentive Plan. See "Certain Transactions--Independent Director".

    The exercise price of any Option may not be less than 100% (or 110% in the case of an Option granted to a person owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant of the Option. No Option may be exercised after the expiration of ten years from the date of grant of such Option. No Option may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent or distribution. The purchase price of any shares of Common Stock purchased under an Option must be paid in full at the time of the exercise of an Option in cash, by check or, if permitted by the Administrator, by shares of Common Stock having a fair market value on the date of the exercise equal to the purchase price or a combination thereof.

    In the event that a holder of a Grant (a "Grantee") ceases to be employed by the Company for any reason other than death, retirement or disability or such employee is terminated without cause, such Grants shall terminate upon the termination of his employment, unless extended by the Administrator. In the event of termination of employment due to death, retirement or disability of a Grantee or in the event such termination is without cause, the Administrator may allow the Grantee (or his estate) to exercise Options and SARs (to the extent exercisable on the date of termination of employment) at any time within one year after the date of such termination of employment. Restricted Shares held by a Grantee will vest upon the Grantee's death and all restrictions will thereupon lapse.

1996 INCENTIVE PLAN

    In 1996 the Company introduced an incentive plan (the "1996 Incentive Plan") for its management personnel tied to the Company's and each operating unit's annual budget as approved each year by the Compensation Committee of the Board. The 1996 Incentive Plan matrix provides for an annual bonus of up to 70% of the employee's base salary if the Company or its relevant operating unit achieves 110% of budget. Fifty percent of the bonus is payable solely based on performance of the Company or the relevant operating unit and the remainder is payable upon the achievement by the employee of his or her individual objectives in the discretion of the Chief Executive Officer of the Company or the President of the relevant operating unit.

401(K) RETIREMENT PLAN

    Effective April 1992, the Company adopted the Lincoln National Life Insurance Company Non-Standardized 401(k) Salary Reduction Plan and Trust Prototype Plan (the "401(k)"). The 401(k) allows employees as participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax deferred earnings, plus interest, as a retirement fund. The Company matched 25% of the employee contribution for the fourth quarter of 1997 for up to 6% of the employee's salary. In 1998, the Company intends to match 50% of the employee contribution for up to 6% of the employee's salary. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

DIRECTORS' COMPENSATION

    In June 1997 the Board adopted a policy of compensating any non-management directors who do not serve pursuant to the terms of the Shareholder Agreement (see "Certain Transactions--Shareholders Agreement") in an amount equal to $6,000 per year plus $1,500 for each quarterly Board meeting attended. At present, Mitchell I. Quain is the only director who qualifies for such compensation. The other directors of the Company do not receive annual fees or fees for attending meetings of the Board of Directors or committees thereof. However, all directors are reimbursed for out-of-pocket expenses. In

June 1997, the Board also extended the Share Incentive Plan to such independent non-management directors, and issued 6,000 Options to Mr. Quain under the terms of the Share Incentive Plan. See "Certain Transactions--Independent Director".

LIMITATION ON DIRECTOR LIABILITY AND INDEMNIFICATION

    Pursuant to the Certificate, and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

                       PRINCIPAL AND SELLING STOCKHOLDERS

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND SELLING
  STOCKHOLDERS

    The following chart provides information as to the beneficial ownership of Common Stock as of March 6, 1998, as adjusted to give effect to the application of the proceeds of the Offering, by: (i) each director and Named Executive Officer; (ii) directors and executive officers of the Company as a group; (iii) each person known to the Company to be the beneficial owner of 5% or more of Common Stock, and (iv) each stockholder selling shares of Common Stock as part of the Offering (the "Selling Stockholders").

                                           OWNERSHIP OF COMMON STOCK PRIOR TO                   OWNERSHIP OF COMMON STOCK AFTER THE
                                                      THE OFFERING                                           OFFERING
                                           -----------------------------------    NUMBER OF     -----------------------------------
                                                               PERCENTAGE OF    SHARES OFFERED                      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER OF SHARES      OWNERSHIP          HEREBY      NUMBER OF SHARES      OWNERSHIP
-----------------------------------------  ----------------  -----------------  --------------  ----------------  -----------------
Nassau Capital Partners L.P..............       874,633(1)            16.4%           --             874,633(1)            12.1%
  22 Chambers Street
  Princeton, NJ 08542
Jonathan A. Sweemer......................       874,633(2)            16.4%           --             874,633(2)            12.1%
  22 Chambers Street
  Princeton, NJ 08542
Brantley Venture Partners II, L.P........       490,928                9.2%           --             490,928                6.8%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, Ohio 44122
Paul H. Cascio...........................       490,928(3)             9.2%           --             490,928(3)             6.8%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, OH 44122
Wellington Management Company, LLP.......       485,000(4)             9.1%           --             485,000(4)             6.7%
  75 State Street
  Boston, Massachusetts 02109
Electra Investment Trust P.L.C...........       471,639                8.9%           --             471,639                6.5%
  65 Kings Way
  London, England WC2B6QT
Mellon Bank Corporation .................       436,600(5)             8.2%           --             436,600(5)             6.0%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Artisan Partners Limited Partnership.....       391,200                7.4%           --             391,200                5.4%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202
Artisan Investment Corporation...........       391,200(6)             7.4%           --             391,200(6)             5.4%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202
Andrew A. Ziegler........................       391,200(6)             7.4%           --             391,200(6)             5.4%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202
Carlene Murphy Ziegler...................       391,200(6)             7.4%           --             391,200(6)             5.4%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202
The Dreyfus Corporation..................       373,100(5)             7.0%           --             373,100(5)             5.2%
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
The TCW Group, Inc. .....................       304,100                5.7%           --             304,100                4.2%
  865 South Figueroa Street
  Los Angeles, California 90017
Robert Day...............................       304,100(7)             5.7%           --             304,100(7)             4.2%
  200 Park Avenue, Suite 200
  New York, New York 10166
Dreyfus Investment Advisors, Inc.........       273,100(11)            5.1%           --             273,100(11)            3.8%
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennyslvania 15258
Mellon Bank N.A..........................       273,100(11)            5.1%           --             273,100(11)            3.8%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

                                           OWNERSHIP OF COMMON STOCK PRIOR TO                   OWNERSHIP OF COMMON STOCK AFTER THE
                                                      THE OFFERING                                           OFFERING
                                           -----------------------------------    NUMBER OF     -----------------------------------
                                                               PERCENTAGE OF    SHARES OFFERED                      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER OF SHARES      OWNERSHIP          HEREBY      NUMBER OF SHARES      OWNERSHIP
-----------------------------------------  ----------------  -----------------  --------------  ----------------  -----------------
DSV Partners, IV.........................       493,439(8)             9.3%        313,228(8)        180,211                2.5%
  1920 Main St., Suite 820
  Irvine, CA 92614
James R. Bergman.........................       493,439(9)             9.3%        313,228(9)        180,211(9)             2.5%
  1920 Main St., Suite 820
  Irvine, CA 92614
R. Jack DeCrane..........................       147,119(12)            2.7%         30,727           116,392(12)            1.6%
  2361 Rosecrans Avenue
  El Segundo, California 90245
R. G. MacDonald..........................        65,221(13)            1.2%           --              65,221(13)          *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Robert A. Rankin.........................        20,702(14)          *               3,699            17,003(14)          *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245
Charles H. Becker........................        19,851(15)          *               4,931            14,920(15)          *
  2201 Rosecrans Avenue
  El Segundo, California 90245
Roger L. Keller..........................        13,047(16)          *                --              13,047(16)          *
  12442 Knott Avenue
  Garden Grove, California 92841
Nassau Capital Funds, L.P................        99,096(10)            1.9%         86,170(10)        12,926(10)          *
  c/o Nassau Capital L.L.C.
  22 Chambers Street
  Princeton, NJ 08542
Leeway & Co..............................        99,096(10)            1.9%         86,170(10)        12,926(10)          *
  c/o J. P. Morgan Investment Management,
  Inc.
  522 Fifth Avenue, 11th Floor
  New York, NY 10036
Mitchell I. Quain........................        12,000(17)          *                --              12,000(17)          *
  230 Park Avenue
  New York, N.Y. 10169
Minnesota State Board of Investment......        66,064(10)            1.2%         57,447(10)         8,617(10)          *
  c/o Minnesota State Board of Investment
  55 Sherburne Avenue
  M.E.A. Building - Room 105
  St. Paul, MN 55155
Mellon Bank, N.A. as Trustee of the Bell
 Atlantic Master Pension Trust...........        19,819(10)          *              17,234(10)         2,585(10)          *
  c/o Bell Atlantic Asset Management
  Company
  Met Life Building
  200 Park Avenue - 33rd Floor
  New York, NY 10166
The International Bank for Reconstruction
 and Development for its Staff Retirement
 Plan....................................        18,498(10)          *              16,085(10)         2,413(10)          *
  c/o The World Bank
  1818 H Street, NW
  Room MC4-101
  Washington D.C. 20433
Crescent Investors, L.P..................        13,213(10)          *              11,490(10)         1,723(10)          *
  c/o Private Equity Investors, Inc.
  115 East 62nd Street
  New York, NY 10021
Tiger Partners...........................        11,793(10)          *              10,255(10)         1,538(10)          *
  c/o Huddleston, Bolen, Beatty, Porter &
  Copen
  611 Third Avenue
  Huntington, WV 25722-2185
John J. Park.............................         2,406(10)          *                 870(10)         1,536(10)          *
  c/o DSV Partners
  221 Nassau Street
  Princeton, NJ 08542

                                           OWNERSHIP OF COMMON STOCK PRIOR TO                   OWNERSHIP OF COMMON STOCK AFTER THE
                                                      THE OFFERING                                           OFFERING
                                           -----------------------------------    NUMBER OF     -----------------------------------
                                                               PERCENTAGE OF    SHARES OFFERED                      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER OF SHARES      OWNERSHIP          HEREBY      NUMBER OF SHARES      OWNERSHIP
-----------------------------------------  ----------------  -----------------  --------------  ----------------  -----------------
Amberbrook LLC...........................         2,313(10)          *               1,006(10)         1,307(10)          *
  c/o Willowridge Incorporated
  25 East 86th Street
  New York, NY 10028-0553
AVA Partners.............................         9,910(10)          *               8,617(10)         1,293(10)          *
  c/o Venture Investment Associates
  1300 Mount Kemble Avenue (Route 202)
  Morristown, NJ 07962
Bankers Trust Company as Trustee for
 Loral Corporation Master Trust..........         8,330(10)          *               7,243(10)         1,087(10)          *
  c/o Mellon Bank, N.A.
  Special Investments Division
  One Mellon Bank Center, Room 3940
  Pittsburgh, PA 15258-0001
Pantheon USA Fund Limited................         6,606(10)          *               5,744(10)           862(10)          *
  c/o Pantheon Ventures
  50 California Street, Suite 906
  San Francisco, CA 94111
James J. Millar..........................         5,630(10)          *               4,896(10)           739(10)          *
  334 Prospect Drive
  Princeton, NJ 08540
All directors and executive officers as a
 group (nine persons)....................     2,136,940(18)           38.8%        352,585         1,784,355               24.0%

------------------------
 *  Less than 1%

 (1) Includes 5,473 shares held by NAS Partners I L.L.C., an affiliate of Nassau Capital Partners, L.P.

 (2) Represents shares held by Nassau Capital Partners, L.P. and NAS Partners I L.L.C., affiliates of Mr. Sweemer.

 (3) Represents shares held by Brantley of which Mr. Cascio is a general partner of the general partner.

 (4) Represents shares held by clients of Wellington, which in its capacity as investment adviser may be deemed to control such shares.

 (5) Includes 273,100 shares beneficially owned jointly among Mellon Bank Corporation, Mellon Bank N.A., The Dreyfus Corporation and Dreyfus Investment Advisors, Inc.

 (6) Represents shares held by Artisan Partners Limited Partnership and beneficially owned jointly with Artisan Investment Corporation, A. A. Ziegler and C.M. Ziegler.

 (7) Represents shares held by The TCW Group of which Mr. Day may be a controlling person.

 (8) Includes shares beneficially owned by, and to be distributed to, the following partners of DSV: Nassau Capital Funds L.P., Leeway & Co., Minnesota State Board of Investment, Mellon Bank N.A. as Trustee of the Bell Atlantic Master Pension Trust, International Bank for Reconstruction and Development, Crescent Investors, L.P., Tiger Partners, John J. Park, Amberbrook LLC, AVA Partners, Bankers Trust as Trustee for Loral Corporation Master Trust, Pantheon USA Fund Limited and James J. Millar in the respective amounts indicated above opposite their names.

 (9) Represents shares held by DSV of which Mr. Bergman is a general partner.

(10) Represents shares held by DSV and beneficially owned by the named party as a partner of DSV. DSV is expected to distribute such shares to such partner prior to the Offering in connection with the liquidation of DSV.

(11) Represents shares beneficially owned jointly among Mellon Bank Corporation, Mellon Bank, N.A., The Dreyfus Corporation and Dreyfus Investment Advisers, Inc.

(12) Includes 80,819 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(13) Includes 56,714 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(14) Includes 16,448 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(15) Includes 14,180 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(16) Includes 13,047 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(17) Includes 2,000 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

(18) Includes 183,208 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from March 6, 1998.

    The Company and the Selling Shareholders have granted the underwriters a 30-day option to purchase up to 287,762 and 52,888 shares, respectively, for a total of up to 340,650 shares, solely to cover over-allotments, which additional shares are not included in the above table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    James R. Bergman, a director of the Company, filed a Form 5 under Section 16(a) of the Exchange Act (a "Form 5") dated March 5, 1998, indicating a failure to timely file a Form 3 under Section 16(a) of the Exchange Act (a "Form 3") when required under Section 16(a), disclosing his indirect beneficial ownership of a portion of the 493,439 shares of Common Stock directly owned by DSV (of which he is a general partner) at the time of the IPO. The foregoing Form 5 was required to have been filed by February 15, 1998.

    Jonathan Sweemer, a director of the Company, filed a Form 5 dated February 25, 1998, indicating a failure to timely file: (i) a Form 3 with respect to 869,160 shares of Common Stock beneficially owned by Nassau Capital Partners L.P., at the time of the IPO, and (ii) a Form 4 with respect to the acquisition of 33,526 additional shares of Common Stock issued by the Company to Nassau Capital Partners L.P. to correct a disputed calculation regarding the number of shares that should have been issued as part of the Recapitalization. Mr. Sweemer disclaims any beneficial interest in any of the foregoing shares. The foregoing Form 5 was required to have been filed by February 15, 1998.

    Nassau Capital Partners L.P., filed a Form 5 dated February 25, 1998, indicating a failure to timely file: (i) a Form 3 disclosing its beneficial ownership of 869,160 shares of Common Stock at the time of the IPO, and (ii) a Form 4 with respect to the acquisition of 33,526 additional shares of Common Stock issued by the Company to correct a disputed calculation regarding the number of shares that should have been issued as part of the Recapitalization. The foregoing Form 5 was required to have been filed by February 15, 1998.

    Paul H. Cascio, a director of the Company, filed a Form 5 dated March 9, 1998, indicating a failure to timely file a Form 3, disclosing his indirect beneficial ownership of the 490,928 shares of Common Stock directly owned by Brantley Venture Partners, L.P. (of which he is a general partner of a general partner), at the time of the IPO. The foregoing Form 5 was required to have been filed by February 15, 1998.

                              CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENT

    Pursuant to the Fifth Amended and Restated Shareholders Agreement dated January 10, 1997 (as amended, the "Shareholders Agreement") among the Company, Nassau, Electra, Brantley, DSV and certain other parties, and subject to election by the Company's stockholders, Nassau, Brantley and DSV each have the right to nominate a representative to serve as a director so long as the relevant stockholder owns at least 5% of the Common Stock (including Common Stock which may be acquired upon exercise of warrants). See "Management--Executive Officers and Directors." Following completion of the Offering, Nassau and Brantley will beneficially own 12.1% and 6.8%, respectively, of the issued and outstanding Common Stock. The Shareholders Agreement also provides that Mr. DeCrane may nominate a director for election by the Company's stockholders for so long as he is the Chief Executive Officer of the Company.

RECAPITALIZATION; WAIVERS AND EXCHANGES OF SECURITIES

    Effective immediately prior to the IPO, certain of the Company's then-existing shareholders, including Nassau, Brantley, DSV and Electra Investment Trust P.L.C. and Electra Associates, Inc. (collectively, "Electra"), and holders of warrants for common stock, agreed to waive a number of rights under the agreements by which such shareholders and warrant holders acquired such rights from the Company, releasing the Company from certain dividend payment requirements, voting requirements and certain other rights, as well as eliminating certain negative and affirmative covenants contained therein.

    The Recapitalization provided for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock into 1,941,804 shares of Common Stock; (ii) the cashless exercise and conversion of all 52,784 and 9,355 issued and outstanding of such Preferred Stock warrants and common stock warrants, respectively, into a total of 16,585 shares of Common Stock; (iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of Common Stock; and (iv) the cancellation of 95,368 Redeemable Warrants.

    Redeemable Warrants exercisable into 208,968 common shares remained after the Recapitalization. Of this amount, 138,075 Redeemable Warrants were cancelled upon the consummation of the IPO and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements. Redeemable Warrants exercisable into 70,893 common shares remained after the Recapitalization and the IPO and application of the net proceeds therefrom. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, as a result, the value ascribed thereto was reclassified to stockholders' equity as additional paid-in capital.

    Upon consummation of the IPO and as part of the Recapitalization, R.G. MacDonald, Charles H. Becker, Robert A. Rankin and John Hinson, an officer of the Company, exchanged an aggregate of 75,000 shares of preferred stock of the Company for 21,268 shares of Common Stock. See "Description of Common Stock--The Recapitalization".

    In December 1997, the Company issued an additional 16,918 shares of Common Stock to Electra and 33,825 shares to Nassau to correct a disputed calculation regarding the number of shares that should have been issued as part of the Recapitalization in the conversions described above.

INDEPENDENT DIRECTOR

    In June 1997, the Company extended its Share Incentive Plan for employees to independent non-management directors of the Company who are not appointed to the Board pursuant to the Shareholders Agreement, and issued 6,000 Options to Mitchell I. Quain, the only director presently qualifying for such plan.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 9,924,950 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of March 6, 1998, there were 5,318,563 shares of Common Stock outstanding and held of record. An additional 527,156 shares were reserved for issuance upon exercise of all outstanding options under the Share Incentive Plan. Each holder of Common Stock is entitled to one vote for each share held and does not have cumulative voting rights.

    The holders of the Common Stock are entitled to elect all of the directors, subject to the rights of certain stockholders and lenders under the Shareholders Agreement to nominate candidates. The Common Stock is not convertible into any other security. See "Certain Transactions--Shareholders Agreement."

    Subject to the restrictions on payments of dividends imposed by the Company's debt agreements, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. The Common Stock has no preemptive or other subscription rights. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue up to 10,000,000 shares of Undesignated Preferred Stock, none of which was issued as of March 6, 1998. The Board, without further action by the holders of Common Stock, may issue shares of Undesignated Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Undesignated Preferred Stock. The Board, without further approval of the holders of Common Stock, may issue shares of Undesignated Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Undesignated Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

WARRANTS

    Pursuant to Warrant Agreements dated September 18, 1996, the Company issued certain warrants to certain lenders under the Prior Credit Facility, which entitled the holders to purchase 70,893 shares of Common Stock for $14.11 per share and conferred certain other rights on the holders thereof. All of the foregoing warrants were exercised on or before December 31, 1997. As of March 6, 1998, no warrants were outstanding.

REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement, certain stockholders may require the Company to use its best efforts to register such holders' Company securities (including the Common Stock) under the Securities Act, in each case pursuant to the procedures and subject to restrictions specified in the Registration Rights Agreement.

    Each party to the Registration Rights Agreement may require the Company to file one registration statement to register securities owned by it for a four-year period (subject to extension under certain limited circumstances). In general, the Company is not required to effect the registrations described above more than once in any nine month period or, if the Company intends in good faith to file a registration statement pertaining to an underwritten public offering by the Company, within 90 days. Also, the Company is not obligated to file more than four registration statements, provided that if the Company effects a registration at the request of a stockholder, no further demand by any other party to such agreement may be made for a period of at least nine months.

    In addition to the registration rights described above, each holder which is a party to the Registration Rights Agreement may cause the Company to use its best efforts to include such holder's Common Stock in any of the Company's registered offerings ("piggyback offerings") of its Common Stock (other than under Forms S-4 and S-8 of the Securities Act, or under other forms not available for registering sales to the public) (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein). The Registration Rights Agreement provides that the Company is to bear the expenses of registrations described above, other than expenses consisting of underwriting discounts and commissions applicable to securities sold by holders.

    The Registration Rights Agreement also restricts the transfer of certain shares of Common Stock held by the stockholders party to such agreement prior to the registration and sale (or other registered disposition) of such Common Stock under the Securities Act.

RECAPITALIZATION

    On February 19, 1997, the Company, formerly an Ohio corporation, was incorporated in the State of Delaware. Each outstanding share of common stock and preferred stock, as well as all warrants and options, were exchanged for substantially similar securities of the Delaware corporation. On March 25, 1997 the common stock was subjected to a 3.53-for-one reverse stock split.

    Concurrent with the IPO, all of the Company's existing stockholders agreed to and consummated a recapitalization and simplification of the Company's capital structure, which provided for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock into 1,941,804 shares of common stock; (ii) the cashless exercise and conversion of all 52,784 issued and outstanding cumulative convertible preferred stock warrants and 9,355 issued and outstanding common stock warrants, into a total of 16,585 shares of common stock; (iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of common stock; and (iv) the cancellation of 95,368 Redeemable Warrants.

    Redeemable Warrants exercisable into 208,968 common shares remained after the Recapitalization. Of this amount, 138,075 Redeemable Warrants were cancelled upon the consummation of the IPO and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements. Redeemable Warrants exercisable into 70,893 common shares remained after the Recapitalization and the IPO and application of the net proceeds therefrom. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, as a result, the value ascribed thereto was reclassified to stockholders' equity as additional paid-in capital.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

CERTAIN CERTIFICATE AND BYLAW PROVISIONS AND DELAWARE GENERAL CORPORATION LAW
  SECTION 203

    The provisions of the Company's Certificate and the Bylaws and the provisions of Delaware law summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD. The Certificate provides that the Board will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board will be elected each year. Currently, the size of the Board is fixed at six members, who are divided into three classes serving staggered three-year terms. However, the Company is presently evaluating other director candidates. The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and the stockholders. The Certificate also provides that a director may not be removed from office unless for cause and the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock (including any warrants with voting rights) entitled to vote.

    MERGERS AND SALES OF ASSETS. The Certificate provides that except as provided in Section 203 of the General Corporation Law of the State of Delaware (the "GCLSD") any merger or sale of substantially all of the assets of the Company which has not been approved by at least two-thirds of the Board must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock (including any warrants with voting rights) entitled to vote. Such provision may have the effect of preventing a merger or sale of substantially all the Company's assets that a stockholder might consider to be in such stockholder's best interest, including those which might result in a premium over the market price for the shares held by stockholders.

    LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate prohibits stockholder action by written consent in lieu of a meeting, and provides that stockholder action can be taken only at an annual or special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called by the Board, the Chairman of the Board, the Chief Executive Officer or President of the Company.

    ADVANCED NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Subject to the rules and regulations of the Securities and Exchange Commission regarding the solicitation of proxies, the Bylaws establish certain advance notice procedures with regard to stockholder proposals and the nomination, other than by the direction of the Board or a committee thereof, of candidates for election as directors. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

    AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS. The Certificate provides that the affirmative vote of the holders of at least
66 2/3% of the outstanding shares of capital stock of the Company (including any warrants with voting rights) then entitled to vote on the matter is required to amend certain provisions of the Certificate, including those provisions relating to the classification of the Board of Directors; the filling of vacancies on the Board; removal of directors; the calling of special meetings of stockholders; the prohibition of stockholder action without a meeting; indemnification of directors, officers and others; the limitation on liability of directors; the approval of any merger or sale of substantially all of the assets of the Company which has not been approved by at least two-thirds of the Board; the Amendment of the Bylaws; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board, except with respect to the indemnification of officers and directors, or by an affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of capital stock of the Company (including any warrants with voting rights) then entitled to vote on the matter. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believe that such amendment would be in its best interests.

    DELAWARE GENERAL CORPORATION LAW SECTION 203.  The Company is subject to
Section 203 of the GCLSD, which imposes restrictions on "business combinations" (as defined therein) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder, unless: (i) before such person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

    VESTING OF MANAGEMENT RIGHTS UPON CERTAIN ACQUISITIONS. The terms of stock option agreements between the Company and certain members of management provide that all unvested options granted thereunder will vest upon either: (i) the acquisition by any one purchaser or group of more than 50% of the voting power of the stock of the Company; (ii) a replacement during any 12 month period of a majority of the Board (whose appointment is not endorsed by a majority of the Board prior to the date of such appointment); or (iii) the acquisition of assets having more than one-third of the total fair market value of the assets of the Company by any person or group of persons (a "Change of Control"). As of March 6, 1998, options to purchase an aggregate of 299,398 shares of Common Stock were unvested and subject to vesting upon a Change of Control, including options to purchase 95,370, 15,342, 32,581, 30,982 and 34,849 shares of Common Stock, by
Messrs. DeCrane, MacDonald, Rankin, Keller and Becker, respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have outstanding 7,236,978 shares of Common Stock. Of these shares, all of the 2,271,000 shares (2,611,650 shares if the Underwriters' over-allotment option is exercised in full) sold in this offering, and the 2,797,423 shares sold in the Company's IPO are freely transferable without restriction if held by holders who are not "affiliates" of the Company (as defined in the Securities Act).

    The remaining 2,168,555 shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. The holders of 2,062,786 of such restricted shares are subject to a 90-day lock-up period following the Offering. Upon the expiration of that lock-up period: (i) all such restricted securities will be available for resale pursuant to limitations of Rule 144; and (ii) the Company, pursuant to its Certificate, may authorize the issuance of additional shares of Common Stock and shares of one or more series of voting preferred stock. The issuance of additional shares of capital stock could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering. In addition, following the expiration of the 90-day lock-up period, pursuant to the Registration Rights Agreement, certain stockholders have the right, subject to the terms and conditions of the Registration Rights Agreement, to require the Company to: (i) effect (in the aggregate) up to four registrations under the Securities Act covering all or any portion of the shares of Common Stock held by such stockholders, provided that if the Company effects a registration at the request of a stockholder, no further demand may be made by any stockholder for a period of at least nine months; and (ii) include all or any portion of such stockholders' shares of Common Stock in any proposed registration by the Company of shares of Common Stock (subject to reduction to the extent that the managing underwriter, if any, is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein).

    Factors such as announcements concerning the Company or its competitors, investor perception of the Company, fluctuations in the Company's operating results and general market conditions may cause the market price of the Common Stock to fluctuate significantly. Sales of a substantial number of shares of Common Stock in the public market after the Offering, or the expectation that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, Furman Selz LLC, and SBC Warburg Dillon Read Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                                                        NUMBER OF
UNDERWRITER                                                                                              SHARES
-----------------------------------------------------------------------------------------------------  -----------
BT Alex. Brown Incorporated..........................................................................      757,000
Furman Selz LLC......................................................................................      757,000
SBC Warburg Dillon Read Inc..........................................................................      757,000
                                                                                                       -----------
Total................................................................................................    2,271,000
                                                                                                       -----------
                                                                                                       -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 340,650 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,271,000, and the Company and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,271,000 shares are being offered.

    In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response in order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    Subject to applicable limitations, the Underwriters, in connection with this offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with this offering. The Underwriters are not required to engage in these activities and may end these activities at any time.

    The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company and the Selling Stockholders with respect to certain civil liabilities, including liabilities under the Securities Act.

    Stockholders of the Company, holding in the aggregate 2,062,786 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any of such Common Stock for a period of 90 days after the date of this Prospectus. See "Shares Eligible For Future Sale."

    SBC Warburg Dillon Read Inc. is the successor firm to Dillon, Read & Co. Inc.; Dillon, Read & Co. Inc. served as an underwriter of the Company's IPO consummated in April 1997.

    Furman Selz LLC is an affiliate of ING Baring (U.S.) Securities, Inc. and ING (U.S.) Capital Corporation. ING Baring (U.S.) Securities, Inc. received a fee of $23,498 from the representatives of the underwriters of the Company's IPO in April 1997. In addition, ING (U.S.) Capital Corporation received approximately $24.7 million as a result of: (i) being a lender under the Company's former senior revolver; (ii) being a holder of certain redeemed senior notes issued by the Company; (iii) net proceeds from sales of Common Stock and warrants for Common Stock; and (iv) receiving a success fee for the completion of the IPO. Additionally, Mitchell I. Quain, an Executive Vice President of Furman Selz LLC, serves as a director of the Company.

                                 LEGAL MATTERS

    The validity of the Common Stock offered by this Prospectus and certain other legal matters will be passed upon for the Company by Spolin & Silverman, Santa Monica, California. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Audio International, Inc. and subsidiary as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Thomas & Thomas, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Act for registration of the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to do not purport to be complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each statement shall be deemed qualified by this reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the Commission's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company is subject to the information requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information also are available from the Commission's public reference facilities and its website. So long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to furnish the reports, proxy statements and other information required thereby to the Commission. The Company furnishes its shareholders annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                            ------------------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Accountants........................................................................        F-2

  Consolidated Balance Sheets as of December 31, 1996 and 1997.............................................        F-3

  Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997...............        F-4

  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and
    1997...................................................................................................        F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997...............        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

AUDIO INTERNATIONAL, INC. AND SUBSIDIARY
  Report of Independent Accountants........................................................................       F-31

  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (Unaudited)..........       F-32

  Consolidated Statements of Income for the years ended December 31, 1995 and 1996 and the nine months
    ended September 30, 1996 and 1997 (Unaudited)..........................................................       F-33

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and the
    nine months ended September 30, 1997 (Unaudited).......................................................       F-34

  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the nine months
    ended September 30, 1996 and 1997 (Unaudited)..........................................................       F-35

  Notes to Consolidated Financial Statements...............................................................       F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
DeCrane Aircraft Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DeCrane Aircraft Holdings, Inc. and its subsidiaries at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Los Angeles, California
February 24, 1998

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
ASSETS
Current assets
  Cash and cash equivalents................................................................  $     320  $     206
  Accounts receivable, net.................................................................     13,185     18,152
  Inventories..............................................................................     19,573     25,976
  Prepaid expenses and other current assets................................................        812        782
                                                                                             ---------  ---------
    Total current assets...................................................................     33,890     45,116
Property and equipment, net................................................................     12,187     14,054
Other assets, principally intangibles, net.................................................     23,189     39,967
                                                                                             ---------  ---------
      Total assets.........................................................................  $  69,266  $  99,137
                                                                                             ---------  ---------
                                                                                             ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings....................................................................  $   1,974  $     568
  Current portion of long-term obligations to unaffiliated lenders.........................      3,004        858
  Convertible subordinated notes payable to related parties................................      2,922     --
  Accounts payable.........................................................................      7,420      8,032
  Accrued expenses.........................................................................      7,241      6,911
  Income taxes payable.....................................................................        843      3,975
                                                                                             ---------  ---------
    Total current liabilities..............................................................     23,404     20,344
                                                                                             ---------  ---------
Long-term liabilities
  Long-term obligations
    Unaffiliated lenders...................................................................     28,323     37,412
    Related parties........................................................................      6,027     --
  Deferred income taxes....................................................................      3,312      1,758
  Minority interest........................................................................         85         96
                                                                                             ---------  ---------
    Total long-term liabilities............................................................     37,747     39,266
                                                                                             ---------  ---------
Commitments and contingencies (Note 18)
Mandatorily redeemable common stock warrants...............................................      6,879     --
                                                                                             ---------  ---------
Stockholders' equity
  Cumulative convertible preferred stock, $.01 par value (no par value prior to February
    19, 1997), 8,314,018 shares authorized; 6,847,705 shares issued and outstanding as of
    December 31, 1996 (none as of December 31, 1997).......................................     13,850     --
  Undesignated preferred stock, $.01 par value, 10,000,000 shares initially authorized as
    of February 19, 1997; none issued and outstanding......................................     --         --
  Common stock, no par value, 4,253,550 shares authorized; 85,593 shares issued and
    outstanding prior to February 19, 1997.................................................        216     --
  Common stock, $.01 par value, 9,924,950 shares authorized as of February 19, 1997;
    5,318,563 shares issued and outstanding as of December 31, 1997 (none as of December
    31, 1996)..............................................................................     --             53
  Additional paid-in capital...............................................................     --         51,057
  Accumulated deficit......................................................................    (12,951)   (11,444)
  Foreign currency translation adjustment..................................................        121       (139)
                                                                                             ---------  ---------
    Total stockholders' equity.............................................................      1,236     39,527
                                                                                             ---------  ---------
      Total liabilities and stockholders' equity...........................................  $  69,266  $  99,137
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                  1995       1996        1997
                                                                                ---------  ---------  -----------
Revenues......................................................................  $  55,839  $  65,099  $   108,903
Cost of sales.................................................................     43,463     49,392       80,247
                                                                                ---------  ---------  -----------
      Gross profit............................................................     12,376     15,707       28,656
                                                                                ---------  ---------  -----------
Operating expenses
  Selling, general and administrative expenses................................      9,426     10,747       15,756
  Amortization of intangible assets...........................................      1,115        709          905
                                                                                ---------  ---------  -----------
    Total operating expenses..................................................     10,541     11,456       16,661
                                                                                ---------  ---------  -----------
Income from operations........................................................      1,835      4,251       11,995
Other expenses (income)
  Interest expense
    Unaffiliated lenders......................................................      2,628      2,807        2,520
    Related parties...........................................................      1,193      1,441          634
  Other (income) expenses.....................................................        297        (85)         131
  Minority interests..........................................................         85        193          112
                                                                                ---------  ---------  -----------
Income (loss) before provision for income taxes and extraordinary item........     (2,368)      (105)       8,598
Provision for income taxes....................................................      1,078        712        3,344
                                                                                ---------  ---------  -----------
Income (loss) before extraordinary item.......................................     (3,446)      (817)       5,254
Extraordinary loss from debt refinancing, net of income tax benefit...........     --         --            2,078
                                                                                ---------  ---------  -----------
Net income (loss).............................................................     (3,446)      (817)       3,176
Adjustment to redemption value of mandatorily redeemable common stock
  warrants....................................................................        696     (4,320)      (2,203)
Cumulative convertible preferred stock dividends..............................       (557)    (1,220)        (442)
                                                                                ---------  ---------  -----------
Net income (loss) applicable to common stockholders...........................  $  (3,307) $  (6,357) $       531
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------
Income (loss) per common share
  Basic
    Income (loss) before extraordinary item...................................  $  (38.45) $  (73.92) $       .69
    Extraordinary loss from debt refinancing..................................     --         --             (.55)
                                                                                ---------  ---------  -----------
    Net income (loss).........................................................  $  (38.45) $  (73.92) $       .14
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------
  Diluted
    Income (loss) before extraordinary item...................................  $  (38.45) $  (73.92) $       .62
    Extraordinary loss from debt refinancing..................................     --         --             (.42)
                                                                                ---------  ---------  -----------
    Net income (loss).........................................................  $  (38.45) $  (73.92) $       .20
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------
  Pro forma for the Recapitalization and initial public offering, before extraordinary item (Unaudited)
      Basic...................................................................     --         --      $      1.16
      Diluted.................................................................     --         --      $      1.10

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                             COMMON STOCK
                                          --------------------------------------------------
                                                NO PAR VALUE             $.01 PAR VALUE                                  FOREIGN
                             CUMULATIVE   ------------------------  ------------------------                            CURRENCY
                            CONVERTIBLE     NUMBER                   NUMBER                   ADDITIONAL    ACCUM-     TRANSLATION
                             PREFERRED        OF                       OF                       PAID-IN     ULATED       ADJUST-
                               STOCK        SHARES       AMOUNT      SHARES       AMOUNT        CAPITAL     DEFICIT       MENT
                            ------------  -----------  -----------  ---------  -------------  -----------  ---------  -------------
Balance, December 31,
 1994.....................   $    5,549       85,593    $      58      --        $  --         $  --       $  (5,057)   $     216
Net loss..................       --           --           --          --           --            --          (3,446)      --
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....       --           --           --          --           --            --             696       --
Translation adjustment....       --           --           --          --           --            --          --              287
                            ------------  -----------  -----------  ---------          ---    -----------  ---------       ------
Balance, December 31,
 1995.....................        5,549       85,593           58      --           --            --          (7,807)         503
Net loss..................       --           --           --          --           --            --            (817)      --
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....       --           --           --          --           --            --          (4,320)      --
Issuance of cumulative
 convertible preferred
 stock, net...............        8,301       --           --          --           --            --          --           --
Mandatorily redeemable
 common stock warrants
 issued pursuant to anti-
 dilution provisions......       --           --           --          --           --            --              (7)      --
Stock option compensation
 expense..................       --           --              158      --           --            --          --           --
Translation adjustment....       --           --           --          --           --            --          --             (382)
                            ------------  -----------  -----------  ---------          ---    -----------  ---------       ------
Balance, December 31,
 1996.....................       13,850       85,593          216      --           --            --         (12,951)         121
Delaware reorganization
 and reverse stock
 split....................       --          (85,593)        (216)     85,593            1           215      --           --
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....       --           --           --          --           --            --          (2,203)      --
Recapitalization
  Conversion of preferred
    stock into common
    stock.................      (13,850)      --           --       1,941,804           19        13,831      --           --
  Cashless exercise and
    conversion of
    warrants..............       --           --           --         524,293            6         6,097      --           --
  Cancellation of
    mandatorily redeemable
    common stock
    warrants..............       --           --           --          --           --            --           1,143       --
Initial Public Offering
  Proceeds from the
    offering, net.........       --           --           --       2,700,000           27        28,229      --           --
  Cancellation of
    mandatorily redeemable
    common stock warrants
    upon debt repayment
    and reclassification
    of warrants no longer
    redeemable............       --           --           --          --           --             1,836      --           --
  Common shares issued
    pursuant to anti-
    dilution provisions...       --           --           --          50,743       --               609        (609)      --
Cashless exercise of
 common stock warrants....       --           --           --          16,130       --            --          --           --
Net income................       --           --           --          --           --            --           3,176       --
Stock option compensation
 expense..................       --           --           --          --           --               240      --           --
Translation adjustment....       --           --           --          --           --            --          --             (260)
                            ------------  -----------  -----------  ---------          ---    -----------  ---------       ------
Balance, December 31,
 1997.....................   $   --           --        $  --       5,318,563    $      53     $  51,057   $ (11,444)   $    (139)
                            ------------  -----------  -----------  ---------          ---    -----------  ---------       ------
                            ------------  -----------  -----------  ---------          ---    -----------  ---------       ------


                              TOTAL
                            ---------
Balance, December 31,
 1994.....................  $     766
Net loss..................     (3,446)
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....        696
Translation adjustment....        287
                            ---------
Balance, December 31,
 1995.....................     (1,697)
Net loss..................       (817)
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....     (4,320)
Issuance of cumulative
 convertible preferred
 stock, net...............      8,301
Mandatorily redeemable
 common stock warrants
 issued pursuant to anti-
 dilution provisions......         (7)
Stock option compensation
 expense..................        158
Translation adjustment....       (382)
                            ---------
Balance, December 31,
 1996.....................      1,236
Delaware reorganization
 and reverse stock
 split....................     --
Adjustment to estimated
 redemption value of
 mandatorily redeemable
 common stock warrants....     (2,203)
Recapitalization
  Conversion of preferred
    stock into common
    stock.................     --
  Cashless exercise and
    conversion of
    warrants..............      6,103
  Cancellation of
    mandatorily redeemable
    common stock
    warrants..............      1,143
Initial Public Offering
  Proceeds from the
    offering, net.........     28,256
  Cancellation of
    mandatorily redeemable
    common stock warrants
    upon debt repayment
    and reclassification
    of warrants no longer
    redeemable............      1,836
  Common shares issued
    pursuant to anti-
    dilution provisions...     --
Cashless exercise of
 common stock warrants....     --
Net income................      3,176
Stock option compensation
 expense..................        240
Translation adjustment....       (260)
                            ---------
Balance, December 31,
 1997.....................  $  39,527
                            ---------
                            ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
Cash flows from operating activities
  Net income (loss).............................................................  $  (3,446) $    (817) $   3,176
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
    Depreciation and amortization...............................................      4,542      4,343      5,372
    Extraordinary loss from debt refinancing....................................     --         --          2,078
    Unrealized loss on forward foreign exchange contracts.......................     --         --            469
    Deferred income taxes.......................................................        867         88     (1,281)
    Other, net..................................................................         70        188        185
    Changes in assets and liabilities
      Accounts receivable.......................................................      2,256     (3,069)    (3,159)
      Inventories...............................................................     (2,962)    (2,665)    (4,956)
      Prepaid expenses and other assets.........................................        274         (3)      (136)
      Accounts payable..........................................................     (1,004)     1,891       (361)
      Accrued expenses..........................................................        682      2,477     (1,041)
      Income taxes payable......................................................        178        525      4,295
                                                                                  ---------  ---------  ---------
        Net cash provided by operating activities...............................      1,457      2,958      4,641
                                                                                  ---------  ---------  ---------
Cash flows from investing activities
  Purchase of stock of Audio International, Inc., net of cash acquired..........     --         --        (23,597)
  Purchase of net assets of Aerospace Display Systems...........................     --        (11,693)    --
  Purchase of minority stockholder's interest...................................     --         (5,207)    --
  Purchase of net assets and stock of Elsinore Engineering Services and Elsinore
    Aerospace Services, Inc.....................................................     --         (1,300)    --
  Capital expenditures..........................................................     (1,203)    (5,821)    (3,842)
  Other, net....................................................................       (259)         5       (370)
                                                                                  ---------  ---------  ---------
        Net cash used for investing activities..................................     (1,462)   (24,016)   (27,809)
                                                                                  ---------  ---------  ---------
Cash flows from financing activities
  Initial public offering and application of the net proceeds
    Proceeds from sale of common stock in the offering, net of $3,467 for
      underwriting discounts, commissions and expenses paid in 1997.............     --         --         28,933
    Borrowings under new credit facility, net of deferred financing costs of
      $463......................................................................     --         --         12,312
    Repayment of debt, including $273 in prepayment penalties and expenses......     --         --        (42,160)
  Financing of acquisitions
    Revolving line of credit borrowings.........................................     --          6,399     23,597
    Proceeds from issuance of cumulative convertible preferred stock and
      mandatorily redeemable common stock warrants, net.........................     --          8,805     --
    Senior term loan borrowings.................................................     --          5,000     --
    Convertible subordinated note borrowings from related parties...............     --          3,000     --
    Promissory note principal payments..........................................     --         --         (1,095)
  Net borrowings under revolving line of credit agreements......................      1,972      1,191      2,906
  Principal payments on capitalized lease and other long-term obligations.......     (1,665)    (2,001)    (1,675)
  Proceeds from issuance of cumulative convertible preferred stock, net.........     --            112     --
  Payment of deferred financing costs...........................................     --           (851)    --
  Other, net....................................................................       (266)      (604)       139
                                                                                  ---------  ---------  ---------
        Net cash provided by financing activities...............................         41     21,051     22,957
                                                                                  ---------  ---------  ---------
Effect of foreign currency translation on cash..................................         33         22         97
                                                                                  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents............................         69         15       (114)
Cash and cash equivalents at beginning of period................................        236        305        320
                                                                                  ---------  ---------  ---------
Cash and cash equivalents at end of period......................................  $     305  $     320  $     206
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    DeCrane Aircraft Holdings, Inc. and subsidiaries (the "Company") manufactures avionics components and provides avionics systems integration services in certain niche markets of the commercial and high-end corporate jet aircraft industries.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to conform to the 1997 presentation.

    Preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REORGANIZATION AND REVERSE STOCK SPLIT

    On February 19, 1997, the Company reorganized as a Delaware corporation. In conjunction with the reorganization, the Company established a $.01 par value for its cumulative convertible preferred stock and common stock and increased the number of common shares and preferred shares authorized to 9,924,950 and 18,314,018 shares (which includes 10,000,000 shares of a newly designated series of preferred stock), respectively.

    Effective March 25, 1997, the Company effected a 3.53-for-1 reverse stock split. All common share information set forth in the consolidated financial statements and notes thereto has been restated to reflect the reverse stock split.

INVENTORIES

    Inventories are stated at the lower of cost, as determined under the first-in, first-out ("FIFO") method, or market. Costs include materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from two to twenty years. Building and building improvements are depreciated using the straight-line method over their estimated useful lives of forty years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or remaining lease term, whichever is less. Expenditures for maintenance and repairs are expensed as incurred. The costs for improvements are capitalized. Upon retirement or disposal, the cost and accumulated depreciation of property and equipment are reduced and any gain or loss is recorded in income or expense.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER ASSETS

    Goodwill is amortized on a straight-line basis over periods ranging from fifteen to thirty years. Other intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from ten to twenty years. Revolving credit agreement deferred financing costs are amortized on a straight-line basis over the term of the agreement. Term debt deferred financing costs are amortized using the interest method over the terms of their respective agreements.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. The Company has recognized no such losses.

DERIVATIVES

    Market value gains and losses on forward foreign exchange contracts are recognized currently in the consolidated statements of operations.

INCOME TAXES

    Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the asset and/or liability for deferred taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    All financial instruments are held for purposes other than trading. The estimated fair values of all nonderivative financial instruments approximate their carrying amounts at December 31, 1996 and 1997. The estimated fair value of foreign currency forward exchange contracts is based on quotes obtained from various financial institutions that deal in this type of instrument.

FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's U.K. and Swiss subsidiaries have been translated into U.S. dollars from their functional currencies, pounds sterling and Swiss francs, respectively, in the consolidated financial statements. Assets and liabilities have been translated at the exchange rate on the balance sheet date and income statement amounts have been translated at average exchange rates in effect during the period. The net translation adjustment is reflected as a component of stockholders' equity (deficit).

    Realized foreign currency exchange gains (losses) included in other expenses (income) in the consolidated statements of operations were $(314,000), $71,000 and $(72,000) for the years ended December 31, 1995, 1996 and 1997, respectively.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK OPTION PLAN

    As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company measures compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Refer to Note 16 for information concerning the pro forma effect on results of operations assuming the fair value method of measuring compensation expense related to the employee stock option plan was utilized as described in SFAS 123.

REVENUE RECOGNITION

    Revenues from the sale of manufactured products, except for products manufactured under long-term contracts, are recorded when products are shipped. Revenues on long-term contracts are recognized using the percentage-of-completion method based on costs incurred to date compared with total estimated costs at completion. Unbilled accounts receivable were $465,000 and $654,000 at December 31, 1996 and 1997, respectively. Unbilled accounts receivable are expected to be billed during the succeeding twelve-month period.

INCOME (LOSS) PER COMMON SHARE

    Income (loss) per common share are computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Note
17). As the Company's historical capital structure is not indicative of its structure after the Company's recapitalization and initial public offering (Note
2), pro forma income per common share is presented for 1997 and reflects the Recapitalization and the initial public offering and the application of the proceeds therefrom, as if both had occurred January 1, 1997 (Note 17).

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company is required to adopt SFAS 130 for its fiscal year beginning January 1, 1998; to enhance comparability, reclassification of financial statements for earlier periods is required.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for disclosure about operating in segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The Company is

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) required to adopt SFAS 131 for its fiscal year ending December 31, 1998. Comparative information for earlier years must be restated to conform to the requirements of this standard.

NOTE 2 - RECAPITALIZATION AND CONSUMMATION OF INITIAL PUBLIC OFFERING

    In January and March 1997, the holders of certain securities agreed to a plan for the recapitalization of the Company (the "Recapitalization"). Completion of the Recapitalization was a condition to the consummation of the Company's initial public offering (the "IPO") and, was effective concurrent therewith. The IPO was consummated on April 16, 1997.

    The Recapitalization provided for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock ("Preferred Stock") into 1,941,804 shares of common stock; (ii) the cashless exercise and conversion of all 52,784 and 9,355 issued and outstanding Preferred Stock warrants and common stock warrants, respectively, into a total of 16,585 shares of common stock; (iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of common stock; and (iv) the cancellation of 95,368 Redeemable Warrants.

    Redeemable Warrants exercisable into 208,968 common shares remained after the Recapitalization. Of this amount, 138,075 Redeemable Warrants were cancelled upon the consummation of the IPO and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements. Redeemable Warrants exercisable into 70,893 common shares remained after the Recapitalization and the IPO and application of the net proceeds therefrom. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, as a result, the value ascribed thereto was reclassified to stockholders' equity as additional paid-in capital.

    On April 16, 1997, the Company completed the IPO and sold 2,700,000 shares of common stock for $12.00 per share. Proceeds from the IPO of $30,132,000, net of $2,268,000 for underwriting discounts and commissions, together with approximately $12,775,000 of proceeds from borrowings under a new credit facility were used to repay amounts due under the Company's senior revolving line of credit, senior term notes, senior subordinated notes and convertible notes.

NOTE 3 - ACQUISITIONS

AUDIO INTERNATIONAL

    On November 14, 1997, the Company purchased all of the outstanding stock of Audio International, Inc. ("Audio International"). Audio International provides premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market.

    The total purchase price was $24,726,000 in cash at closing, including $726,000 in acquisition related costs, plus contingent consideration aggregating a maximum of $6,000,000 payable over two years based on future attainment of defined performance criteria. The acquisition was funded with borrowings under the Company's revolving line of credit facility.

    The acquisition was accounted for as a purchase and the $20,110,000 difference between the purchase price, excluding the contingent consideration, and the fair value of the net assets acquired was recorded as goodwill and is being amortized over 30 years. The amount of contingent consideration paid

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3 - ACQUISITIONS (CONTINUED)
in the future, if any, will increase goodwill and will be amortized prospectively over the remaining period of the initial 30-year term.

    The consolidated results of operations for the year ended December 31, 1997 include the operating results of Audio International subsequent to November 13, 1997.

MINORITY STOCKHOLDER'S 25% INTEREST

    On February 20, 1996, the Company purchased the remaining 25% of a subsidiary's stock it did not already own from the subsidiary's minority stockholder (the "Minority Stockholder") for a total purchase price of $5,748,000, including $334,000 of acquisition related costs and expenses (the "Minority Interest Acquisition"). The purchase price consisted of $4,873,000 paid in cash at closing and a $600,000 non-interest bearing obligation payable to the Minority Stockholder. The cash portion of the purchase price was funded with the proceeds from the sale of Preferred Stock and Redeemable Warrants.

    The acquisition was accounted for as a purchase and the $5,498,000 difference between the purchase price and 25% of the fair value of the net assets acquired was recorded as goodwill and is being amortized over 26 years, representing the remaining useful life of the goodwill recorded upon the initial 75% acquisition in October 1991.

    The consolidated results of operations for the year ended December 31, 1996 include 100% of the operating results of the subsidiary subsequent to February 20, 1996. For the periods prior to February 20, 1996, the consolidated results of operations include a charge for the Minority Stockholder's 25% ownership interest.

    For the periods prior to February 20, 1996, the Minority Stockholder, who is also President of the subsidiary, was compensated pursuant to an employment agreement. The employment agreement was cancelled as of February 20, 1996. For the years ended December 31, 1995 and 1996, the Minority Stockholder earned compensation of $851,000 and $22,000, respectively.

AEROSPACE DISPLAY SYSTEMS

    On September 18, 1996, the Company purchased for cash substantially all of the assets, subject to certain liabilities assumed, of the Aerospace Display Systems division ("ADS") of Allard Industries, Inc. ("Allard"). The total purchase price was $13,395,000, including $402,000 in acquisition related costs. ADS develops and manufactures dichroic liquid crystal displays and modules for commercial and military avionics systems.

    The acquisition was funded with the proceeds from the sale of Preferred Stock, convertible subordinated notes and Redeemable Warrants, borrowings under the Company's revolving line of credit and a $2,000,000 non-interest bearing obligation payable to certain Allard stockholders.

    The acquisition was accounted for as a purchase and the $7,425,000 difference between the purchase price and the fair value of the net assets acquired was recorded as goodwill and is being amortized over 30 years.

    The consolidated results of operations for the year ended December 31, 1996 include the operating results of ADS subsequent to September 18, 1996.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3 - ACQUISITIONS (CONTINUED)
ELSINORE

    On December 5, 1996, the Company acquired Elsinore Aerospace Services, Inc. and the Elsinore Engineering Services Division of Elsinore, L.P. (collectively, "Elsinore"). Elsinore provides engineering services to the commercial aircraft industry. The total purchase price was $2,443,000, including $300,000 of acquisition related costs. The purchase price consisted of $1,000,000 paid in cash at closing and a $1,250,000 15% promissory note payable to the sellers.

    The purchase agreement provided for an adjustment of the purchase price should the amount of working capital decline as of the closing date. The purchase price was allocated to the assets acquired and liabilities assumed using estimated fair values and $2,585,000 was assigned to goodwill, subject to final determination of the purchase price. During 1997, the Company and the sellers agreed to reduce the purchase price by $155,000 to reflect the decline in working capital as of the closing date and, as a result, goodwill was decreased by a corresponding amount during 1997.

PRO FORMA RESULTS OF OPERATIONS FOR ACQUISITIONS, RECAPITALIZATION AND IPO

    Unaudited pro forma consolidated results of operations are presented in the table below for the two years ended December 31, 1997 and are pro forma for the Recapitalization, the IPO and the application of the net proceeds therefrom (Note 2). For 1996, the results are also pro forma as if the Audio International, Minority Interest and ADS acquisitions were consummated on January 1, 1996; the pro forma effect of the Elsinore acquisition is not material and, accordingly, is not reflected. For 1997, the results are pro forma as if the Audio International acquisition was consummated on January 1, 1997. Amounts are in thousands, except per share data.

                                                                      PRO FORMA FOR THE
                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                      1996        1997
                                                                    ---------  -----------
Revenues..........................................................  $  82,939  $   121,334
Income before extraordinary item..................................      2,284        5,252
Income applicable to common stockholders, before extraordinary
  item............................................................      2,284        5,252
Pro forma income per common share, before extraordinary item
    Basic.........................................................  $     .45  $       .99
    Diluted.......................................................        .44          .94
Pro forma weighted average number of common shares outstanding
    Basic.........................................................      5,021        5,304
    Diluted.......................................................      5,209        5,606

    The above information reflects adjustments for depreciation, amortization, general and administrative expenses, minority interest and interest expense based on the new cost basis and debt structure of the Company. In 1997, income excludes the effect of a $2,078,000 extraordinary loss incurred in connection with the Company's debt refinancing (Note 11).

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 4 - ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS

ACCOUNTS RECEIVABLE

    Accounts receivable is net of an allowance for doubtful accounts of $379,000 and $487,000 at December 31, 1996 and 1997, respectively.

    The Company is potentially subject to concentrations of credit risk as the Company relies heavily on customers operating in the domestic and foreign commercial and high-end corporate jet aircraft industries. Generally, the Company does not require collateral or other security to support accounts receivable subject to credit risk. Under certain circumstances, deposits or cash on delivery terms are required. The Company maintains reserves for potential credit losses and generally, such losses have been within management's expectations.

SIGNIFICANT CUSTOMERS

    Three customers each accounted for more than 10% of the Company's consolidated revenues, as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Customer A.......................................................        8.9%      15.8%      19.0%
Customer B.......................................................       25.4%       7.7%       1.1%
Customer C.......................................................        8.7%       7.2%      11.2%

    Complete loss of either Customer A or C could have a significant adverse impact on the results of operations expected in future periods. During the year ended December 31, 1997, Customer A acquired another customer of the Company. The above amounts for Customer A include the Company's revenue from the acquired customer after its acquisition. For the year ended December 31, 1997, revenue from Customer A would have been 20.9% had the acquisition been consummated on January 1, 1997.

NOTE 5 - INVENTORIES

    Inventories are comprised of the following (amounts in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1996       1997
                                                                         ---------  ---------
Raw material...........................................................  $  12,350  $  14,224
Work-in process........................................................      2,717      4,655
Finished goods.........................................................      4,506      7,097
                                                                         ---------  ---------
  Total inventories....................................................  $  19,573  $  25,976
                                                                         ---------  ---------
                                                                         ---------  ---------

    Included above are costs relating to long-term contracts recognized on the percentage of completion method of $1,378,000 and $125,000 at December 31, 1996 and 1997, respectively.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 6 - PROPERTY AND EQUIPMENT

    Property and equipment includes the following (amounts in thousands):

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996        1997
                                                                                           ----------  ----------
Machinery and equipment..................................................................  $   16,637  $   18,151
Tooling..................................................................................       2,944       3,133
Computer equipment, furniture and fixtures...............................................       2,462       3,660
Land, buildings and leasehold improvements...............................................       1,676       3,580
                                                                                           ----------  ----------
  Total cost.............................................................................      23,719      28,524
  Accumulated depreciation and amortization..............................................     (11,532)    (14,470)
                                                                                           ----------  ----------
    Net property and equipment...........................................................  $   12,187  $   14,054
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    Property and equipment under capital leases included above consists of the following (amounts in thousands):

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
Machinery and equipment....................................................................  $     920  $   1,160
Computer equipment, furniture and fixtures.................................................        306        455
                                                                                             ---------  ---------
  Total cost...............................................................................      1,226      1,615
Accumulated depreciation and amortization..................................................       (347)      (523)
                                                                                             ---------  ---------
    Net property and equipment.............................................................  $     879  $   1,092
                                                                                             ---------  ---------
                                                                                             ---------  ---------

    Depreciation of machinery and equipment under capital leases is included in cost of sales in the consolidated financial statements.

    On December 12, 1996, the Company purchased all of the manufacturing assets and inventory relating to the cold-heading manufacturing facility of the Qualitronix Division of AMP, Inc. (the "AMP Facility"). The purchase price of $6,802,000 (including $2,433,000 of inventory purchased) consisted of $5,399,000 paid in cash at closing with the balance paid in January 1997. The $2,213,000 difference between the purchase price and the fair value of the individual assets acquired was recorded as an intangible asset and is being amortized over 15 years.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 7 - OTHER ASSETS

    Other assets includes the following and is net of accumulated amortization for the respective periods as parenthetically noted (amounts in thousands):

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
Goodwill (net of $808 and $1,682)..........................................................  $  19,756  $  38,592
Deferred financing costs (net of $1,368 and $64) (Note 11).................................      2,296        399
Other intangibles (net of $164 and $194)...................................................        274        596
Other non-amortizable assets...............................................................        863        380
                                                                                             ---------  ---------
  Other assets, net........................................................................  $  23,189  $  39,967
                                                                                             ---------  ---------
                                                                                             ---------  ---------

NOTE 8 - ACCRUED EXPENSES

    Accrued expenses are comprised of the following (amounts in thousands):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1997
                                                                                               ---------  ---------
Salaries, wages, compensated absences and payroll related taxes..............................  $   2,842  $   3,410
Other accrued expenses.......................................................................      4,399      3,501
                                                                                               ---------  ---------
  Total accrued expenses.....................................................................  $   7,241  $   6,911
                                                                                               ---------  ---------
                                                                                               ---------  ---------

NOTE 9 - SHORT-TERM BORROWINGS

    Short-term borrowings outstanding as of December 31, 1996 and 1997 includes the following (amounts in thousands):

                                                                                                      DECEMBER 31,
                                                                                                  --------------------
                                                                                                    1996       1997
                                                                                                  ---------  ---------
Promissory note, 15% interest and principal payable as described below..........................  $   1,250  $  --
Short-term revolving line of credit.............................................................        724        568
                                                                                                  ---------  ---------
  Total short-term borrowings...................................................................  $   1,974  $     568
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

    The promissory note was issued on December 5, 1996 in conjunction with the Elsinore acquisition and was payable to the former owners. The promissory note, as adjusted (Note 3), was repaid during 1997.

    The Company's Swiss subsidiary has a short-term revolving line of credit with a Swiss bank under which Swiss franc denominated borrowings of $724,000 and $568,000 were outstanding at December 31, 1996 and 1997, respectively. Interest on the line accrues at the bank's prime rate (5.25% at December 31, 1997) plus 0.25%. The line of credit is guaranteed by the Company.

NOTE 10 - CONVERTIBLE SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

    In conjunction with the ADS acquisition, the Company sold 15% convertible subordinated notes ("Convertible Notes") and Redeemable Warrants to a group of investors, who are also related parties

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10 - CONVERTIBLE SUBORDINATED NOTES PAYABLE TO RELATED PARTIES (CONTINUED) (Note 22). As described in Note 14, $124,000 of the aggregate $3,000,000 proceeds was allocated to Redeemable Warrants in the consolidated financial statements. The corresponding reduction in the recorded principal amount of the notes was treated as debt discount and amortized as interest expense over the life of the notes. The principal balance of the notes, plus accrued interest, was paid with a portion of the IPO proceeds.

NOTE 11 - LONG-TERM OBLIGATIONS

    Long-term obligations outstanding includes the following (amounts in thousands):

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
Senior revolving line of credit............................................................  $  --      $  36,000
Note payable to Arkansas Development Finance Authority, principal and interest at rates
  ranging from 5.25% to 6.0%, secured by land, building and equipment......................     --            712
Capital lease obligations and equipment term financing, with interest at 4.34 % to 18.08%,
  secured by equipment.....................................................................        662        547
Acquisition financing payable to sellers
  Payable to Allard stockholders (for the ADS acquisition), due in monthly installments of
    $56,000 through August 18, 1999........................................................      1,531      1,011
  Payable to Minority Stockholder (for the Minority Interest acquisition), due in monthly
    installments of $33,000 through December 15, 1997......................................        383     --
Debt repaid with IPO proceeds
  Senior revolving line of credit..........................................................     11,982     --
  Senior term notes........................................................................     16,769     --
  Senior subordinated debt payable to related parties (Note 22)............................      6,027     --
                                                                                             ---------  ---------
    Total long-term obligations............................................................     37,354     38,270
    Less current portion...................................................................     (3,004)      (858)
                                                                                             ---------  ---------
      Long-term obligations, less current portion..........................................  $  34,350  $  37,412
                                                                                             ---------  ---------
                                                                                             ---------  ---------

DEBT REPAID WITH IPO PROCEEDS

    In April 1997, the Company used the net proceeds from the IPO (Note 2), together with approximately $12,775,000 of proceeds from borrowings under a new credit facility, to repay the following: (i) senior revolving line of credit borrowings of $15,356,000; (ii) senior term notes aggregating $16,531,000; (iii) senior subordinated notes payable to related parties aggregating $7,000,000; and
(iv) Convertible Notes payable to related parties aggregating $3,000,000. In conjunction with the debt repayment, the Company incurred a $3,436,000 extraordinary charge, before an income tax benefit of $1,358,000, which is comprised of: (i) a $1,943,000 write-off of deferred financing costs; (ii) a $1,149,000 write-off of unamortized original issued discounts; and (iii) a $344,000 charge for a prepayment penalty and other related expenses.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11 - LONG-TERM OBLIGATIONS (CONTINUED)
SENIOR CREDIT FACILITY

    Concurrent with the completion of the IPO, the Company obtained a new credit agreement with a group of banks for a $40 million senior revolving line of credit, expiring in April 2002 (the "Credit Facility"). The Credit Facility was amended in November 1997 in conjunction with the Audio International acquisition to provide a $60 million revolving line of credit. Borrowings under the Credit Facility are secured by assets totaling $96,122,000 as of December 31, 1997. At December 31, 1997, additional borrowings of $24,000,000 were available under the Credit Facility. In February 1998, the Credit Facility was further amended to provide for a $75 million revolving line of credit.

    The Company, at its option, may elect to pay interest on Credit Facility borrowings based on either the prime rate or interbank offered rate ("IBOR") plus defined margins. The Company is required to pay a commitment fee, up to a maximum 0.375%, on the unused portion of the Credit Facility. The weighted-average interest rate on borrowings outstanding was 7.03% as of December 31, 1997. Interest rate margins and commitment fee rates are reset quarterly, based upon a defined leverage ratio. The maximum interest rate margins are 0.75% above the prime rate or 2.00% above the IBOR rate.

    The Credit Facility contains certain restrictive covenants which require the Company to: (i) maintain certain defined financial ratios such as interest coverage, leverage and working capital, and minimum levels of net worth; and
(ii) limit capital expenditures, including capital lease obligations, and additional indebtedness which may be incurred. The Credit Facility also prohibits the Company from paying any cash dividends on its common stock.

ARKANSAS DEVELOPMENT FINANCE AUTHORITY

    The note was assumed in conjunction with the Audio International acquisition and is guaranteed by its former stockholders. The acquisition agreement provides that the Company must obtain a release of the former stockholders' guarantees. The Company is evaluating various alternatives including repayment of the note by borrowing under the Credit Facility. The note is classified as a long-term obligation as of December 31, 1997.

ACQUISITION FINANCING PAYABLE TO SELLERS

    In conjunction with the Minority Interest Acquisition and the ADS acquisition, the sellers provided financing that is payable in monthly installments over an eighteen-month and a three-year period, respectively. The Minority Stockholder and ADS payment obligations are non-interest bearing; original issue discounts of 9.75% and 11.5%, respectively, are being amortized over the payment obligation terms. Unamortized debt discounts were $264,000 and $100,000 as of December 31, 1996 and December 31, 1997, respectively.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11 - LONG-TERM OBLIGATIONS (CONTINUED)
AGGREGATE MATURITIES

    The aggregate maturities of long-term obligations are as follows as of December 31, 1997 (amounts in thousands):

YEAR ENDING DECEMBER 31,
  1998.................................................................................................  $     942
  1999.................................................................................................        633
  2000.................................................................................................         46
  2001.................................................................................................         17
  2002.................................................................................................     36,728
  Thereafter...........................................................................................          4
                                                                                                         ---------
    Total aggregate maturities.........................................................................     38,370
    Less unamortized debt discount.....................................................................       (100)
                                                                                                         ---------
      Total long-term obligations......................................................................  $  38,270
                                                                                                         ---------
                                                                                                         ---------

NOTE 12 - INCOME TAXES

    Income (loss) before income taxes and extraordinary item was taxed under the following jurisdictions (amounts in thousands):

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Domestic..........................................................................  $  (2,534) $    (855) $   7,509
Foreign...........................................................................        166        750      1,089
                                                                                    ---------  ---------  ---------
  Total...........................................................................  $  (2,368) $    (105) $   8,598
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 12 - INCOME TAXES (CONTINUED)
    The provisions for income taxes are as follows (amounts in thousands):

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
Current
  U.S. federal......................................................................  $      60  $     269  $   3,231
  State and local...................................................................         24        194        968
  Foreign...........................................................................        127        161        426
                                                                                      ---------  ---------  ---------
    Total current...................................................................        211        624      4,625
                                                                                      ---------  ---------  ---------
Deferred
  U.S. federal......................................................................        751         70     (1,021)
  State and local...................................................................        226         21       (279)
  Foreign...........................................................................       (110)        (3)        19
                                                                                      ---------  ---------  ---------
    Total deferred..................................................................        867         88     (1,281)
                                                                                      ---------  ---------  ---------
Total provision
  U.S. federal......................................................................        811        339      2,210
  State and local...................................................................        250        215        689
  Foreign...........................................................................         17        158        445
                                                                                      ---------  ---------  ---------
    Total provision.................................................................  $   1,078  $     712  $   3,344
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Deferred tax liabilities (assets) are comprised of the following (amounts in thousands):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
Gross deferred tax liabilities
  Tax effect on earnings of subsidiary not consolidated for tax purposes........  $   2,431  $   2,688  $   2,688
  Depreciable and amortizable assets............................................        781        991        996
  Other.........................................................................        367        279        409
                                                                                  ---------  ---------  ---------
    Gross deferred tax liabilities..............................................      3,579      3,958      4,093
                                                                                  ---------  ---------  ---------
Gross deferred tax (assets)
  Inventory.....................................................................     (1,376)    (1,798)    (2,811)
  Loss carryforwards............................................................     (1,391)    (1,238)      (865)
  Accrued expenses..............................................................       (220)      (605)      (697)
  State income taxes............................................................     --         --           (194)
  Allowance for doubtful accounts...............................................        (41)       (68)      (159)
  Other.........................................................................       (122)    --           (184)
                                                                                  ---------  ---------  ---------
    Gross deferred tax (assets).................................................     (3,150)    (3,709)    (4,910)
                                                                                  ---------  ---------  ---------
Deferred tax assets valuation allowance.........................................      2,681      3,063      2,575
                                                                                  ---------  ---------  ---------
  Net deferred tax liability....................................................  $   3,110  $   3,312  $   1,758
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 12 - INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal rate to the income
(loss) before income taxes and extraordinary item as a result of the following differences (amounts in thousands):

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
Income tax (benefit) at U.S. statutory rates.........................................  $    (805) $     (36) $   2,923
Increase (decrease) resulting from
  Tax on earnings of subsidiary not consolidated for tax purposes....................        977         92     --
  Book benefit not provided (provided) for net operating loss carryforwards..........        773        172       (488)
  Amortization of assets and other expenses not deductible for income tax purposes...         68        137        441
  State income taxes, net of federal benefit.........................................         16        157        482
  Lower tax rates on earnings of foreign subsidiaries................................        (11)       (65)      (116)
  Other, net.........................................................................         60        255        102
                                                                                       ---------  ---------  ---------
    Income tax at effective rates....................................................  $   1,078  $     712  $   3,344
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    Approximately $2,543,000 of the Company's loss carryforwards remained at December 31, 1997 for federal income tax purposes. The carryforwards expire in varying amounts through 2012. No benefit for the remaining loss carryforwards has been recognized in the consolidated financial statements. The amount of loss carryforwards that may be utilized in the future are subject to limitations because of the occurrence of a change in control of the Company, as defined in the Internal Revenue Code. A change in control occurred during 1996 as a result of certain equity transactions and upon completion of the IPO. The amount of loss carryforwards that may be used in the future is limited to approximately $800,000 in each year for federal income tax purposes until fully utilized. The deferred tax asset valuation allowance was reduced in 1997 by $488,000 to reflect the amount of federal and state tax loss carryforwards that has been utilized to reduce 1997 current income taxes.

    Undistributed earnings of foreign subsidiaries are not material to the consolidated financial statements. As such, foreign taxes that may be due, net of U.S. foreign tax credits, have not been provided.

NOTE 13 - DERIVATIVE FINANCIAL INSTRUMENTS

    The Company does not use derivative financial instruments for trading purposes but only to manage well-defined foreign exchange rate risks.

    The Company enters into Swiss franc ("CHF") forward exchange contracts to purchase Swiss francs as a general economic hedge against foreign inventory procurement and manufacturing costs. Market value gains and losses on forward foreign exchange contracts are recognized in the consolidated statements of operations and aggregated a realized net loss of $316,000 and $487,000 for the years ended December 31, 1996 and 1997, respectively (none in the year ended December 31, 1995).

    At December 31, 1997, the Company has twelve open forward exchange contracts with one of its senior lenders to purchase a total of CHF 9,836,000 for $7,200,000 at rates ranging between 1.341 and 1.391 CHF per U.S. dollar. Settlement of the contracts is to occur in twelve equal monthly amounts of $600,000 from January 15, 1998 through December 15, 1998. As of December 31, 1997, the Company has recognized in cost of sales an unrealized market value loss of $469,000 on the open contracts.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 13 - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The Company believes exposure to derivative credit losses is minimal in the event of nonperformance by the senior lender because any amounts due, but not paid, to the Company by the senior lender could be offset against the Company's principal and interest payments to the lender.

NOTE 14 - MANDATORILY REDEEMABLE COMMON STOCK WARRANTS

    Mandatorily redeemable common stock warrants (the "Redeemable Warrants") were issued in conjunction with various debt and equity transactions. During 1997, all Redeemable Warrants were either exercised or cancelled in conjunction with the Recapitalization and IPO (Note 2). The table below summarizes the transactions during the three-year period ended December 31, 1997 (amounts in thousands, except share data).

                                                                                             REDEEMABLE WARRANTS
                                                                                            ----------------------
                                                                                                        NUMBER OF
                                                                                                         COMMON
                                                                                             AMOUNT      SHARES
                                                                                            ---------  -----------
Balance, December 31, 1994................................................................  $   2,329     446,296
Adjustment to estimated redemption value..................................................       (696)     --
                                                                                            ---------  -----------
Balance, December 31, 1995................................................................      1,633     446,296
Issued in conjunction with sale of Preferred Stock to finance Minority Interest
  acquisition.............................................................................        492     194,618
Issued in conjunction with sale of Convertible Notes and Preferred Stock to finance ADS
  acquisition.............................................................................        248      98,158
Issued pursuant to anti-dilution provisions upon the sale of Preferred Stock..............          7       2,868
Issued in conjunction with debt agreement amendment.......................................        179      70,893
Adjustment to estimated redemption value..................................................      4,320      --
                                                                                            ---------  -----------
Balance, December 31, 1996................................................................      6,879     812,833
Adjustment to redemption value to reflect the IPO per share price.........................      2,203      --
Cashless exercise and conversion pursuant to the Recapitalization.........................     (6,103)   (508,497)
Cancelled pursuant to the Recapitalization................................................     (1,143)    (95,368)
Cancelled upon debt repayment with IPO proceeds...........................................     (1,657)   (138,075)
Reclassification of warrants no longer mandatorily redeemable to additional paid-in
  capital.................................................................................       (179)    (70,893)
                                                                                            ---------  -----------
Balance, December 31, 1997................................................................  $  --          --
                                                                                            ---------  -----------
                                                                                            ---------  -----------

    Prior to the IPO, the warrant holders had the right, after various dates and contingent upon certain events, to require the Company to redeem the warrants and, in certain instances, to purchase the common stock issued upon exercise of the warrants. In all instances, the redemption or purchase price, was equal to the greater of either fair market value, book value, or a value based upon a defined formula which included, in part, an earnings multiple. During the years ended December 31, 1995 and 1996, the Company increased (decreased) by $(696,000) and $4,320,000, respectively, the amount ascribed to the Redeemable Warrants to reflect estimated redemption value. Concurrent with the consummation of the Recapitalization and IPO, the Company increased the redemption value by $2,203,000 to reflect the $12.00 per share IPO price. The adjustments to redemption value were charged (credited) to accumulated deficit.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 15 - CUMULATIVE CONVERTIBLE PREFERRED STOCK

    As of December 31, 1996, the number of cumulative convertible preferred shares authorized to be issued consisted of 8,314,018 shares in various series ("Preferred Stock"). All Preferred Stock was without par value. As of December 31, 1994, 1995 and 1996, there were 4,022,705, 4,022,705 and 6,847,705 shares outstanding, respectively. At December 31, 1996, the Company also had Preferred Stock warrants outstanding to purchase a total of 52,784 preferred shares at an exercise price of $1.263 per share.

    On February 19, 1997, the Company reorganized as a Delaware corporation. In conjunction with the reorganization, the Company established a $.01 par value for its Preferred Stock and increased the number of preferred shares authorized to 18,314,018 shares, which includes 10,000,000 shares of a newly designated series of preferred stock. As part of the Recapitalization, which occurred concurrent with the IPO, all issued and outstanding shares of Preferred Stock were converted into .28357 of a share of common stock. The Recapitalization also provided for the cashless exercise and conversion of all Preferred Stock warrants into 10,206 common shares. There were no shares of Preferred Stock or warrants to purchase Preferred Stock outstanding as of December 31, 1997.

    On February 9, 1996, certain members of Company management purchased for $112,000 an aggregate of 75,000 preferred shares. On February 20, 1996, the Company sold 2,000,000 preferred shares at $3.25 per share and issued Redeemable Warrants to purchase 194,618 common shares to a related party (Note 22). Proceeds from the sale aggregating $492,000 were ascribed to the Redeemable Warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale, net of issuance costs of $558,000, were used to fund the Minority Interest Acquisition.

    On September 18, 1996, the Company sold 750,000 preferred shares at $4.00 per share and issued Redeemable Warrants to purchase 49,079 common shares to related parties (Note 22). Proceeds from the sale aggregating $124,000 were ascribed to the Redeemable warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale, net of issuance costs of $137,000, were used to fund the ADS acquisition.

NOTE 16 - COMMON STOCK

    At December 31, 1996 the Company was authorized to issue 4,253,550 common shares, without par value and, in addition to the Redeemable Warrants, had issued non-redeemable warrants to purchase a total of 9,355 common shares at an exercise price of $4.454 per share. On February 19, 1997, in conjunction with reorganizing as a Delaware corporation, the Company established a $.01 par value for its common stock and increased to 9,924,950 the number of common shares authorized. As of December 31, 1997, a total of 527,156 common shares were reserved for issuance upon exercise of stock options outstanding under the Company's stock option plan.

    As part of the Recapitalization, the holders of the non-redeemable warrants agreed to the cashless exercise and conversion of all warrants outstanding into 6,379 common shares. As described in Note 2, Redeemable Warrants to purchase 70,893 common shares at an exercise price of $14.11 per share remained after the Recapitalization. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, consequently, became non-redeemable warrants. In December 1997, the holders of these warrants elected to exercise all of the warrants on a cashless basis and convert the warrants into 16,130 common shares. No non-redeemable warrants were outstanding as of December 31, 1997.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 16 - COMMON STOCK (CONTINUED)
    The Company has a qualified stock option plan for key employees under which options to purchase common shares may be granted. The plan permits the granting of incentive stock options, as defined by Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock options and stock appreciation rights. The plan expires in 2003. Options generally vest in equal installments over five years from the date of grant and remain exercisable until December 31, 2002.

    The following table summarizes the status of the Company's stock option plan at December 31, 1995, 1996, and 1997 and the activity for the three years ended December 31, 1997:

                                                     1995                    1996                    1997
                                            ----------------------  ----------------------  ----------------------
                                                        WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                         AVERAGE                 AVERAGE                 AVERAGE
                                                        EXERCISE                EXERCISE                EXERCISE
                                             SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                            ---------  -----------  ---------  -----------  ---------  -----------
Options outstanding at beginning of
 year.....................................    185,029   $   0.529     208,423   $   0.529     355,001   $   1.724
Granted...................................     37,573       0.529     147,031       3.413     163,662      15.574
Cancelled.................................    (14,179)      0.529        (453)      0.529     (17,403)      6.228
                                            ---------               ---------               ---------
Options outstanding at end of year........    208,423       0.529     355,001       1.724     501,260       6.089
                                            ---------               ---------               ---------
                                            ---------               ---------               ---------
Options exercisable at end of year........     85,581       0.529     141,845       0.633     200,444       0.921
                                            ---------               ---------               ---------
                                            ---------               ---------               ---------

    The following table summarizes information about stock options outstanding and stock options exercisable at December 31, 1997:

                                     OPTIONS OUSTANDING                        OPTIONS EXERCISABLE
                     --------------------------------------------------  -------------------------------
                         NUMBER       WEIGHTED-AVERAGE                       NUMBER
                     OUTSTANDING AT       REMAINING        WEIGHTED-     EXERCISABLE AT     WEIGHTED-
     RANGE OF         DECEMBER 31,       CONTRACTUAL        AVERAGE       DECEMBER 31,       AVERAGE
  EXERCISE PRICES         1997              LIFE         EXERCISE PRICE       1997        EXERCISE PRICE
-------------------  ---------------  -----------------  --------------  ---------------  --------------
  $0.529 - $1.234          303,998         7.0 years       $    0.724          194,556      $    0.622
   7.053 - 16.75           197,262         9.7 years           14.357            5,888          10.802
                     ---------------                                     ---------------
                           501,260         8.1 years            6.089          200,444           0.921
                     ---------------                                     ---------------
                     ---------------                                     ---------------

    The Company believes the per share exercise price of options granted through February 1996 and subsequent to January 1997 approximated the fair market value of the underlying common stock on the grant date. The exercise price of certain options granted from February 1996 to January 1997 were deemed to be below the fair market value of the underlying common stock on the grant date and such difference is being recognized as additional compensation expense in the consolidated financial statements on a straight line basis over the vesting period of the underlying options. Compensation expense recognized was $158,000 and $240,000 for the years ended December 31, 1996 and 1997, respectively.

    The Company measures compensation expense related to its employee stock option plan using the intrinsic value method as prescribed by APB Opinion No.
25. Had compensation cost for the Company's stock option plan been determined based on the fair value of the options at the grant dates consistent

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 16 - COMMON STOCK (CONTINUED)
with the method of SFAS 123, the Company's net income (loss) and net income
(loss) per common share would have been as follows (amounts in thousands, except per share data):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Net income (loss)
  As reported....................................................................  $  (3,446) $    (817) $   3,176
  Pro forma......................................................................     (3,446)      (822)     3,129
Net income (loss) per common share
  Basic
    As reported..................................................................     (38.45)    (73.92)       .14
    Pro forma....................................................................     (38.45)    (73.98)       .13
  Diluted
    As reported..................................................................     (38.45)    (73.92)       .20
    Pro forma....................................................................     (38.45)    (73.98)       .19
Weighted-average fair value of options granted
  Compensatory stock options.....................................................     --           5.91       5.70
  Non-compensatory stock options.................................................       0.10       0.10       5.08

    For purposes of the pro forma presentation, the fair value for options granted subsequent to the IPO (April 16, 1997) was estimated on the dates of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.8%; expected dividend yield of 0%; expected life of 2.5 years; and expected stock price volatility of 39.9%. The fair value for options granted prior to the IPO was estimated on the dates of grant using a minimum value method, assuming a risk-free interest rate of 5.5% to 5.7% with no projected dividend yields. Unlike other permitted option pricing models, the minimum value method excludes stock price volatility, which could not be reasonably estimated for the Company prior to the IPO.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models, as well as the minimum value method, do not necessarily provide a reliable single measure of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of options granted in fiscal years after December 31, 1994 is amortized to expense over the options' vesting period. The effects of applying SFAS 123 in providing the pro forma disclosures are not likely to be representative of the effects on the reported consolidated financial statements in future years.

NOTE 17 - INCOME (LOSS) PER COMMON SHARE (UNAUDITED)

    Income (loss) per common share ("EPS") have been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which became effective after December 15, 1997; all periods prior thereto have been restated to conform with the provisions of this statement.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 17 - INCOME (LOSS) PER COMMON SHARE (UNAUDITED) (CONTINUED)
    The following table provides a reconciliation of both income (loss) before extraordinary item and the number of common shares used in the computations of "basic" EPS, which utilizes the weighted average number of common shares outstanding without regard to dilutive potential common shares, and "diluted" EPS, which includes all such shares (amounts in thousands, except per share data).

                                                                                                YEAR ENDED
                                                                                            DECEMBER 31, 1997
                                                                                        --------------------------
                                                                                                       PRO FORMA
                                                                                            AS          FOR RE-
                                                                    1995       1996      REPORTED    CAPITALIZATION
                                                                  ---------  ---------  -----------     AND IPO
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Income (loss) applicable to common shares - Numerator
  Before extraordinary item.....................................  $  (3,446) $    (817)  $   5,254     $   6,154
  Adjustment to Redeemable Warrant redemption value.............        696     (4,320)     (2,203)       --
  Preferred Stock dividends.....................................       (557)    (1,220)       (442)       --
                                                                  ---------  ---------  -----------  -------------
    Income (loss) applicable to common shares (basic)...........     (3,307)    (6,357)      2,609         6,154
  Preferred Stock dividends.....................................     --         --             442        --
                                                                  ---------  ---------  -----------  -------------
    Income (loss) applicable to common shares (diluted).........  $  (3,307) $  (6,357)  $   3,051     $   6,154
                                                                  ---------  ---------  -----------  -------------
                                                                  ---------  ---------  -----------  -------------
Shares - Denominator
  Weighted average common shares outstanding (basic)............         86         86       3,803         5,304
  Add dilutive effect of
    Preferred Stock outstanding prior to conversion.............      1,141      1,710         559        --
    Common stock options........................................     --            188         302           302
    Warrants outstanding prior to cancellation, conversion or
      exercise..................................................        389        660         228        --
  Less antidilutive effect of potential common shares...........     (1,530)    (2,558)     --            --
                                                                  ---------  ---------  -----------  -------------
    Weighted average common shares outstanding (diluted)........         86         86       4,892         5,606
                                                                  ---------  ---------  -----------  -------------
                                                                  ---------  ---------  -----------  -------------
EPS - Income (loss) before extraordinary item
  Basic.........................................................  $  (38.45) $  (73.92)  $     .69     $    1.16
  Diluted.......................................................     (38.45)    (73.92)        .62          1.10

    Pro forma for Recapitalization and IPO assumes each occurred on January 1, 1997 (Note 2). Therefore, pro forma income per common share, before extraordinary item, is computed using pro forma income before adjustment to redemption value of Redeemable Warrants and Preferred Stock dividends. Pro forma income before extraordinary item also reflects the sale by the Company of 2,700,000 shares of common stock in the IPO and the application of the net proceeds therefrom.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is a party to a license agreement with McDonnell Douglas Corporation (now part of The Boeing Company) pursuant to which the Company may request certain data in order to design and

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 18 - COMMITMENTS AND CONTINGENCIES (CONTINUED) market modifications to aircraft manufactured by McDonnell Douglas. The agreement provides that the Company will pay McDonnell Douglas a royalty of five percent of the net sales price of all modifications sold by the Company for which the Company has requested data from McDonnell Douglas. The Company has requested data for a single modification, which modification the Company believes is exempt from the obligation to pay royalties under the agreement. In 1996, McDonnell Douglas made a demand for $650,000 for royalties. The Company does not believe that it is obligated to McDonnell Douglas in any amount. However, there can be no assurance that the Company will not be required to pay royalties to McDonnell Douglas.

    Certain subsidiaries of the Company have recently been served in an action filed in federal court by American International Airways, Inc., relating to the conversion and modification of two Boeing 747 aircraft from passenger to freighter configuration. No specific amount of damages is sought. The events in question occurred prior to the Company's purchase of the relevant businesses from its prior owner; the Company intends to deny any liability, and further believes that it is indemnified with respect to any such liabilities.

    The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of these matters, as well as the matters discussed in the preceding paragraphs, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

LEASE COMMITMENTS

    The Company leases certain facilities and equipment under various capital and operating leases. Certain leases require payment of property taxes and include escalation clauses. Future minimum capital and operating lease commitments under non-cancelable leases are as follows as of December 31, 1997 (amounts in thousands):

                                                                            CAPITAL     OPERATING
                                                                            LEASES       LEASES
                                                                          -----------  -----------
Year ending December 31,
  1998..................................................................   $     318    $   2,909
  1999..................................................................         203        2,732
  2000..................................................................          50        2,274
  2001..................................................................          21        1,855
  2002..................................................................          17        1,771
  2003 and thereafter...................................................           9        5,547
                                                                               -----   -----------
  Total minimum payments required.......................................         618    $  17,088
                                                                                       -----------
                                                                                       -----------
  Less amount representing future interest cost.........................         (71)
                                                                               -----
    Recorded obligation under capital leases............................   $     547
                                                                               -----
                                                                               -----

    Total rental expense charged to operations for the years ended December 31, 1995, 1996 and 1997 was $1,531,000, $1,614,000 and $2,065,000, respectively.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 19 - CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION

    During the three years ended December 31, 1997, the Company paid the following amounts in cash (amounts in thousands):

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Interest...........................................................................  $   3,275  $   2,983  $   2,842
Income taxes.......................................................................         33        132        300

INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES

    Certain noncash investing and financing transactions occurred during the three years ended December 31, 1997, as follows (amounts in thousands):

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Debt incurred for the acquisition of machinery and equipment.......................  $      33  $     414  $     182
Financing provided by sellers in connection with acquisitions......................     --          3,492     --
Liabilities assumed in connection with acquisitions................................     --          2,687      2,581

    The Recapitalization and IPO described in Note 2 included a series of noncash transactions.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - FOREIGN OPERATIONS AND EXPORT REVENUES

FOREIGN OPERATIONS

    The Company operates in one business segment - avionics components manufacturing and integration services. Domestic and foreign operations consist of (amounts in thousands):

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1996         1997
                                                                             -----------  -----------  -----------
Revenues
  Gross revenues
    United States..........................................................  $    54,394  $    64,383  $   109,490
    Western Europe.........................................................        9,388       10,882       12,240
                                                                             -----------  -----------  -----------
      Total gross revenues.................................................       63,782       75,265      121,730
                                                                             -----------  -----------  -----------
  Less interarea transfers
    United States..........................................................         (814)      (1,496)      (2,448)
    Western Europe.........................................................       (7,129)      (8,670)     (10,379)
                                                                             -----------  -----------  -----------
      Total interarea transfers............................................       (7,943)     (10,166)     (12,827)
  Net revenues
    United States..........................................................       53,580       62,887      107,042
    Western Europe.........................................................        2,259        2,212        1,861
                                                                             -----------  -----------  -----------
      Total net revenues...................................................  $    55,839  $    65,099  $   108,903
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Income from operations
  United States............................................................  $     1,354  $     3,727  $    10,833
  Western Europe...........................................................          501          746        1,572
  Interarea eliminations...................................................          (20)        (222)        (410)
                                                                             -----------  -----------  -----------
    Total income from operations...........................................  $     1,835  $     4,251  $    11,995
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Consolidated assets
  United States............................................................  $    34,425  $    67,889  $    98,076
  Western Europe...........................................................        6,490        6,015        6,421
  Interarea eliminations...................................................       (4,586)      (4,638)      (5,360)
                                                                             -----------  -----------  -----------
    Total consolidated assets..............................................  $    36,329  $    69,266  $    99,137
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Interarea sales are accounted for at prices that the Company believes would be equivalent to unaffiliated customer sales. Interarea transfers and eliminations reflect the shipment of raw component parts between areas. Operating income excludes net interest expense, other income (expense) and minority interests that are directly attributable to the related operations. Corporate assets are included with United States assets.

EXPORT REVENUES

    Consolidated revenues include export revenues of $5,161,000, $6,484,000 and $12,430,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Export revenues are primarily derived from sales to customers located in Western Europe, the Far East and Canada.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 21 - EMPLOYEE BENEFIT PLANS

    The Company's Swiss subsidiary sponsors a defined contribution pension plan covering substantially all of its employees as required by Swiss law. Contributions and costs, which are shared equally by the Company and the employees, are determined as a percentage of each covered employees' salary. Company contributions and costs associated with the plan were $148,000, $151,000 and $157,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Substantially all of the Company's domestic employees are eligible to participate in a 401(k) defined contribution plan (the "Plan"). Participation in the Plan is at the discretion of each individual employee who is eligible to participate. Each participating employee is permitted to contribute up to a maximum amount defined in the Plan. The Company and its subsidiaries may make periodic discretionary matching contributions to the Plan. The Company made matching contributions of $41,000 during the year ended December 31, 1997. No matching contributions were made to the plan during the years ended December 31, 1995 and 1996. The costs associated with administering the plan were not significant for any period presented.

NOTE 22 - RELATED PARTY TRANSACTIONS

    The Company's transactions with related parties included in the consolidated financial statements are summarized in the table below (amounts in thousands):

                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Senior Subordinated Lenders
  Interest and advisory fees
    Earned during the period.......................................................  $     912  $     983  $     358
    Accrued and payable as of year end.............................................     --             43     --
  Purchase of Convertible Notes, Preferred Stock and Redeemable Warrants in
    conjunction with ADS acquisition...............................................     --          2,000     --
  Fees and expenses earned.........................................................     --             36     --
  Debt repaid with IPO proceeds
    Senior subordinated debt.......................................................     --         --          7,000
    Convertible Notes..............................................................     --         --          1,000
Investors
  Purchases of debt and equity securities
    Preferred Stock and Redeemable Warrants in conjunction with Minority Interest
      acquisition..................................................................     --          6,500     --
    Convertible Notes, Preferred Stock and Redeemable Warrants in conjunction with
      ADS acquisition..............................................................     --          4,000     --
  Fees and expenses earned.........................................................     --             74     --
  Convertible Notes
    Interest earned during the period..............................................     --             86         98
    Interest accrued and payable as of year end....................................     --             86     --
    Repaid with IPO proceeds.......................................................     --         --          2,000

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 22 - RELATED PARTY TRANSACTIONS (CONTINUED)
    Each related party is described below:

    Senior Subordinated Lenders - Own 8.9% of the Company's issued and outstanding common stock at December 31, 1997, were represented on the Company's Board of Directors in 1995 and 1996, and provided a portion of the Company's Convertible Notes financing and the Subordinated Debt (Notes 10, 11, 14, 15 and
16). The ownership percentage reflects the cashless exercise and conversion of all Preferred Stock, Preferred Stock warrants, common stock warrants and Redeemable Warrants into 451,370 common shares in conjunction with the Recapitalization (Note 2).

    Investors - Own 16.4% of the Company's issued and outstanding common stock at December 31, 1997, are represented on the Company's Board of Directors, and provided a portion of the Company's Convertible Notes and Preferred Stock financing (Notes 10, 14, 15 and 16). The ownership percentage reflects the cashless exercise and conversion of all Preferred Stock and Redeemable Warrants into 840,808 common shares in conjunction with the Recapitalization (Note 2).

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Audio International, Inc.
North Little Rock, Arkansas

    We have audited the accompanying consolidated balance sheets of Audio International, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the consolidated financial statements referred to in the preceding paragraph provide a reasonable basis for our opinion.

    In our previously issued auditors' reports dated April 4, 1996, and February 21, 1997, we did not express an opinion on the consolidated statements of income, stockholders' equity, or cash flows for the year ended December 31, 1995, since we had not audited such statements. In accordance with your subsequent instructions, we have now audited the consolidated statement of income, stockholders' equity, and cash flows for the year ended December 31, 1995, in accordance with generally accepted auditing standards. Accordingly, our present opinion on these financial statements, as presented herein, is different from that expressed in our previous reports.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Audio International, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

    As discussed in Note 12, the Company prepared its financial statements for years prior to 1995 on the income tax basis of accounting. Effective January 1, 1995, the Company adopted generally accepted accounting principles for the preparation of its financial statements, and accordingly, appropriate adjustments have been made to retained earnings as of January 1, 1995.

THOMAS & THOMAS

Little Rock, Arkansas
February 21, 1997
(Except for paragraph 3 above, as to
which the date is December 17, 1997)

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------   SEPTEMBER 30,
                                                                                                          1997
                                                                                                     ---------------
                                                                                                       (UNAUDITED)
ASSETS
Current assets
  Cash in financial institutions.............................................  $       3  $      46     $     311
  Repurchase agreements......................................................        471      1,543           467
  Receivables
    Trade, net...............................................................        633      1,207         2,526
    Employees and other......................................................         29         13            10
  Inventories................................................................        831      1,503         1,538
  Prepaid income taxes.......................................................         55     --            --
  Deferred income taxes......................................................         30         38           350
                                                                               ---------  ---------       -------
    Total current assets.....................................................      2,052      4,350         5,202
Property and equipment, net..................................................      1,243      1,299         1,538
Other assets
  Other investments..........................................................     --            100           100
  Utility deposits...........................................................          1          1             1
                                                                               ---------  ---------       -------
    Total assets.............................................................  $   3,296  $   5,750     $   6,841
                                                                               ---------  ---------       -------
                                                                               ---------  ---------       -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Construction contract payable..............................................  $     269  $  --         $  --
  Accounts payable, trade....................................................        438        426           272
  Accrued expenses...........................................................        154        312           785
  Income taxes payable.......................................................     --            817           471
  Current portion of long-term debt..........................................         39         44            45
                                                                               ---------  ---------       -------
    Total current liabilities................................................        900      1,599         1,573
                                                                               ---------  ---------       -------
Long-term debt, excluding current portion....................................        579        724           702
Deferred income taxes........................................................         31         23            36
                                                                               ---------  ---------       -------
    Total liabilities........................................................      1,510      2,346         2,311
                                                                               ---------  ---------       -------
Stockholders' equity
  Common stock, $1 par value, 1,000 shares authorized, 129 shares issued and
    outstanding..............................................................     --         --            --
  Additional paid-in capital.................................................        601        601           601
  Contributed capital........................................................         90         90            90
  Retained earnings..........................................................      1,095      2,713         3,839
                                                                               ---------  ---------       -------
    Total stockholders' equity...............................................      1,786      3,404         4,530
                                                                               ---------  ---------       -------
      Total liabilities and stockholders' equity.............................  $   3,296  $   5,750     $   6,841
                                                                               ---------  ---------       -------
                                                                               ---------  ---------       -------

   The accompanying notes are an integral part of these financial statements.

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                        YEAR ENDED DECEMBER    NINE MONTHS ENDED
                                                                                31,              SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1995       1996       1996       1997
                                                                        ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Sales and service revenues, net.......................................  $   5,182  $  10,134  $   7,535  $  11,162
Cost of sales and service.............................................      2,710      4,667      3,527      6,180
                                                                        ---------  ---------  ---------  ---------

  Gross profit........................................................      2,472      5,467      4,008      4,982

Selling, general and administrative expenses..........................      2,174      2,926      1,959      3,230
                                                                        ---------  ---------  ---------  ---------

  Operating income....................................................        298      2,541      2,049      1,752

Other income (expense)
  Investment income...................................................         15         32         18         31
  Interest expense....................................................        (28)       (45)       (34)       (31)
  Gain (loss) on disposal of assets, net..............................        (38)        11          5         (2)
  Other...............................................................     --              5          6     --
                                                                        ---------  ---------  ---------  ---------
    Income before income taxes........................................        247      2,544      2,044      1,750

Provision for income taxes............................................         66        926        733        624
                                                                        ---------  ---------  ---------  ---------

    Net income........................................................  $     181  $   1,618  $   1,311  $   1,126
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                    COMMON STOCK
                                              ------------------------   ADDITIONAL
                                               NUMBER OF                   PAID-IN       CONTRIBUTED     RETAINED
                                                SHARES       AMOUNT        CAPITAL         CAPITAL       EARNINGS      TOTAL
                                              -----------  -----------  -------------  ---------------  -----------  ---------
Balance, December 31, 1994..................         100       --         $       1       $      90      $     853   $     944

Restatement of beginning balance............      --           --            --              --                 61          61
Issuance of common stock....................          29       --               600          --             --             600

Net income..................................      --           --            --              --                181         181
                                                     ---          ---         -----             ---     -----------  ---------

Balance, December 31, 1995..................         129       --               601              90          1,095       1,786

Net income..................................      --           --            --              --              1,618       1,618
                                                     ---          ---         -----             ---     -----------  ---------

Balance, December 31, 1996..................         129       --               601              90          2,713       3,404
                                                     ---          ---         -----             ---     -----------  ---------

Net income (Unaudited)......................      --           --            --              --              1,126       1,126
                                                     ---          ---         -----             ---     -----------  ---------

Balance, September 30, 1997 (Unaudited).....         129       --         $     601       $      90      $   3,839   $   4,530
                                                     ---          ---         -----             ---     -----------  ---------
                                                     ---          ---         -----             ---     -----------  ---------

   The accompanying notes are an integral part of these financial statements

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    NINE MONTHS
                                                                          YEAR ENDED DECEMBER          ENDED
                                                                                  31,              SEPTEMBER 30,
                                                                          --------------------  --------------------
                                                                            1995       1996       1996       1997
                                                                          ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
Cash flows from operating activities
  Net income............................................................  $     181  $   1,618  $   1,311  $   1,126
                                                                          ---------  ---------  ---------  ---------
  Adjustments to reconcile net income to net cash provided by operating activities
    (Gain) loss on disposal of assets, net..............................         38        (11)        (2)         5
    Depreciation........................................................         94        151         81        104
    (Increase) decrease in operating assets
      Accounts receivable, trade........................................       (103)      (573)      (763)    (1,319)
      Accounts receivable, employee and other...........................        (22)        16         16          3
      Inventories.......................................................       (472)      (672)      (578)       (35)
      Prepaid income taxes..............................................        (55)        55         55     --
      Deferred income taxes.............................................         --         (8)        30       (312)
    Increase (decrease) in operating liabilities
      Accounts payable..................................................        353        (12)       110       (154)
      Accrued expenses..................................................         22        158        144        473
      Construction contract payable.....................................        269       (269)      (269)    --
      Income taxes payable..............................................       (137)       817        636       (346)
      Deferred income taxes.............................................          4         (8)       (30)        13
                                                                          ---------  ---------  ---------  ---------
        Total adjustments, net..........................................         (9)      (356)      (570)    (1,568)
                                                                          ---------  ---------  ---------  ---------
    Net cash provided by (used by) operating activities.................        172      1,262        741       (442)
                                                                          ---------  ---------  ---------  ---------
Cash flows from investing activities
  Payments for purchase of property and equipment, net..................       (994)      (197)      (125)      (348)
  Other investments.....................................................     --           (100)    --         --
  Repayments of stockholder loans.......................................       (240)    --         --         --
  Other assets..........................................................         (1)    --         --         --
                                                                          ---------  ---------  ---------  ---------
    Net cash used by investing activities...............................     (1,235)      (297)      (125)      (348)
                                                                          ---------  ---------  ---------  ---------
Cash flows from financing activities
  Proceeds from common stock issuance...................................        600     --         --         --
  Payments on long-term debt............................................        (15)       (18)       (14)       (35)
  Proceeds from issuance of long-term debt..............................        597        168        152         14
                                                                          ---------  ---------  ---------  ---------
    Net cash provided by (used by) financing activities.................      1,182        150        138        (21)
                                                                          ---------  ---------  ---------  ---------
    Net increase (decrease) in cash and cash equivalents................        119      1,115        754       (811)
Cash and cash equivalents, beginning of period..........................        355        474        474      1,589
                                                                          ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period................................  $     474  $   1,589  $   1,228  $     778
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    Audio International, Inc. (the Company), an Arkansas Corporation, was incorporated January 2, 1987 for the primary purpose of designing, manufacturing and marketing audio and video systems for the aviation industry. On February 16, 1995, the Company formed a new corporation, Audio International Sales, Inc. (a Foreign Sales Corporation), in the Virgin Islands which is a wholly-owned subsidiary of the Company. Foreign sales accounted for approximately 7.2% and 6.9% of total revenues for the years ended December 31, 1995 and 1996, and approximately 6.2% and 13.9% of total revenues for the nine months ended September 30, 1996 and 1997, respectively.

CONSOLIDATION

    The accompanying financial statements present the consolidated accounts of the Company and its wholly-owned subsidiary. Accordingly, the consolidated financial statements include all of the assets, liabilities, income, expenses, and cash flows for these companies. All significant intercompany transactions and balances have been eliminated.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable. The balance of the allowance at December 31, 1995 and 1996, was $20,000, and at September 30, 1997 was $174,000.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Major renewals and betterments are capitalized while replacements, maintenance, and repairs which do not improve or extend the life of an asset are expensed. Property and equipment is depreciated over the estimated useful lives of the various assets using the straight-line method for financial statement purposes.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on taxable income for federal and state tax reporting purposes.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, management considers all highly liquid debt instruments, including repurchase agreements, with an original maturity of three months or less to be cash equivalents.

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESEARCH AND DEVELOPMENT

    Current operations are charged with all research, engineering, and product development expenses which amounted to approximately $376,000 and $640,000 for the years ended December 31, 1995 and 1996, and approximately $428,000 and $742,000 for the nine months ended September 30, 1996 and 1997, respectively.

WARRANTY RESERVE

    The financial statements include product warranty reserves of approximately $25,000 and $62,000 at December 31, 1995 and 1996, and $109,000 at September 30,
1997. The reserve, which is classified as a current liability for financial statement purposes, is based upon estimates of future costs associated with fulfilling warranty obligations.

ADVERTISING EXPENSE

    Advertising expenditures, including production cost related to various units utilized for demonstrations and display, are expensed as incurred.

CONCENTRATION OF CREDIT RISK

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash in financial institutions, repurchase agreements, and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality institutions. At times such deposits may be in excess of insurance limits. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts for the year ended December 31, 1995, have been reclassified to conform with the presentation of the December 31, 1996 amounts. The reclassifications have no effect on net income for the years ended December 31, 1995 or 1996.

NOTE 2 - REPURCHASE AGREEMENTS

    The Company is party to a contract with a local bank under which all operating funds on deposit with the bank are invested in repurchase agreements on a daily basis. The bank maintains, as collateral

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2 - REPURCHASE AGREEMENTS (CONTINUED) for the benefit of the Company, certain securities in its investment portfolio. The collateral consists of United States government obligations, obligations of United States government agencies, or other obligations guaranteed by the United States government. The securities are held by an agent bank or registered in the agent's name as an owner or pledgee at the Federal Reserve Bank. Interest, at a rate determined by the bank, is paid on a daily basis. The agreements are repurchased by the bank upon presentation of any check or other withdrawal of funds from the Company's operating account.

NOTE 3 - INVENTORIES

    Inventories consist of the following (amounts in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------   SEPTEMBER 30,
                                                                                   1995       1996          1997
                                                                                 ---------  ---------  ---------------
                                                                                                        (UNAUDITED)
Raw materials                                                                    $     546  $     863     $     879
Work-in-process                                                                        147        403           492
Finished goods                                                                         138        237           167
                                                                                 ---------  ---------       -------
    Total inventories                                                            $     831  $   1,503     $   1,538
                                                                                 ---------  ---------       -------
                                                                                 ---------  ---------       -------

NOTE 4 - PROPERTY AND EQUIPMENT

    During 1995 the City of North Little Rock Industrial Development Corporation conveyed title to certain land to the Company for consideration of $10 and an agreement that the Company would locate its new facility on the property. This land, and the related contribution of capital, was recorded for financial statement purposes at its estimated fair market value of $90,000 at the date of receipt.

    The following is a summary of property and equipment (amounts in thousands):

                                                                                  DECEMBER 31,
                                                                 ESTIMATED    --------------------
                                                                USEFUL LIVES    1995       1996
                                                                ------------  ---------  ---------   SEPTEMBER 30,
                                                                                                         1997
                                                                                                    ---------------
                                                                                                     (UNAUDITED)
Land, contributed.............................................           --   $      90  $      90     $      90
Building and improvements.....................................     40 years         727        786           915
Machinery and equipment.......................................    3-7 years         536        658           846
Office furniture and equipment................................    3-7 years          70         96            96
Motor vehicles................................................      5 years         111         95            90
                                                                              ---------  ---------       -------
                                                                                  1,534      1,725         2,037
  Accumulated depreciation....................................                     (291)      (426)         (499)
                                                                              ---------  ---------       -------
    Net property and equipment................................                $   1,243  $   1,299     $   1,538
                                                                              ---------  ---------       -------
                                                                              ---------  ---------       -------

    The Company substantially completed construction of its new facility, and moved its operations from leased facilities, in December 1995. This change in facilities resulted in losses from abandonment of leasehold improvements of approximately $42,000.

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 5 - OTHER INVESTMENTS

    In December 1996, the Company entered into a contract with an unrelated entity, whereby the Company advanced the entity $100,000 to be used to manufacture and develop certain products for the Company. The advance payment will be recovered through annual discounts on Company purchases of products from the entity over the term of the contract.

NOTE 6 - BANK LINE OF CREDIT

    A revolving line of credit, which bears interest at the lender's prime rate, is provided to the Company under the terms of a credit agreement dated June 15, 1996. The terms of the agreement allow the Company to borrow up to $200,000. The line of credit is secured by amounts on deposit with the financial institution. There was no balance outstanding on this line of credit at December 31, 1995 or 1996, or at September 30, 1997.

NOTE 7 - ACCRUED EXPENSES

    Accrued expenses consist of the following (amounts in thousands):

                                                                                       DECEMBER 31,
                                                                                   --------------------    SEPTEMBER 30,
                                                                                     1995       1996           1997
                                                                                   ---------  ---------  -----------------
                                                                                                           (UNAUDITED)
Payroll..........................................................................  $      52  $     107      $     366
Vacation.........................................................................         36         54             54
Payroll taxes withheld and accrued...............................................         33         75             65
Reserve for warranties...........................................................         25         61            109
Other............................................................................          8         15            191
                                                                                   ---------  ---------          -----
  Total accrued expenses.........................................................  $     154  $     312      $     785
                                                                                   ---------  ---------          -----
                                                                                   ---------  ---------          -----

NOTE 8 - LONG-TERM DEBT

    Long-term debt consists of the following (amounts in thousands):

                                                                                       DECEMBER 31,
                                                                                   --------------------    SEPTEMBER 30,
                                                                                     1995       1996           1997
                                                                                   ---------  ---------  -----------------
                                                                                                            (UNAUDITED)
Note payable to Arkansas Development Finance Authority; due in annual installments through May, 2011, including interest ranging from 5.25% to 6.0%,
  secured by property and equipment..............................................  $     597  $     750      $     724
Notes payable to bank; secured by vehicles; payable in monthly installments
  including interest at 7.3%, through February, 2000.............................         21         18             23
                                                                                   ---------  ---------          -----
                                                                                         618        768            747
Current portion..................................................................        (39)       (44)           (45)
                                                                                   ---------  ---------          -----
  Long-term debt, excluding current portion......................................  $     579  $     724      $     702
                                                                                   ---------  ---------          -----
                                                                                   ---------  ---------          -----

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 8 - LONG-TERM DEBT (CONTINUED)
    During the year ended December 31, 1996, the Company obtained permanent financing, which refinanced its interim note on its new facility. Thus, the note has been classified as long-term debt as of December 31, 1995 and 1996, for financial statement purposes. This debt requires a reserve account for monthly deposits to provide for the next installment of debt service. The balance in this account, which totaled $-0- and $43,000 at December 31, 1995 and 1996, respectively, and $43,000 at September 30, 1997, is included in Cash in Financial Institutions. The terms of the note also require the Company to meet certain restrictive debt covenants, which have been met as of December 31, 1995 and 1996 and September 30, 1997.

    Cash payments for interest on all debt amounted to $23,000 and $46,000 for the years ended December 31, 1995 and 1996, and $34,000 and $35,000 for the nine months ended September 30, 1996 and 1997, respectively.

    Maturities of long-term debt, based upon the Company's monthly sinking fund and other debt requirements, is as follows at December 31, 1996 (amounts in thousands):

Year ending December 31,
  1997....................................................................................................  $      44
  1998....................................................................................................         39
  1999....................................................................................................         44
  2000....................................................................................................         41
  2001....................................................................................................         40
  Thereafter..............................................................................................        560
                                                                                                            ---------
    Total.................................................................................................  $     768
                                                                                                            ---------
                                                                                                            ---------

    Maturities of long-term debt based upon the Company's monthly sinking fund and other debt requirements, is as follows at September 30, 1997 (amounts in thousands):

Twelve months ending September 30,
  1998....................................................................................................  $      45
  1999....................................................................................................         44
  2000....................................................................................................         43
  2001....................................................................................................         41
  2002....................................................................................................         40
  Thereafter..............................................................................................        534
                                                                                                            ---------
    Total.................................................................................................  $     747
                                                                                                            ---------
                                                                                                            ---------

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 9 - INCOME TAXES

    Income tax expense (benefit) is summarized as follows (amounts in thousands):

                                                                                                    YEAR ENDED DECEMBER
                                                                                                            31,
                                                                                                   ----------------------
                                                                                                      1995        1996
                                                                                                      -----     ---------
Current:
  Federal........................................................................................   $      61   $     794
  State..........................................................................................           1         149
                                                                                                          ---   ---------
    Total current................................................................................          62         943
                                                                                                          ---   ---------
Deferred:
  Federal........................................................................................           4         (14)
  State..........................................................................................           0          (3)
                                                                                                          ---   ---------
    Total deferred...............................................................................           4         (17)
                                                                                                          ---   ---------
      Total provision for income taxes...........................................................   $      66   $     926
                                                                                                          ---   ---------
                                                                                                          ---   ---------

    The actual income tax expense differs from "expected" tax expense (computed by applying appropriate U.S. Federal corporate income tax rates to income before income taxes) primarily due to the effects of state income tax, Federal and state tax credits, nondeductible life insurance premiums, Foreign Sales Corporation income exclusions and entertainment expenses.

    Cash payments for income taxes amounted to $259,000 and $88,000 for the years ended December 31, 1995 and 1996, and $55,000 and $1,302,000 for the nine months ended September 30, 1996 and 1997, respectively.

    The Company's deferred tax assets and deferred tax liabilities are as follows (amounts in thousands):

                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                                    ------------------------
                                                                                                       1995         1996
                                                                                                       -----        -----
Current deferred tax assets, net..................................................................   $      30    $      38
Noncurrent deferred tax liabilities, net..........................................................          31           23
                                                                                                           ---          ---
  Net deferred tax asset (liability)..............................................................   $      (1)   $      15
                                                                                                           ---          ---
                                                                                                           ---          ---

    The Company's deferred tax assets and deferred tax liabilities result primarily from the use of accelerated methods of depreciation for tax purposes; bad debt reserves, accrued warranty expense and accrued vacation expense being recorded for financial statement purposes; and different inventory valuations for tax and book purposes.

    In assessing of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 9 - INCOME TAXES (CONTINUED)
temporary differences become deductible. Based upon the level of historical taxable income, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

NOTE 10 - EMPLOYEE BENEFIT PLAN

    The Company has adopted a retirement plan which qualifies under Section 401(k) of the Internal Revenue Code and therefore includes certain salary deferral features for eligible employees. Employees may elect to contribute up to fifteen percent of their gross earnings to the plan. The Company makes matching contributions equal to employee contributions up to 3% of each participating employee's salary. Matching contributions to the plan were approximately $25,000 and $40,000 for the years ended December 31, 1995 and 1996, and $29,000 and $41,000 for the nine months ended September 30, 1996 and 1997, respectively.

NOTE 11 - BUSINESS CONCENTRATIONS

    The majority of the Company's sales and service revenues are generated through customers in the private aviation industry located throughout the United States. At any given time, certain customers may account for significant portions of the Company's business. The Company's largest six customers accounted for approximately 58% and 63% of net sales for the years ended December 31, 1995 and 1996, and 61% and 64% of net sales for the nine months ended September 30, 1996 and 1997, respectively.

NOTE 12 - RESTATEMENT OF BALANCES

    Effective January 1, 1995, the Company adopted generally accepted accounting principles for the preparation of its financial statements. In previous years, the records and financial statements of the Company were prepared on the income tax basis of accounting. Certain adjustments have been applied to the beginning retained earnings in order to restate amounts in accordance with generally accepted accounting principles.

    An analysis of these adjustments, and the restated beginning retained earnings, is as follows (amounts in thousands):

January 1, 1995 balance, as previously reported...........................................................  $     853
Adjustments for expense accruals and reserves.............................................................        (70)
Adjustments for inventory, property and equipment valuations..............................................        131
                                                                                                            ---------
  January 1, 1995 balance, as restated....................................................................  $     914
                                                                                                            ---------
                                                                                                            ---------

NOTE 13 - COMMON STOCK ISSUANCE

    During 1995, the Company and its shareholders entered into an agreement under which twenty-nine shares of the Company's $1 par value capital stock were to be issued to a new shareholder in exchange for consideration of $600,000 deposited with the Company during 1995. In addition, the then existing shareholders of the Company each would sell seven shares of their capital stock to the new

                    AUDIO INTERNATIONAL, INC. AND SUBSIDIARY

      (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 13 - COMMON STOCK ISSUANCE (CONTINUED) shareholder, creating a one-third interest for each of the three shareholders. This agreement was consummated February 20, 1996. For comparative financial statement purposes, certain reclassifications have been made to reflect this transaction as of December 31, 1995. Thus, at December 31, 1995 and 1996, one hundred and twenty-nine of the Company's one thousand authorized shares were considered to be issued and outstanding.

    The stock acquisition agreement contained additional provisions requiring the employment of each of the three shareholders for a minimum of five years from the date of the agreement and various other provisions related to bonus arrangements and fringe benefits.

NOTE 14 - EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT

    On November 14, 1997, the Company's stockholders entered into an acquisition agreement, under which all shares of the Company were acquired by DeCrane Aircraft Holdings, Inc.

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    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
The Company....................................           3
Risk Factors...................................           7
Use of Proceeds................................          12
Dividend Policy................................          12
Capitalization.................................          13
Selected Consolidated Financial Data...........          14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          19
Business.......................................          25
Management.....................................          42
Principal and Selling Stockholders.............          49
Certain Transactions...........................          53
Description of Capital Stock...................          54
Shares Eligible for Future Sale................          58
Underwriting...................................          59
Legal Matters..................................          60
Experts........................................          60
Additional Information.........................          61
Index to Financial Statements..................         F-1

                                2,271,000 SHARES

                                       J

                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                                  ------------

                                 BT ALEX. BROWN
                                  FURMAN SELZ
                          SBC WARBURG DILLON READ INC.

                                 April 1, 1998

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